UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

ESSEX CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, no par value per share, of Essex Corporation (“Common Stock”)

(2)	Aggregate number of securities to which transaction applies:

21,888,157 shares of Common Stock (as of November 16, 2006)

2,544,900 shares of Common Stock underlying options to purchase Common Stock (as of November 16, 2006)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Calculated as the sum of:

(A)	the product of (i) 21,888,157 shares of Common Stock (as of November 16, 2006) and (ii) the merger consideration of $24.00 per share of Common Stock in cash; and

(B)	the product of (i) 2,544,900 shares of Common Stock representing shares of Common Stock issuable upon exercise of options outstanding as of November 16, 2006 and (ii) the excess, if any of the merger consideration of $24.00 per share over the exercise price per share of Common Stock subject to each such option.

(4)	Proposed maximum aggregate value of transaction: $562,445,859

(5)	Total fee paid: $60,181.71

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ESSEX CORPORATION

6708 Alexander Bell Drive

Columbia, Maryland 21046-2306

301-939-7000

December 8, 2006

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders (the “special meeting”) of Essex Corporation (“Essex” or the “Company”), which will be held on Wednesday, January 10, 2007, beginning at 10:00 a.m., Eastern Time, at our principal executive offices at 6708 Alexander Bell Drive, Columbia, Maryland 21046.

Our board of directors has unanimously approved a merger providing for the acquisition of Essex by Northrop Grumman Space & Mission Systems Corp. If the merger is completed, you will be entitled to receive $24.00 in cash, without interest, for each share of Essex common stock you own, and you will have no ongoing ownership interest in the continuing business of Essex.

At the special meeting, you will be asked to approve the agreement and plan of merger, among other matters. Our board of directors has adopted and unanimously approved the agreement and plan of merger, and the transactions contemplated by it and has declared that the agreement and plan of merger, the merger and the transactions contemplated by the agreement and plan of merger are advisable, fair to and in the best interests of Essex and its shareholders. Our board of directors unanimously recommends that our shareholders vote “FOR” approval of the agreement and plan of merger.

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting. We encourage you to read the entire proxy statement carefully. You may also obtain more information about Essex from documents we have filed with the Securities and Exchange Commission.

Your vote is very important. The merger cannot be completed unless the agreement and plan of merger is approved by the affirmative vote of the holders of more than two-thirds of the outstanding shares of Essex common stock. If you fail to vote on the agreement and plan of merger, the effect will be the same as a vote against approval of the agreement and plan of merger for purposes of the vote referred to above.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE VOTE YOUR SHARES BY INTERNET, TELEPHONE OR MAIL. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES THAT ARE REGISTERED DIFFERENTLY, PLEASE VOTE ALL OF YOUR SHARES SHOWN ON ALL OF YOUR PROXY CARDS.

Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

Thank you for your cooperation and continued support.

Very truly yours,

Leonard E. Moodispaw
Chairman, President & Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

THIS PROXY STATEMENT IS DATED DECEMBER 8, 2006

AND IS FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT DECEMBER 11, 2006.

IMPORTANT—PLEASE VOTE YOUR PROXY PROMPTLY. After reading the proxy statement, please mark, sign, date and return the enclosed proxy card in the accompanying reply envelope, or call the toll-free number or use the Internet by following the instructions included with your proxy card, whether or not you plan to attend the special meeting in person. Please vote as promptly as possible, but no later than 11:59 p.m., Eastern Time, on January 9, 2007. If you decide to attend the special meeting and would prefer to vote in person, please notify the Secretary of the Company that you wish to vote in person and your proxy will not be voted. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY, VOTE VIA TELEPHONE OR INTERNET OR ATTEND THE SPECIAL MEETING IN PERSON.

ESSEX CORPORATION

6708 Alexander Bell Drive

Columbia, Maryland 21046-2306

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held January 10, 2007

To Our Shareholders:

We hereby notify you that a special meeting of shareholders of Essex Corporation (“We,” “our,” “us,” or “Essex”) will be held at our principal executive offices at 6708 Alexander Bell Drive, Columbia, Maryland 21046 on the 10th day of January, 2007 at 10:00 a.m., Eastern Time, for the following purposes:

1.	To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of November 8, 2006 (as it may be amended from time to time, the “merger agreement”), between Northrop Grumman Space & Mission Systems Corp. (“Northrop Grumman”), Eagle Transaction Corporation (“MergerCo”) and Essex Corporation.

2.	To consider and vote on a proposal to authorize the proxy holders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger agreement.

Only holders of Essex common stock at the close of business on December 7, 2006 are entitled to notice of the special meeting and to vote at the special meeting. You are cordially invited to attend the special meeting in person.

Your vote is important, regardless of the number of shares of Essex common stock you own. If you do not plan to attend the special meeting and vote your shares of Essex common stock in person, please authorize a proxy to vote your shares in one of the following ways:

•	Use the toll-free telephone number shown on the proxy card;

•	Go to the Internet website address shown on the proxy card; or

•	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.

Any proxy may be revoked at any time prior to its exercise by delivery of a later-dated proxy, using the toll-free telephone number or Internet website address or by voting in person at the special meeting.

The approval of the merger agreement requires the approval of the holders of more than two-thirds of the outstanding shares of Essex common stock entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you vote your shares as described above in the event that you are unable to attend the special meeting. If you fail to return your proxy card or fail to submit your proxy by telephone or Internet and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting, and if a quorum is present, will have the same effect as a vote against approval of the merger agreement.

For ten days prior to the special meeting, a complete list of our shareholders entitled to vote at the special meeting, or any adjournment thereof, will be available for inspection by any of our shareholders during normal business hours at our principal executive offices located at 6708 Alexander Bell Drive, Columbia, Maryland 21046. In addition, the same list will be available for examination by any of our shareholders at the special meeting.

You should not send your stock certificates with your proxy card.

By Order of the Board of Directors,

Kimberly J. DeChello
Corporate Secretary
December 8, 2006

IMPORTANT—PLEASE VOTE YOUR PROXY PROMPTLY. After reading the proxy statement, please mark, sign, date and return the enclosed proxy card in the accompanying reply envelope, or call the toll-free number or use the Internet by following the instructions included with your proxy card, whether or not you plan to attend the special meeting in person. Please vote as promptly as possible, but no later than 11:59 p.m., Eastern Time, on January 9, 2007. If you decide to attend the special meeting and would prefer to vote in person, please notify the Secretary of the Company that you wish to vote in person and your proxy will not be voted. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY, VOTE VIA TELEPHONE OR INTERNET OR ATTEND THE SPECIAL MEETING IN PERSON.

i

ii

ESSEX CORPORATION

6708 Alexander Bell Drive

Columbia, Maryland 21046-2306

PROXY STATEMENT

December 8, 2006

SUMMARY

The following summary highlights selected information about the merger and the special meeting and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. In this proxy statement, the terms “Essex,” “Company,” “we,” “our,” “ours,” and “us” refer to Essex Corporation and its subsidiaries. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Parties to the Merger

(Page 10)

Essex Corporation

6708 Alexander Bell Drive

Columbia, Maryland 21046

(301) 939-7000

Essex Corporation provides advanced signal, image, information processing, information assurance and cyber-security solutions, primarily for U.S. Government intelligence and defense customers, as well as for commercial customers. We create our solutions by combining our services and expertise with hardware, software, and proprietary and patented technology to meet our customers’ requirements.

Northrop Grumman Space & Mission Systems Corp.

1840 Century Park East

Los Angeles, CA 90067

(310) 553-6262

Northrop Grumman Space & Mission Systems Corp., which we refer to as Northrop Grumman, and which was formerly known as TRW Inc., is wholly owned by Northrop Grumman Corporation, which is a global company that provides technologically advanced, innovative products, services and solutions in systems integration, defense electronics, information technology, advanced aircraft, shipbuilding and space technology.

Eagle Transaction Corporation

1840 Century Park East

Los Angeles, CA 90067

(310) 553-6262

Eagle Transaction Corporation, which we refer to as MergerCo, is a Virginia corporation and a wholly owned subsidiary of Northrop Grumman formed for the sole purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities relating to its formation and in connection with the transactions contemplated by the merger agreement.

The Special Meeting

Time, Place and Purpose of the Special Meeting (Page 11)

A special meeting of shareholders will be held on Wednesday, January 10, 2007, beginning at 10:00 a.m., Eastern Time, at our principal executive offices at 6708 Alexander Bell Drive, Columbia, Maryland 21046.

At the special meeting you will be asked to consider and vote upon the following proposals:

•	to approve the merger agreement; and

•	to authorize the proxy holders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger agreement.

Record Date, Quorum and Voting Power (Page 11)

You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on December 7, 2006, the record date for the special meeting. Each outstanding share of our common stock on the record date entitles the holder to one vote on each matter submitted to shareholders for approval at the special meeting. As of the record date, there were 21,973,277 shares of our common stock entitled to be voted. The holders of one-third of the shares of our common stock outstanding on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting.

Required Vote (Page 11)

The approval of the merger agreement requires the approval of the holders of more than two-thirds of the outstanding shares of our common stock entitled to vote thereon. If you fail to vote on the merger agreement, the effect will be the same as a vote against the approval of the merger agreement. The proposal to authorize the proxy holders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger agreement requires that more votes be cast in favor of the proposal than against it; however, if holders of less than a majority of the shares of our common stock outstanding on the record date are represented at the special meeting, the affirmative vote of holders of one-third of the shares so represented is necessary to adjourn or postpone the meeting. A failure to vote on that proposal will not have an effect on the outcome of the vote.

Voting by Directors and Executive Officers (Page 12)

As of the record date, on December 7, 2006, our directors and executive officers held and are entitled to vote, in the aggregate, 2,350,830 outstanding shares of our common stock, representing approximately 10.7% of the outstanding shares of our common stock. We have been informed by our directors and executive officers that they intend to vote all of their shares of Essex common stock “FOR” the approval of the merger agreement. In addition, three of our directors holding approximately 10.4% of our outstanding shares of common stock have entered into voting agreements with Northrop Grumman agreeing to vote in favor of approval of the merger agreement and against any other competing business combination proposals.

Proxies; Revocation (Page 12)

If you hold shares in your name as the shareholder of record, then you received this proxy statement and a proxy card from us. If you hold shares in street name through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s form of proxy card, which includes voting instructions. In either case, you may vote your shares by Internet, telephone or mail without attending the special meeting. To vote by Internet or telephone 24 hours a day, seven days a week, follow the instructions on the proxy card. To vote by mail, mark, sign and date the proxy card and return it in the postage-paid envelope provided.

Internet and telephone voting provide the same authority to vote your shares as if you returned your proxy card by mail. In addition, Internet and telephone voting will reduce our proxy-related postage expenses.

After you vote your shares, whether by Internet, telephone or mail, you may change your vote at any time before voting is closed at the special meeting. If you hold shares in your name as the shareholder of record, you should write to our Corporate Secretary at our principal offices, 6708 Alexander Bell Drive, Columbia, Maryland 21046-2306, stating that you want to revoke your proxy and that you need another proxy card. If you hold your shares in street name through a broker, bank or other nominee, you should contact the nominee and ask for a new proxy card. Alternatively, you may vote again by Internet or telephone. If you attend the special meeting, you may vote by ballot as described above, which will cancel your previous vote. Your last vote before voting is closed at the special meeting is the vote that will be counted.

The Merger

Structure of the Merger (Page 33)

Pursuant to the merger agreement, MergerCo, a wholly owned subsidiary of Northrop Grumman, will merge with and into Essex. Essex will be the surviving corporation in the merger.

Merger Consideration (Page 33)

If the merger is completed, you will be entitled to receive $24.00 in cash, without interest, less any applicable withholding taxes, for each share of our common stock that you own.

Treatment of Outstanding Stock Options (Page 33)

If the merger is completed, option holders will receive the excess, if any, of the $24.00 per share merger consideration over the per share exercise price of their options, less any tax withholding, for each option share underlying each option that they hold at the effective time of the merger, whether or not the option is currently vested.

Board Recommendation (Page 16)

After careful consideration and by a unanimous vote of all members of our board of directors, our board of directors:

•	has adopted and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger;

•	has declared that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of Essex and its shareholders; and

•	recommends that Essex’s shareholders vote “FOR” the approval of the merger agreement.

Reasons for the Merger (Page 16)

Our board of directors carefully considered the terms of the proposed transaction and the strategic alternatives available to the Company in deciding to enter into the merger agreement and to recommend that shareholders vote “FOR” the approval of the merger agreement. Among the factors considered by our board of directors were:

•	the consideration of $24.00 per share in cash to be paid in the proposed merger;

•	the historical volatility of the Company’s stock price and the expected future value of the Company’s common stock;

•	current conditions and evolving trends in the intelligence and defense industries;

•	the terms and conditions of the merger agreement;

•	the opinion of Jefferies Quarterdeck, a division of Jefferies & Company, Inc., to the effect that, as of the date of its opinion and based upon and subject to the various considerations and assumptions set forth therein, the merger consideration of $24.00 in cash per share to be received by holders of Essex common stock pursuant to the merger agreement was fair, from a financial point of view, to those holders; and

•	the fact that the Company’s directors and executive officers may have interests in the transaction that are different from, or in addition to, those of the Company’s other shareholders.

Opinion of Jefferies Quarterdeck (Page 19)

Jefferies Quarterdeck, a division of Jefferies & Company, Inc., served as Essex’s financial advisor in connection with the merger. On November 8, 2006, Jefferies Quarterdeck rendered to Essex’s board of directors its opinion as investment bankers to the effect that, as of that date and based upon and subject to the various considerations and assumptions set forth therein, the merger consideration of $24.00 in cash per share to be received by holders of Essex common stock pursuant to the merger agreement was fair, from a financial point of view, to those holders. The full text of Jefferies Quarterdeck’s opinion, which sets forth the assumptions made, matters considered and limitations on the scope of review undertaken by Jefferies Quarterdeck in rendering its opinion, is included as Annex C to this proxy statement. Essex encourages shareholders to read the Jefferies Quarterdeck opinion carefully and in its entirety. Jefferies Quarterdeck’s opinion was provided to Essex’s board of directors in connection with the board’s consideration of the merger and addresses only the fairness, from a financial point of view and as of the date of Jefferies Quarterdeck’s opinion, of the consideration to be received by the holders of Essex common stock pursuant to the merger agreement, and does not address any other aspect of the merger. Jefferies Quarterdeck’s opinion does not constitute a recommendation as to how any holder of Essex common stock should vote on the merger or any matter relating thereto.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 26)

As you consider the recommendation of our board of directors with respect to the merger, you should be aware that some Essex directors and executive officers have interests that are different from, or in addition to, your interests, including those listed below:

Stock Options. Directors and executive officers hold options to purchase Essex common stock. In connection with the merger, all outstanding unvested options will become immediately exercisable, and all outstanding options (including previously unexercisable options) will be cancelled at the time of the merger and the holders will be entitled to receive a cash payment in an amount equal to the excess, if any, of the merger consideration received with respect to Essex common stock over the exercise price of the Essex stock options.

Retention Payments. Some of our executive officers are parties to employment and retention agreements with Essex that may entitle them to cash payments and other benefits in connection with the merger.

Indemnification and Insurance. Northrop Grumman has agreed to indemnify our directors and executive officers with respect to any claims or liabilities arising out of their positions with Essex prior to the merger and to maintain directors’ and officers’ liability insurance covering directors and executive officers of Essex for a period of six years following the merger.

Tax Consequences (Page 30)

The receipt of $24.00 in cash for each share of our common stock pursuant to the merger will be a taxable transaction to you if you are a U.S. person. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of Essex common stock will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares of Essex common stock. Under U.S. federal income tax law, you may be subject to information reporting on cash received in the merger unless an exemption applies. Backup withholding may also apply (currently at a rate of 28%) with respect to the amount of cash received in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state and local and/or non-U.S. taxes.

Regulatory Approvals (Page 32)

The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules, or HSR Act, provide that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied.

On November 29, 2006, Essex and Northrop Grumman made the required filings with the Antitrust Division and the Federal Trade Commission, and requested early termination of the waiting period. If early termination is not granted and a request for additional information by the relevant antitrust authorities is not made, the waiting period will expire at 11:59 p.m. on December 29, 2006.

The German merger control laws require that transactions which exceed certain thresholds based on worldwide and local sales in the previous fiscal year not be implemented until the governmental entity approves the transaction. Northrop Grumman has determined that the thresholds are met in Germany, and caused the filings of the required information with the German Federal Cartel Office on November 27, 2006. Northrop Grumman received clearance from the German Federal Cartel Office on December 1, 2006.

Except as noted above with respect to the required filings under the HSR Act and German competition law, filings with certain other federal authorities, and the filing of articles of merger and a plan of merger in the Commonwealth of Virginia at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger. Essex and Northrop Grumman have agreed to use all reasonable efforts to obtain regulatory clearance.

No Solicitation of Transactions; Superior Proposal (Page 39)

The merger agreement restricts our ability to, among other things, solicit or engage in discussions or negotiations with, or provide information to, a third party regarding specified transactions involving Essex. Notwithstanding these restrictions, under certain circumstances, and subject to the limitations of the merger agreement, our board of directors may respond to an unsolicited written bona fide proposal for an alternative business combination by engaging in discussions or negotiations with the person making such proposal. In addition, our board of directors may terminate the merger agreement and enter into an acquisition agreement with respect to a superior business combination proposal, so long as Essex complies with certain terms of the merger agreement, including paying a termination fee of $22.5 million to Northrop Grumman.

Conditions to the Merger (Page 44)

Before we can complete the merger, a number of conditions must be satisfied or waived (to the extent permitted by law). These include:

•	approval of the merger agreement by our shareholders;

•	the expiration or termination of the waiting period under the HSR Act and the German pre-merger notification law;

•	the absence of any law or order by any governmental authority enjoining or otherwise prohibiting the closing of the merger;

•	performance by each of the parties of its covenants under the merger agreement in all material respects;

•	the truth and correctness of the representations and warranties of the respective parties made in the merger agreement either in all respects, all material respects or to the extent the failure of such representations and warranties to be true and correct would not have a material adverse effect on such party, depending on the particular representation or warranty; and

•	the absence of any event, state of facts, circumstances, developments, change or effect that individually or in the aggregate would reasonably be expected to have a “material adverse effect” on Essex, as that term is defined in the merger agreement.

Termination of the Merger Agreement (Page 45)

Essex and Northrop Grumman may agree in writing to terminate the merger agreement at any time without completing the merger, even after the shareholders of Essex have approved the merger agreement. Under certain circumstances, either we or Northrop Grumman may terminate the merger agreement prior to the closing of the merger without the consent of the other party. We may terminate the merger agreement prior to shareholder approval to enter into an agreement for an alternative superior proposal. Northrop Grumman may terminate the merger agreement if our board of directors changes its recommendation in favor of the merger.

Fees and Expenses (Page 46)

Generally, the parties to the merger agreement are responsible for their own transaction expenses if either party terminates the merger agreement for any reason under the merger agreement; however, if the merger agreement is terminated because of certain regulatory impediments, then Northrop Grumman will pay Essex’s out-of-pocket fees and expenses incurred prior to such termination in an amount not to exceed $1 million.

We have agreed to pay to Northrop Grumman a termination fee of $22.5 million if the merger agreement is terminated because our board of directors has changed its recommendation in favor of the merger agreement, we enter into an agreement for an alternative superior proposal or under other limited circumstances.

Procedure for Receiving Merger Consideration (Page 34)

As promptly as practicable after the effective time of the merger, a paying agent appointed by Northrop Grumman will mail a letter of transmittal and instructions to all Essex shareholders. The letter of transmittal and instructions will tell you how to surrender your Essex common stock certificates in exchange for the merger consideration, without interest. You should not return any stock certificates you hold with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Appraisal Rights (Page 32)

Essex is incorporated in Virginia. Under Virginia law, Essex shareholders do not have any right to a court determination of the fair value of their shares of common stock in connection with the merger.

Market Price of Essex Common Stock (Page 49)

Our common stock is listed on the NASDAQ Stock Market (“NASDAQ”) under the trading symbol “KEYW.” On November 8, 2006, which was the last trading day before the announcement of the execution of the merger agreement, our common stock closed at $19.98 per share. On December 7, 2006, which was the last trading day before the date of this proxy statement, our common stock closed at $23.82 per share.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers address briefly some questions you may have regarding the proposed merger. These questions and answers may not address all questions that may be important to you as a shareholder of Essex Corporation. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of Essex by Northrop Grumman pursuant to a merger agreement between Northrop Grumman, MergerCo and Essex. Once the merger agreement has been approved by our shareholders and the other closing conditions under the merger agreement have been satisfied or waived, the Northrop Grumman subsidiary will merge with and into Essex, with Essex surviving as a wholly owned subsidiary of Northrop Grumman.

Q:	What will I receive in the merger?

A:	Upon completion of the merger, you will receive $24.00 in cash, without interest and less any required withholding taxes, for each share of our common stock you own at the effective time of the merger. If the merger is completed, you will have no ongoing ownership interest in the continuing business of Essex.

Q:	Where and when is the special meeting?

A:	The special meeting will be held at our principal executive offices at 6708 Alexander Bell Drive, Columbia, Maryland 21046 on the 10th day of January, 2007 at 10:00 a.m., Eastern Time.

Q:	What matters will I vote on at the special meeting?

A:	You will vote on the following proposals:

•	to approve the merger agreement;

•	to authorize the proxy holders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger agreement; and

•	to act upon such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Q:	How does Essex’s board of directors recommend that I vote on the proposals?

A:	Our board of directors unanimously recommends that you vote:

•	“FOR” the proposal to approve the merger agreement; and

•	“FOR” the proposal to authorize the proxy holders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger agreement.

Q:	What vote of shareholders is required to approve the merger agreement?

A:	For us to complete the merger, shareholders holding more than two-thirds of the shares of our common stock outstanding at the close of business on the record date must vote “FOR” the approval of the merger agreement.

Q:	Can you change your vote?

A:	After you vote your shares, whether by Internet, telephone or mail, you may change your vote at any time before voting is closed at the special meeting. If you hold shares in your name as the shareholder of record, you should write to our Corporate Secretary at our principal offices, 6708 Alexander Bell Drive, Columbia, Maryland 21046, stating that you want to revoke your proxy and that you need another proxy card. If you hold your shares in street name through a broker, bank or other nominee, you should contact the nominee and ask for a new proxy card. Alternatively, you may vote again by Internet or telephone. If you attend the special meeting, you may vote by ballot as described above, which will cancel your previous vote. Your last vote before voting is closed at the special meeting is the vote that will be counted.

Q:	What happens if I do not return a proxy card?

A:	The failure to return your proxy card will have the same effect as voting against the merger but will have no effect on the adjournment proposal.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the effect of a vote against the merger (but will have no effect on the adjournment proposal).

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed in the first quarter of 2007. In order to complete the merger, we must obtain shareholder and regulatory approval and the other closing conditions under the merger agreement must be satisfied or waived. See “The Merger Agreement—Conditions to the Merger” and “The Merger Agreement—Effective Time.”

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your stock certificates to the paying agent in order to receive the merger consideration, without interest. You should use the letter of transmittal to exchange Essex stock certificates for the merger consideration to which you are entitled as a result of the merger. If your shares are held in “street name” by your broker, you will receive instructions from your broker as to how to effect the surrender of your “street name” shares and receive cash for those shares. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	Am I entitled to appraisal rights?

A:	No. Essex is incorporated in Virginia. Under Virginia law, Essex shareholders do not have any right to a court determination of the fair value of their shares of common stock in connection with the merger.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, you should contact Edwin M. Jaehne at (301) 939-7000. You may also contact our proxy solicitor:

Georgeson Shareholder Communications, Inc.

17 State Street, 10th Floor

New York, New York 10004

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement contains forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of our operations, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary,” “The Merger,” “The Merger—Opinion of Jefferies Quarterdeck” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on our business or operations. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise.

In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the satisfaction of the conditions to consummate the merger, including the receipt of the required shareholder or regulatory approvals;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the failure of the merger to close for any other reason;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	general economic and market conditions;

•	the overall condition of the industries in which we operate;

•	the integration of acquired businesses, the performance of acquired businesses, and the prospects for future acquisitions;

•	the effect of war, terrorism or catastrophic events;

•	the effect of disruptions to our business; and

•	the timing and magnitude of obtaining new government and commercial contracts.

Additional factors that may affect the future results of Essex are set forth in our filings with the Securities and Exchange Commission, which are available at www.essexcorp.com.

THE PARTIES TO THE MERGER

Essex Corporation

Essex Corporation provides advanced signal, image, information processing, information assurance and cyber-security solutions, primarily for U.S. Government intelligence and defense customers, as well as for commercial customers. We create our solutions by combining our services and expertise with hardware, software, and proprietary and patented technology to meet our customers’ requirements.

Essex Corporation is incorporated in the Commonwealth of Virginia with its principal executive offices at 6708 Alexander Bell Drive, Columbia, Maryland 21046 and our telephone number is (301) 939-7000.

Northrop Grumman Space & Mission Systems Corp.

Northrop Grumman Space & Mission Systems Corp., formerly known as TRW Inc., is wholly owned by Northrop Grumman Corporation, which is a global company that provides technologically advanced, innovative products, services and solutions in systems integration, defense electronics, information technology, advanced aircraft, shipbuilding and space technology.

Northrop Grumman Space & Mission Systems Corp. is incorporated in Ohio.

Eagle Transaction Corporation

Eagle Transaction Corporation, which we refer to as MergerCo, is a Virginia corporation and a wholly owned subsidiary of Northrop Grumman formed for the sole purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities relating to its formation and in connection with the transactions contemplated by the merger agreement.

Northrop Grumman’s and MergerCo’s principal executive officers are at 1840 Century Park East, Los Angeles, CA 90067 and the telephone number for each company is (310) 553-6262.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our board of directors for use at a special meeting to be held on Wednesday, January 10, 2007, beginning at 10:00 a.m., Eastern Time, at our principal executive offices at 6708 Alexander Bell Drive, Columbia, Maryland 21046. The purpose of the special meeting is for our shareholders to consider and vote upon a proposal to approve the merger agreement and to authorize the proxy holders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger agreement. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement, the notice of the special meeting and the enclosed form of proxy are first being mailed to our shareholders on or about December 11, 2006.

Record Date, Quorum and Voting Power

The holders of record of Essex’s common stock at the close of business on December 7, 2006, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. As of the record date, there were 21,973,277 shares of our common stock issued and outstanding, all of which are entitled to be voted at the special meeting.

Each outstanding share of our common stock on the record date entitles the holder to one vote on each matter submitted to shareholders for a vote at the special meeting.

The holders of one-third of the shares of our common stock outstanding on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting; however, if holders of less than a majority of the shares of our common stock outstanding on the record date are represented at the special meeting, holders of one-third of the shares so represented may adjourn the meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment or postponement of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

Required Vote; Abstentions; Broker Non-Votes

For us to complete the merger, shareholders holding more than two-thirds of the shares of our common stock entitled to vote thereon must vote “FOR” the approval of the merger agreement. The proposal to authorize the proxy holders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger agreement requires that more votes be cast in favor of the proposal than against it.

In order for your shares of our common stock to be included in the vote, if you are a shareholder of record, you must vote your shares by returning the enclosed proxy, by voting over the Internet or by telephone, as indicated on the proxy card, or by voting in person at the special meeting.

If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and it can give you directions on how to vote your shares. A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes and abstentions will not count as votes cast on a proposal, but will count for the purpose of determining whether a quorum is present. As a result, broker non-votes and abstentions will have the same effect as a vote against the approval of the merger agreement.

Broker non-votes and abstentions have no effect on the proposal to authorize the proxy holders to vote to adjourn the special meeting, in their sole discretion, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger agreement.

Voting by Directors and Executive Officers

As of December 7, 2006, the record date, the directors and executive officers of Essex held and are entitled to vote, in the aggregate, 2,350,830 outstanding shares of our common stock, representing approximately 10.7% of the outstanding shares of our common stock. The directors and executive officers have informed Essex that they intend to vote all of their shares of our common stock “FOR” the approval of the merger agreement and “FOR” authorizing the proxy holders to adjourn or postpone, in their sole discretion, the special meeting to solicit additional proxies. In addition, three of our directors holding approximately 10.4% of our outstanding shares of common stock have entered into voting agreements with Northrop Grumman agreeing to vote in favor of approval of the merger agreement and against any other competing business combination proposals.

Proxies; Revocation

If you vote your shares of our common stock by signing a proxy, or by voting over the Internet or by telephone as indicated on the proxy card, your shares will be voted at the special meeting in accordance with the instructions given. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” the approval of the merger agreement and “FOR” the authorization of the proxy holders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger agreement. The proxies will also be voted FOR or AGAINST such other matters as may properly come before the meeting at the discretion of the proxy holders. The persons appointed in the proxies as proxy holder are officers or directors of Essex. Our management is not aware that any other matters are to be presented for action at the meeting.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either: (i) advise our Corporate Secretary in writing, (ii) deliver a new proxy, (iii) submit another vote over the Internet or by telephone, in each case dated after the date of the proxy you wish to revoke, or (iv) attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy. If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change these instructions.

Expenses of Proxy Solicitation

Essex will pay the cost of this proxy solicitation other than the amounts charged by Georgeson Shareholder Communications, Inc., our proxy solicitor, which are to be paid by Northrop Grumman. In addition to soliciting proxies by mail, directors, officers and employees of Essex may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. In addition, Georgeson Shareholder Communications, Inc. will provide solicitation services to us for a fee of approximately $8,000 plus out-of-pocket expenses. Essex will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Adjournments and Postponements

Once the special meeting has been called to order, the presiding chairman for the meeting may adjourn or postpone the special meeting without notice by an announcement at the meeting. Alternatively, if persons named as proxies by you are asked to vote for one or more adjournments or postponements of the meeting for matters incidental to the conduct of the meeting, such persons will have the authority to vote in their discretion on such matters. However, if persons named as proxies by you are asked to vote for one or more adjournments or postponements of the meeting to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement, such persons will only have the authority to vote on such matter as instructed by you or your proxy, or, if no instructions are provided on your signed proxy card, they will only be able to vote in favor of such adjournment or postponement. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Essex shareholders who have already sent in their proxies to revoke them at any time prior to their use. If another matter is presented at the adjournment or postponement which is properly presented at the special meeting or any such adjournment or postponement, the proxies will be voted FOR or AGAINST such other matters at the discretion of the proxy holders.

Shareholder List

For ten days prior to the special meeting, a complete list of our shareholders entitled to vote at the special meeting, or any adjournment thereof, will be available for inspection by any of our shareholders during normal business hours at our principal executive offices located at 6708 Alexander Bell Drive, Columbia, Maryland 21046. In addition, the same list will be available for examination by any of our shareholders at the special meeting.

THE MERGER

Background of the Merger

In the recent past, Essex has received numerous unsolicited inquiries from other companies about the possibility of exploring business combination transactions.

In late July 2006, Jefferies Quarterdeck was contacted by a potential strategic buyer (Company A) regarding their potential interest in Essex. At the time, Jefferies Quarterdeck had not been engaged by Essex to provide financial advisory services but had maintained contact with Essex management regarding mergers and acquisitions opportunities in the defense and intelligence industries. Jefferies Quarterdeck informed Essex management that Company A had recently expressed interest in Essex and would be interested in learning more about Essex.

On August 21, 2006, Leonard E. Moodispaw, Essex’s President, Chairman and Chief Executive Officer, together with a representative of Jefferies Quarterdeck, met with two executives of Company A and discussed the two companies’ current market environment, mutual growth opportunities and the possibility and practicality of the acquisition of Essex by Company A. In addition, Mr. Moodispaw described Essex’s financial outlook.

On August, 29, 2006, Company A requested that Essex management provide Company A with a presentation regarding Essex’s business. By the end of August 2006, Company A and Essex each had executed a customary non-disclosure agreement.

Also during August 2006, one of Essex’s directors was contacted by Northrop Grumman regarding a possible business combination, and on August 30, 2006, Mr. Moodispaw and the Essex director initially contacted by Northrop Grumman met with two executives of Northrop Grumman who indicated that Northrop Grumman had a strong interest in Essex and would like Essex management to provide Northrop Grumman with a presentation regarding Essex’s business. Following this meeting, Essex provided Northrop Grumman with a customary non-disclosure agreement which was executed by each of Northrop Grumman and Essex by September 1, 2006.

On September 5, 2006, Essex management, together with representatives of Jefferies Quarterdeck, met with members of management of Company A in Company A’s offices and presented a detailed overview of Essex to Company A.

On September 7, 2006, Essex hosted representatives of Northrop Grumman at Essex’s Columbia, Maryland headquarters and Essex management presented a detailed overview of Essex to Northrop Grumman. Following the management presentation, Jefferies Quarterdeck was officially engaged by Essex as its financial advisor.

On September 15, 2006, Essex received a letter from Northrop Grumman outlining a non-binding indication of interest of between $21.00 to $23.00 per share in cash to Essex’s shareholders as consideration for the acquisition of Essex by Northrop Grumman. The letter stated that the offer was subject to due diligence, approval by Northrop Grumman’s board of directors and the negotiation of a mutually acceptable definitive agreement.

On September 18, 2006, Company A indicated verbally to representatives of Jefferies Quarterdeck that they were unlikely to offer a price that would be of interest to Essex’s board of directors and that they were no longer interested in pursuing an acquisition of Essex at such a price level.

Also on September 18, 2006, Mr. Moodispaw authorized representatives of Jefferies Quarterdeck to approach another potential strategic buyer (Company B) with respect to their interest in acquiring Essex. Within the past two years, Company B had previously approached Essex and indicated an interest in acquiring the company; however, in the past these inquiries had not led to any proposal for a business combination transaction by Company B.

On September 18, 2006, representatives of Jefferies Quarterdeck contacted senior management at Company B and informed them that Essex had been approached by another potential buyer, and although not on the market, Essex wanted to know whether Company B continued to have an interest in acquiring Essex.

On September 22, 2006, senior management of Company B contacted representatives of Jefferies Quarterdeck and communicated a verbal, non-binding interest in acquiring all of Essex’s outstanding stock at a price per share within the range Northrop Grumman was then offering. On September 22, 2006, Company B was provided with a customary non-disclosure agreement which was then executed by each of Company B and Essex by September 26, 2006.

On September 26, 2006, Essex’s board of directors held a telephonic special meeting at which it discussed the status of Northrop Grumman’s non-binding proposal and discussions with Company A and Company B. In attendance at the meeting were representatives of Jefferies Quarterdeck and Hogan & Hartson L.L.P., Essex’s outside legal counsel. Representatives of Jefferies Quarterdeck presented background information to the board of directors regarding discussions between Essex and Northrop Grumman to date and their preliminary analysis of the premium represented by Northrop Grumman’s proposal. Representatives of Hogan & Hartson L.L.P. then reviewed with the board of directors their fiduciary duties under applicable law. At the meeting, the board of directors authorized Essex management and Jefferies Quarterdeck to continue discussions with potential buyers and to permit Northrop Grumman, on a limited basis, to conduct due diligence on Essex.

Between October 3, 2006, and October 13, 2006, Essex gave Northrop Grumman’s representatives access to due diligence materials requested by Northrop Grumman and Essex made itself and its outside legal and financial advisors available to answer due diligence questions from Northrop Grumman’s representatives.

On October 4, 2006, Essex hosted representatives of Company B at Essex’s Columbia, Maryland headquarters and Essex management presented a detailed overview of Essex to Company B.

On October 9, 2006, Mr. Moodispaw instructed Jefferies Quarterdeck to inform Northrop Grumman that Northrop Grumman should deliver its final offer letter and a draft merger agreement to Essex by no later than October 17, 2006, which representatives of Jefferies Quarterdeck then communicated to Northrop Grumman on October 9, 2006.

On October 10, 2006, Company B informed Jefferies Quarterdeck that they would not be submitting a proposal to acquire Essex.

On October 17, 2006, Northrop Grumman submitted a written, non-binding offer to acquire all of Essex’s outstanding common stock in a merger transaction at a price per share of $24.00 in cash, subject to satisfactory completion of confirmatory due diligence, negotiation and execution of a mutually acceptable merger agreement and of voting agreements with certain Essex directors. In connection with delivering its written offer, Fried, Frank, Harris, Shriver & Jacobson LLP, counsel to Northrop Grumman, delivered a draft merger agreement to Essex and its legal counsel, Hogan & Hartson L.L.P.

On October 19, 2006, Essex’s board of directors discussed the proposed transaction during a board meeting and received an update from management on the status of discussions of key matters under negotiation. The board then authorized further discussions with Northrop Grumman.

From October 19, 2006 through November 8, 2006, Essex’s legal counsel and financial advisors continued to negotiate the terms and conditions of the merger agreement with Northrop Grumman’s legal counsel and financial advisors.

On November 2, 2006, Essex’s board of directors held a regularly scheduled board meeting. Representatives of Jefferies Quarterdeck and Hogan & Hartson L.L.P. attended a portion of that meeting. Jefferies Quarterdeck indicated that, subject to review of the negotiated merger agreement, at the board’s request it would be prepared to deliver an opinion as to the fairness, from a financial point of view, of the merger consideration of $24.00 in cash per share to be received by holders of Essex common stock pursuant to the merger agreement. In addition, representatives of Hogan & Hartson L.L.P. described to the board the progress of the negotiations and the terms of the current draft merger agreement and proposed voting agreements. After the representatives of Jefferies Quarterdeck and Hogan & Hartson L.L.P. left the meeting, the board resolved to seek to reach final agreement with Northrop Grumman on definitive agreements as soon as practicable.

On November 7, 2006, Essex’s board of directors held a special telephonic meeting. Representatives of Hogan & Hartson L.L.P. updated the board of directors on the negotiations with Northrop Grumman. At the meeting, the board of directors determined to approve the merger agreement, subject to the resolution of certain final issues. Following the board meeting, Essex’s and Northrop Grumman’s representatives reached agreement on these final issues.

On November 8, 2006, a telephonic call was arranged with members of the board of directors in which an update was provided to members of the board in attendance of the status of the transaction and of the resolution of the open issues. On the update call, Jefferies Quarterdeck reviewed its analysis of the financial terms of the merger and rendered its opinion to Essex’s board of directors, as investment bankers, to the effect that, as of that date and based upon and subject to the various considerations and assumptions set forth in its opinion, the merger consideration of $24.00 in cash per share to be received by holders of Essex common stock pursuant to the merger agreement was fair, from a financial point of view, to those holders. Following the update call, Jefferies Quarterdeck provided to Essex a written copy of its previously rendered oral opinion, which was then distributed by Essex to all of the members of the board of directors. The board of directors then adopted, by unanimous written consent, resolutions approving the merger agreement, declaring the merger agreement to be advisable, fair to and in the best interests of Essex and its shareholders and unanimously recommending that Essex’s shareholders vote to approve the merger agreement. In connection with approving the merger agreement, the board of directors also approved entry into the voting agreements by certain of Essex’s directors for purposes of Virginia’s affiliated transactions statute.

On November 8, 2006, Essex and Northrop Grumman executed the merger agreement. Subsequently, on November 8, 2006, Essex and Northrop Grumman issued press releases announcing the execution of the merger agreement.

Recommendation of Essex’s Board of Directors; Reasons for the Merger

After careful consideration our board of directors has:

•	unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement;

•	unanimously declared that the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Essex and its shareholders; and

•	unanimously recommended that Essex’s shareholders vote “FOR” the approval of the merger agreement.

In the course of reaching its decision to approve the merger agreement, our board of directors consulted with Essex’s financial and legal advisors and considered the following material factors.

The board believed that the consideration to be received by shareholders in the merger—$24.00 per share in cash—represented significant value for the common shareholders.

•

The cash merger price of $24.00 per share represented premiums of approximately 20.1% to the closing price on November 8, 2006, the last trading day before Essex announced it had entered into the merger agreement, approximately 27.9% to the average closing price of Essex’s common stock for the 30 trading days ending on November 8, 2006 and approximately 20.1% to the highest closing price for Essex’s common stock during the 90-day period ending on November 8, 2006. The board believed these premiums represented a significant and attractive premium to Essex’s recent market price. The board took note that Essex’s shares had not traded above the $24.00 price since September 20, 2005.

•	The board of directors believed that, absent the merger agreement, it might take a significant period of time for Essex’s stock price to increase to the level represented by the merger consideration and that, in order to achieve such a potential increase, Essex would need to continue to grow internally and possibly undertake other strategic initiatives, the success of which would be subject to a number of uncertainties, including implementation risk.

•	The board of directors noted that, although Essex engaged in discussions with other potential buyers, none of them submitted a proposal to acquire Essex.

The historical volatility in Essex’s stock price is an important factor in weighing the $24.00 per share cash offer against the expected future value of Essex’s common stock.

•	The board noted the historical volatility in Essex’s stock price. The board considered that the stock market might not fully reward favorable future performance relative to short-term and long-term objectives, while conversely “punishing” Essex’s stock price for failing to achieve short-term objectives.

•	The all cash merger consideration allows Essex’s shareholders to immediately realize a fair value, in cash, for their investment and provides such shareholders certainty of value for their shares as compared to the risks of continuing to hold an historically volatile stock.

The board considered industry trends that it believed favored larger competitors and that could impede Essex’s growth and competitiveness in the future.

•	The board of directors considered current conditions and evolving trends in the intelligence and defense industries relating to increased competition from larger companies that are able to compete aggressively in the sector, the risks associated with possible changes in intelligence and defense spending levels and the likely effects of these factors on Essex’s potential growth, development and strategic options. Essex’s board of directors believed that Essex’s ability to realize shareholder value without being part of a larger organization that would facilitate its ability to compete for large contracts in the federal intelligence and defense industries was subject to increasing uncertainties.

The board thought it significant that the transaction was not subject to any financing contingency and that Northrop Grumman’s strong strategic interest in the merger made it highly likely that the merger would be completed.

•	The board reviewed the financial terms of the proposed acquisition by Northrop Grumman with its financial advisors. The board believed that the financial strength of Northrop Grumman and its affiliated entities, and the fact that the merger is not subject to a financing contingency, make the merger attractive when compared to a hypothetical alternative transaction that might be structured solely on the financial position of Essex.

•	The board believed that Northrop Grumman’s strong expressed strategic interest in the merger and its financial strength made it highly likely that the merger would be completed in a timely fashion.

While the board believes Northrop Grumman’s merger proposal to be in the best interests of Essex and its shareholders, the merger agreement provides an appropriate mechanism to permit the board to consider a superior proposal that may be made by third parties.

•

The board took steps to assure that the merger agreement provided a mechanism for an unsolicited superior proposal to be considered if presented. Subject to compliance with the terms and conditions of the merger agreement, Essex is permitted to terminate the merger agreement, prior to shareholder approval of the merger, in order to approve an alternative transaction proposed by a third party that the board determines is more favorable to Essex shareholders than the merger, upon the payment to Northrop Grumman of a $22.5 million termination fee (representing approximately 4% of the total equity value of the transaction) (see “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Fees and Expenses”).

The board’s process in negotiating and approving the transaction took into account the opinion of its financial advisors as to the fairness, from a financial point of view, of the merger consideration, and the advice of its legal advisors on key contractual protections.

•	The board reviewed the financial presentation of Jefferies Quarterdeck, including its opinion as investment bankers to the effect that, as of the date of such opinion and based upon and subject to the various considerations and assumptions set forth therein, the merger consideration of $24.00 in cash per share to be received by holders of Essex common stock pursuant to the merger agreement was fair, from a financial point of view, to those holders (see “The Merger—Opinion of Jefferies Quarterdeck”).

•	The board took into account the efforts made by Essex and its advisors to negotiate and execute a merger agreement containing terms favorable to Essex and its shareholders.

•	In addition to the provision of the merger agreement described above permitting Essex to terminate the merger agreement, prior to shareholder approval of the merger, in order to approve an alternative transaction proposed by a third party that is more favorable to Essex shareholders, upon the payment to Northrop Grumman of a termination fee, the board considered the following provisions of the merger agreement and consequences of the merger, among others, as significant in its decision to approve the merger:

•	The fact that if the merger cannot be closed or is delayed for longer than six months (subject to Northrop Grumman’s right to extend the closing date for an additional 90 days) due to certain regulatory or legal restrictions, Northrop Grumman has agreed to reimburse Essex for any out-of-pocket fees and expenses actually incurred by Essex on or prior to the termination of the merger agreement in connection with the merger agreement for an amount not to exceed $1 million, thus reducing the risk to Essex’s shareholders if the transaction is not consummated because of certain regulatory or legal restrictions;

•	The commitment made by Northrop Grumman to provide (for one year from the closing date) employees of Essex with a level of salary and benefits (other than equity-based compensation) at least substantially similar, in the aggregate, to the level of salary and benefits that was provided to employees immediately prior to the merger or that is provided to similarly situated employees of Northrop Grumman, so long as any such employees remain with Essex;

•	The willingness of Northrop Grumman to permit a group of Essex employees to have the benefit of retention arrangements, which Essex’s board of directors believes is useful in support of a successful transaction closing (See “–Interests of Essex’s Directors and Executive Officers in the Merger—Employment and Retention Agreements”); and

•	The high likelihood that the proposed transaction would be consummated, in light of the fact that there are no unusual requirements or conditions to the merger and that Northrop Grumman has the financial resources to consummate the merger expeditiously.

Our board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

•	The risks and costs to Essex if the merger does not close, including the diversion of management and employee attention, potential employee attrition, the potential termination fee to be paid to Northrop Grumman by Essex, and the potential effect on business and customer relationships;

•	The fact that following the merger Essex will no longer exist as an independent, standalone company and Essex’s shareholders will not participate in any future earnings or growth of Essex and will not benefit from any appreciation in value of Essex;

•	The fact that Essex’s directors and executive officers may have interests in the transaction that are different from, or in addition to, those of Essex’s other shareholders (see “—Interests of Essex’s Directors and Executive Officers in the Merger”);

•	The requirement by Northrop Grumman that three of our directors holding approximately 10.4% of our outstanding shares of common stock enter into voting agreements with Northrop Grumman agreeing to vote in favor of approval of the merger and against any other competing business combination proposals for a term extending six months after the termination of the merger agreement, which for a period of six months following the termination of the merger agreement would raise the effective shareholder vote required to approve an alternative business combination to more than approximately 77% of our outstanding shares of common stock;

•	The restrictions on the conduct of Essex’s business prior to the completion of the merger, requiring Essex to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent Essex from undertaking business opportunities that may arise pending completion of the merger; and

•	The fact that any gains in an all cash transaction would be taxable to Essex’s shareholders for U.S. federal income tax purposes.

The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but does set forth a summary of the material factors considered by our board of directors in its consideration of the merger. After considering these factors, the board of directors concluded that the positive factors relating to the merger agreement and the merger outweighed the negative factors. In view of the wide variety of factors considered by our board of directors, the board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of our board of directors may have assigned different weights to various factors. Our board of directors adopted and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Opinion of Jefferies Quarterdeck

Jefferies Quarterdeck served as Essex’s financial advisor in connection with the merger. On November 8, 2006, Jefferies Quarterdeck rendered to Essex’s board of directors its opinion as investment bankers to the effect that, as of that date and based upon and subject to the various considerations and assumptions set forth therein, the merger consideration of $24.00 in cash per share to be received by holders of Essex common stock pursuant to the merger agreement was fair, from a financial point of view, to those holders.

The full text of Jefferies Quarterdeck’s opinion, which sets forth the assumptions made, matters considered and limitations on the scope of review undertaken by Jefferies Quarterdeck in rendering its opinion, is included as Annex C to this proxy statement. Essex encourages shareholders to read the Jefferies Quarterdeck opinion carefully and in its entirety. Jefferies Quarterdeck’s opinion was provided to Essex’s board of directors in connection with the board’s consideration of the merger and addresses only the fairness, from a financial point of view and as of the date of Jefferies Quarterdeck’s opinion, of the consideration to be received by the holders of Essex common stock pursuant to the merger agreement, and does not address any other aspect of the merger. Jefferies Quarterdeck’s opinion does not constitute a recommendation as to how any holder of Essex common stock should vote on the merger or any matter relating thereto.

In connection with its opinion, Jefferies Quarterdeck, among other things:

•	reviewed a draft of the merger agreement dated as of November 8, 2006;

•	reviewed Essex’s operations and prospects;

•	reviewed certain financial and other information about Essex that was publicly available;

•	reviewed information furnished to us by Essex’s management, including certain internal financial forecasts and analyses, budgets, reports and other information;

•	reviewed the share trading price history of the Essex common stock for a period Jefferies Quarterdeck deemed appropriate;

•	reviewed the valuations of publicly traded companies that Jefferies Quarterdeck deemed comparable in certain respects to Essex;

•	reviewed the financial terms of selected acquisition transactions involving companies in lines of business that Jefferies Quarterdeck deemed comparable in certain respects to the business of Essex;

•	reviewed the premiums paid in selected acquisition transactions; and

•	prepared a discounted cash flow analysis of Essex.

In addition, Jefferies Quarterdeck conducted such other quantitative reviews, analyses and inquiries relating to Essex, as Jefferies Quarterdeck considered appropriate in rendering its opinion.

In Jefferies Quarterdeck’s review and analysis and in rendering its opinion, Jefferies Quarterdeck assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy, completeness and fair presentation of all financial and other information that was provided to Jefferies Quarterdeck by Essex or that was publicly available (including, without limitation, the information described above), or that was otherwise reviewed by Jefferies Quarterdeck. Jefferies Quarterdeck’s opinion was expressly conditioned upon such information (whether written or oral) being complete, accurate and fair in all respects material to its analysis.

With respect to the financial forecasts provided to and examined by Jefferies Quarterdeck, Jefferies Quarterdeck noted that projecting future results of any company is inherently subject to uncertainty. Essex informed Jefferies Quarterdeck, however, and Jefferies Quarterdeck assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Essex as to the future performance of Essex. Jefferies Quarterdeck expressed no opinion as to Essex’s financial forecasts or the assumptions on which they were made. In addition, in rendering its opinion Jefferies Quarterdeck assumed that Essex will perform in accordance with such financial forecasts for all periods specified therein. Although such financial forecasts did not form the principal basis for Jefferies Quarterdeck’s opinion, but rather constituted one of many items that it employed, changes to such financial forecasts could affect its opinion.

In its review, Jefferies Quarterdeck did not obtain any independent evaluation or appraisal of the assets or liabilities of, nor did it conduct a comprehensive physical inspection of any of the assets of, Essex, nor was Jefferies Quarterdeck furnished with any such evaluations or appraisals or reports of such physical inspections, nor did Jefferies Quarterdeck assume any responsibility to obtain any such evaluations, appraisals or inspections. Jefferies Quarterdeck’s opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of its opinion. Jefferies Quarterdeck made no independent investigation of any legal or accounting matters affecting Essex, and Jefferies Quarterdeck assumed the correctness in all respects material to its analysis of all legal and accounting advice given to Essex and its board of directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the merger agreement to Essex and its shareholders. In addition, in preparing its opinion, Jefferies Quarterdeck did not take into account any tax consequences of the transaction to any holder of Essex common stock.

In rendering its opinion, Jefferies Quarterdeck also assumed with the consent of Essex’s board of directors that:

•	the transactions contemplated by the merger agreement will be consummated on the terms described in the merger agreement without any waiver of any material terms or conditions which would affect the amount or timing of receipt of the merger consideration;

•	there was not, and there will not as a result of the consummation of the transactions contemplated by the merger agreement be, any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which Essex or any of its subsidiaries or affiliates is a party; and

•	all material assets and liabilities (contingent or otherwise, known or unknown) of Essex were as set forth in the consolidated financial statements provided to Jefferies Quarterdeck by Essex, as of the dates of such financial statements.

In connection with the preparation of its opinion, Jefferies Quarterdeck was not authorized by Essex or its board of directors to solicit, nor did it solicit, third-party indications of interest for the acquisition of all or any part of Essex, other than one party Jefferies Quarterdeck solicited at Essex’s request and one other party that had approached Essex on an unsolicited basis with whom Jefferies Quarterdeck had discussions.

Jefferies Quarterdeck’s opinion was for the use and benefit of Essex’s board of directors in its consideration of the merger, and its opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transactions that might be available to Essex, nor did it address the underlying business decision by Essex to engage in the merger or the terms of the merger agreement or the documents referred to therein. Jefferies Quarterdeck’s opinion does not constitute a recommendation as to how any holder of shares of Essex common stock should vote on the merger or any matter relating thereto. Jefferies Quarterdeck expressed no opinion as to the price at which shares of Essex common stock will trade at any future time.

In preparing its opinion, Jefferies Quarterdeck performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Jefferies Quarterdeck believes that its analyses must be considered as a whole. Considering any portion of Jefferies Quarterdeck’s analyses or the factors considered by Jefferies Quarterdeck, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in Jefferies Quarterdeck’s opinion. In addition, Jefferies Quarterdeck may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Jefferies Quarterdeck’s view of Essex’s actual value. Accordingly, the conclusions reached by Jefferies Quarterdeck are based on all analyses and factors taken as a whole and also on the application of Jefferies Quarterdeck’s own experience and judgment.

In performing its analyses, Jefferies Quarterdeck made numerous assumptions with respect to industry performance, general business, economic, monetary, regulating, market and other conditions and other matters, many of which are beyond Essex’s and Jefferies Quarterdeck’s control. The analyses performed by Jefferies Quarterdeck are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of Essex do not purport to be appraisals or to reflect the prices at which Essex may actually be sold. The analyses performed were prepared solely as part of Jefferies Quarterdeck’s analysis of the fairness, from a financial point of view, of the merger consideration and were provided to Essex’s board of directors in connection with the delivery of Jefferies Quarterdeck’s opinion.

The following is a summary of the material financial and comparative analyses performed by Jefferies Quarterdeck in connection with Jefferies Quarterdeck’s delivery of its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies Quarterdeck’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies Quarterdeck’s financial analyses.

Transaction Overview. Based upon the merger consideration of $24.00 per share, approximately 23.4 million shares of Essex common stock outstanding as of October 31, 2006 on a fully diluted basis (calculated using the treasury stock method), and approximately $40.0 million of net debt, Jefferies Quarterdeck noted that the merger consideration implied a net offer value of approximately $561.8 million, and a transaction value of approximately $601.8 million. Jefferies Quarterdeck also noted that the merger consideration of $24.00 per share of Essex common stock represented:

•	a premium of 22.1% over the closing price per share of Essex common stock on November 7, 2006 of $19.65;

•	a premium of 73.9% over the lowest intra-day trading price per share of Essex common stock on August 8, 2006 of $13.80, which was the lowest trading price of the Essex common stock during the 52-week period ending November 7, 2006; and

•	a premium of 3.2% over the highest intra-day trading price per share of Essex common stock on February 24, 2006 of $23.25, which was the highest trading price of the Essex common stock during the 52-week period ending November 7, 2006.

Historical Trading Analysis. Jefferies Quarterdeck reviewed the share price trading history of the Essex common stock for the two-year period ending November 7, 2006 on a stand-alone basis and also in relation to the S&P 500 Index, NASDAQ Composite and to a composite index consisting of the following companies:

•	Applied Signal Technology, Inc.

•	Argon ST, Inc.

•	CACI International, Inc.

•	ManTech International Corporation

•	SI International, Inc.

•	SRA International, Inc.

Comparable Company Analysis. Using publicly available information and information provided by Essex’s management, Jefferies Quarterdeck analyzed the trading multiples of Essex and the corresponding trading multiples of the group of companies listed above under “Historical Trading Analysis.” In its analysis, Jefferies Quarterdeck derived and compared multiples for Essex and the selected companies, calculated as follows:

•	the enterprise value divided by revenue for the latest twelve months, or LTM, which is referred to as “Enterprise Value/LTM Revenue,”

•	the enterprise value divided by LTM earnings before interest, taxes, depreciation and amortization, or EBITDA, which is referred to as “Enterprise Value/LTM EBITDA,”

•	the enterprise value divided by LTM earnings before interest and taxes, or EBIT, which is referred to as “Enterprise Value/LTM EBIT,”

•	the enterprise value divided by estimated revenue for calendar year 2006, which is referred to as “Enterprise Value/CY 2006E Revenue,”

•	the enterprise value divided by estimated EBITDA for calendar year 2006, which is referred to as “Enterprise Value/CY 2006E EBITDA,”

•	the enterprise value divided by estimated EBIT for calendar year 2006, which is referred to as “Enterprise Value/CY 2006E EBIT,”

•	the price per share divided by the estimated earnings per share, or EPS, for calendar year 2006, which is referred to as “2006 P/E,”

•	the enterprise value divided by estimated revenue for calendar year 2007, which is referred to as “Enterprise Value/CY 2007E Revenue,”

•	the enterprise value divided by estimated EBITDA for calendar year 2007, which is referred to as “Enterprise Value/CY 2007E EBITDA,”

•	the enterprise value divided by estimated EBIT for calendar year 2007, which is referred to as “Enterprise Value/CY 2007E EBIT,” and

•	the price per share divided by the estimated EPS for calendar year 2007, which is referred to as “2007 P/E.”

This analysis indicated the following:

Comparable Public Companies Multiples

Benchmark	Mean	Median	High	Low
Enterprise Value/LTM Revenue	1.2	1.1	1.8	0.9
Enterprise Value/LTM EBITDA	11.4	11.3	13.3	9.6
Enterprise Value/LTM EBIT	13.7	13.8	15.3	11.5
Enterprise Value/CY 2006E Revenue	1.2	1.1	1.7	0.9
Enterprise Value/CY 2006E EBITDA	10.9	11.0	12.0	9.7
Enterprise Value/CY 2006E EBIT	13.1	13.7	14.3	10.9
2006 P/E	22.7	22.1	27.7	20.2
Enterprise Value/CY 2007E Revenue	1.2	1.1	1.7	0.9
Enterprise Value/CY 2007E EBITDA	9.5	9.7	10.0	8.7
Enterprise Value/CY 2007E EBIT	11.0	11.3	12.2	9.6
2007 P/E	18.8	18.2	22.0	17.4

Using a reference range of 0.9x to 1.8x Essex’s LTM revenues, 9.6x to 13.3x Essex’s LTM EBITDA and 11.5x to 15.3x Essex’s LTM EBIT, Jefferies Quarterdeck determined an implied enterprise value for Essex, then subtracted debt and added cash to determine an implied equity value. After accounting for the vesting of in-the-money stock options, this analysis indicated a range of implied values per share of Essex common stock of approximately $7.86 to $16.88 using LTM revenues, $6.11 to $9.12 using LTM EBITDA and $4.02 to $5.94 using LTM EBIT, in each case compared to the merger consideration of $24.00 per share of Essex common stock.

Using a reference range of 0.9x to 1.7x estimated 2006 Revenue, 9.7x to 12.0x Essex’s estimated 2006 EBITDA, 10.9x to 14.3x Essex’s estimated 2006 EBIT and 20.2x to 27.7x Essex’s estimated 2006 P/E, Jefferies Quarterdeck determined an implied enterprise value for Essex, then subtracted debt and added cash to determine an implied equity value. After accounting for the vesting of in-the-money stock options, this analysis indicated a range of implied values per share of Essex common stock of approximately $9.08 to $17.90 using estimated 2006 Revenue, $8.12 to $10.45 using estimated 2006 EBITDA, $5.25 to $7.47 using estimated 2006 EBIT and $8.26 to $11.37 using estimated 2006 P/E, in each case compared to the merger consideration of $24.00 per share of Essex common stock.

Using the same reference ranges indicated in the preceding paragraph and Essex’s estimated 2006 revenue, 2006 EBITDA, 2006 EBIT and 2006 earnings, in each case pro forma taking into account Essex’s recent acquisition of Adaptive Optics Associates, Jefferies Quarterdeck determined an implied enterprise value for Essex, then subtracted debt and added cash to determine an implied equity value. After accounting for the vesting of in-the-money stock options, this analysis indicated a range of implied values per share of Essex common stock of approximately $10.24 to $20.01 using estimated 2006 revenue, $9.94 to $12.71 using estimated 2006 EBITDA, $6.92 to $9.67 using estimated 2006 EBIT and $9.93 to $13.66 using estimated 2006 earnings, in each case compared to the merger consideration of $24.00 per share of Essex common stock.

Using a reference range of 0.8x to 1.4x Essex’s estimated 2007 revenue, 8.7x to 10.0x Essex’s estimated 2007 EBITDA, 9.6x to 12.2x Essex’s estimated 2007 EBIT and 17.4x to 22.0x Essex’s estimated 2007 earnings,

Jefferies Quarterdeck determined an implied enterprise value for Essex, then subtracted debt and added cash to determine an implied equity value. After accounting for the vesting of in-the-money stock options, this analysis indicated a range of implied values per share of Essex common stock of approximately $10.41 to $19.26 using estimated 2007 revenue, $14.04 to $16.38 using estimated 2007 EBITDA, $10.29 to $13.62 using estimated 2007 EBIT and $12.50 to $15.81 using estimated 2007 P/E, in each case compared to the merger consideration of $24.00 per share of Essex common stock.

No company utilized in the comparable company analysis is identical to Essex. In evaluating the selected companies, Jefferies Quarterdeck made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Essex’s and Jefferies Quarterdeck’s control. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using comparable company data.

Selected Comparable Transactions Analysis. Using publicly available and other information, Jefferies Quarterdeck examined the following eight transactions involving companies providing services and products to the federal, intelligence, homeland security and defense markets. The transactions considered and the month and year each transaction was announced were as follows:

Target	Acquiror	Month and Year Announced
Overwatch Systems	Textron, Inc.	October 2006

Impact Science & Technology, Inc.	EDO Corporation	July 2006

Gray Hawk Systems, Inc.	ManTech International Corporation	May 2005

Company X	Company Y	February 2005*

The Windemere Group, LLC	Essex Corporation	January 2005

DigitalNet Holdings, Inc.	BAE Systems North America, Inc.	September 2004

Impact Innovations Group, LLC	Dynamics Research Corporation	August 2004

American Management Systems, Inc. (Defense Intelligence Group)	CACI International, Inc.	March 2004

*	Transaction terms not publicly announced.

Using publicly available estimates and other information for each of these transactions, Jefferies Quarterdeck reviewed the transaction value as a multiple of the target company’s LTM EBITDA immediately preceding announcement of the transaction, which is referred to below as “Transaction Value/LTM EBITDA,” and as a multiple of the target company’s LTM EBIT immediately preceding announcement of the transaction, which is referred to below as “Transaction Value/LTM EBIT.” This analysis indicated the following:

Selected Comparable Transactions Multiples

Benchmark	High	Low	Mean	Median
Enterprise Value/LTM EBITDA	16.5x	10.1x	12.3x	12.1x
Enterprise Value/LTM Revenue	3.1x	1.1x	1.7x	1.5x
Enterprise Value/LTM EBIT	18.8x	10.6x	15.1x	15.3x

Using a reference range of 1.1x to 3.1x Essex’s LTM Revenue, 10.1x to 16.5x Essex’s LTM EBITDA and 10.6x to 18.8x Essex’s LTM EBIT, Jefferies Quarterdeck determined an implied enterprise value for Essex, then subtracted debt and added cash to determine an implied equity value. After accounting for the vesting of in-the-money stock options, this analysis indicated a range of implied values per share of Essex common stock of approximately $9.65 to $29.58 using LTM Revenue, $6.48 to $11.70 using LTM EBITDA and $3.56 to $7.68 using LTM EBIT, in each case compared to the merger consideration of $24.00 per share of Essex common stock.

Using the same reference ranges indicated in the preceding paragraph and Essex’s LTM Revenue, LTM EBITDA and LTM EBIT, in each case pro forma taking into account Essex’s recent acquisition of Adaptive Optics Associates, Jefferies Quarterdeck determined an implied enterprise value for Essex, then subtracted debt and added cash to determine an implied equity value. After accounting for the vesting of in-the-money stock options, this analysis indicated a range of implied values per share of Essex common stock of approximately $11.48 to $34.62 using LTM Revenue, $9.11 to $16.00 using LTM EBITDA and $5.87 to $11.78 using LTM EBIT, in each case compared to the merger consideration of $24.00 per share of Essex common stock.

No transaction utilized as a comparison in the comparable transaction analysis is identical to the merger. In evaluating the merger, Jefferies Quarterdeck made numerous judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond Essex’s and Jefferies Quarterdeck’s control. Mathematical analysis, such as determining the average or the median, is not in itself a meaningful method of using comparable transaction data.

Discounted Cash Flow Analysis. Jefferies Quarterdeck performed a discounted cash flow analysis to estimate the present value of the free cash flows of Essex through the fiscal year ending December 31, 2011 using Essex management’s financial projections. Jefferies Quarterdeck also calculated the terminal value of the enterprise at December 31, 2011 by multiplying projected EBITDA in the fiscal year ending December 31, 2011 by multiples ranging from 11.6x to 12.6x. To discount the projected free cash flows and the terminal value to present value, Jefferies Quarterdeck used discount rates ranging from 16.5% to 18.5%. To determine the implied total equity value for Essex, Jefferies Quarterdeck subtracted total indebtedness and added cash and cash equivalents to the implied enterprise value for Essex. After accounting for the vesting of in-the-money stock options, this analysis indicated a range of implied values per share of Essex common stock of approximately $20.22 to $23.83, compared to the merger consideration of $24.00 per share of Essex common stock.

Premiums Paid Analysis. Using publicly available information, Jefferies Quarterdeck analyzed the premiums offered in selected merger and acquisition transactions within relevant industries including aerospace & defense, government services and technology.

For each of these transactions, Jefferies Quarterdeck calculated the premium represented by the offer price over the target company’s closing share price one day, one week and four weeks prior to the transaction’s announcement. This analysis indicated the following median premiums for those time periods prior to announcement:

Time Period Prior to Announcement	Median Premium
1 day	20.9%
1 week	23.5%
4 weeks	28.4%

Using these median premia and the closing prices per share of Essex common stock 1-day, 1-week and 4-weeks prior to November 7, 2006, this analysis indicated a range of mean implied value per share of Essex common stock of approximately $22.74 to $24.30, compared to the merger consideration of $24.00 per share of Essex common stock.

Jefferies Quarterdeck’s opinion was one of many factors taken into consideration by Essex’s board of directors in making its determination to approve the merger and should not be considered determinative of the views of Essex’s board of directors or management with respect to the merger or the merger consideration.

Jefferies Quarterdeck was selected by Essex’s board of directors based on Jefferies Quarterdeck’s qualifications, expertise and reputation. Jefferies Quarterdeck is an internationally recognized investment banking and advisory firm. Jefferies Quarterdeck, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services.

In the ordinary course of business, Jefferies Quarterdeck and its affiliates may trade or hold such securities of Essex and of certain affiliates of Northrop Grumman for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities.

Pursuant to an engagement agreement between Essex and Jefferies Quarterdeck dated September 7, 2006, as amended, Essex has agreed to pay Jefferies Quarterdeck a fee for its services, $350,000 of which was paid upon delivery of Jefferies Quarterdeck’s opinion, and an additional amount of which is payable contingent upon consummation of the merger. The amount of the fee payable contingent upon consummation of the merger is based on a percentage of the total transaction value of the merger, whereby Jefferies Quarterdeck will receive 1.0% of the transaction value less than or equal to $460.0 million, plus 2.0% of the transaction value greater than $460 million and less than or equal to $575.0 million, plus 3.0% of the transaction value above $575.0 million. For purposes of the engagement letter, transaction value is defined as the aggregate amount of cash and the fair market value of any securities or other property paid or payable directly or indirectly by or to Essex, any of its securityholders, or any of its directors or executive officers in connection with the merger, and includes, among other things, all indebtedness for borrowed money and other liabilities directly or indirectly assumed, refinanced, retired or extinguished in connection with the merger, or which otherwise remain outstanding with Essex or any subsidiary of Essex as of the consummation of the merger. In addition, Essex has agreed to reimburse Jefferies Quarterdeck for reasonable expenses incurred, including certain fees and disbursements of Jefferies Quarterdeck’s legal counsel. Essex also has agreed to indemnify Jefferies Quarterdeck and certain related parties against liabilities arising out of or in connection with the services rendered and to be rendered by it under its engagement.

Operations of Essex Following the Merger

If the merger agreement is approved by Essex’s shareholders and the other conditions to the closing of the merger are either satisfied or waived, MergerCo will be merged with and into Essex, with Essex being the surviving corporation. Following the merger, Essex will be a wholly owned subsidiary of Northrop Grumman. If the merger is completed, Essex’s shareholders will have no ongoing ownership interest in the continuing business of Essex.

Interests of Essex’s Directors and Executive Officers in the Merger

In considering the recommendation of Essex’s board of directors, Essex’s shareholders should be aware that Essex’s executive officers and members of its board of directors may have interests in the transaction that are different from, and/or may be in addition to, the interests of Essex shareholders generally. These interests may present the directors and executive officers with actual or potential conflicts of interests, and these interests, to the extent material, are described below:

•	unvested stock options for Essex common stock held by our directors and executive officers will become immediately exercisable and all outstanding options (including previously unvested options) will be cancelled at the effective time of the merger in exchange for payments under the merger agreement;

•	certain of our executive officers are entitled to receive cash and restricted stock retention payments for remaining employed with the company during the pendency of the merger and thereafter; and

•	the merger agreement provides for indemnification for our directors and executive officers with respect to any claims or liabilities arising out of their positions with Essex prior to the merger and for the maintenance of directors’ and officers’ liability insurance covering directors and executive officers of Essex for a period of six years following the merger.

Essex’s board of directors was aware of these different and/or additional interests and considered them, among other matters, in the board’s evaluation and negotiation of the merger agreement and concluded that, in light of the terms of the merger, the interests of Essex shareholders and the fact that the arrangements giving rise to these interests were reasonable, the merger agreement and the merger are in the best interest of Essex shareholders.

Essex Stock Options

As of the record date, there were 1,052,847 shares of Essex common stock subject to options granted to our directors and executive officers. The merger agreement provides that all outstanding unvested options for Essex common stock (including those held by our executive officers and directors) will vest and that all options (including previously unvested options) will be converted into the right to receive, on a per option share basis, the excess, if any, of the $24.00 per share merger consideration over the exercise price payable in respect of the common stock issuable under such option.

The following table sets forth, as of December 7, 2006, the record date for the special meeting, for each of Essex’s directors and each person who was an executive officer of Essex since January 1, 2006: (i) the number of shares of common stock underlying currently exercisable options, (ii) the number of shares of common stock underlying options that will become immediately exercisable as a result of the merger and (iii) the total consideration that such persons will receive in respect of their vested and unvested options as a result of the merger.

	Number of shares underlying currently exercisable options	Number of shares underlying options that will become immediately exercisable as a result of the merger	Total consideration in respect of options (3)
Directors:
John G. Hannon	0	0	$0
Robert W. Hicks	33,500	0	$679,220
Anthony M. Johnson	7,000	0	$89,120
Ray M. Keeler	34,500	0	$700,220
Marie S. Minton	21,000	0	$209,460
Arthur L. Money	36,000	0	$498,460
Leonard E. Moodispaw (1)	395,000	0	$8,497,550
Terry M. Turpin (2)	232,000	0	$4,733,870

Executive Officers:
Myron L. Cramer	11,000	0	$85,160
Kimberly J. DeChello	66,500	0	$1,166,375
James J. Devine	28,800	0	$406,580
Frederick L. Funk	8,500	0	$107,210
Lisa G. Jacobson	47,500	0	$681,450
Edwin M. Jaehne	17,500	0	$205,250
Ronald M. Klash	23,400	3,600	$202,770
Rudolf Liskovec	33,547	0	$321,118
Diane Moberg	15,000	0	$73,350
Peter Ward	0	25,000	$166,000
Mark A. Willard	6,000	0	$43,110
Jeffrey Yorsz	0	7,500	$38,625

All Directors and Executive Officers as a group (20 persons)	1,016,747	36,100	$18,904,898

(1)	Mr. Moodispaw is the Chairman of the board of directors and also serves as President and Chief Executive Officer of Essex.
(2)	Mr. Turpin also serves as Senior Vice President and Chief Scientist of Essex.
(3)	Reflects the value of “in-the-money” options for which the $24.00 per share merger consideration exceeds the per share exercise price of the option; however, it does not reflect the deduction of applicable withholding taxes.

Employment and Retention Agreements

Employment Agreement with Leonard E. Moodispaw. In connection with entering into the merger agreement, Leonard E. Moodispaw, Essex’s President, Chief Executive Officer and Chairman of the board of directors, entered into an employment agreement with Essex providing for his employment with Essex following the effective time of the merger for a period of two years after the effective time, unless Mr. Moodispaw’s employment with Essex is sooner terminated in accordance with the terms of his employment agreement.

The employment agreement provides for his employment during the term of the agreement in such positions as he and Essex shall mutually agree from time to time for a base salary of $350,000 per year (subject to upward adjustment from time to time in accordance with Essex’s standard payroll policies). In addition, Mr. Moodispaw’s employment agreement provides that he is eligible to receive an annual cash bonus targeted at 40% of his base salary, with the actual amount of his annual bonus to be based upon individual and/or company performance criteria as may be established for each such fiscal year. Further, if Mr. Moodispaw remains employed with Essex through the second anniversary of the effective time of the merger (hereinafter referred to as the “retention period”), then, subject to certain restrictions set forth in his employment agreement, Mr. Moodispaw’s employment agreement provides that he shall be entitled to receive a payment (hereinafter referred to as the “performance bonus”) in an amount equal to the product of (i) $500,000 (the “target performance bonus”) and (ii) the multiplier applied by Northrop Grumman Corporation, the parent corporation of Northrop Grumman, to the award of restricted performance stock rights under Northrop Grumman Corporation’s employee benefits plans for the performance period ending December 31, 2008. Under Mr. Moodispaw’s employment agreement, his actual performance bonus may range from 30% to 150% of the target performance bonus and shall be determined in February 2009. Except as indicated below, in the event Mr. Moodispaw’s employment is terminated prior to the end of his retention period, his right to the performance bonus shall be forfeited.

Mr. Moodispaw’s employment agreement also provides that if he remains employed by Essex through his retention period, then, subject to certain restrictions set forth in his employment agreement, he also shall be paid as a retention bonus a lump sum in the amount of $500,000 (hereinafter referred to as the “retention bonus”), less applicable withholding, within thirty (30) days after the end of his retention period. Again, except as indicated below, in the event Mr. Moodispaw’s employment is terminated prior to the end of his retention period, his right to the retention bonus shall be forfeited.

Mr. Moodispaw’s employment agreement further provides that upon termination of his employment with Essex for any reason, he shall be entitled to any base salary earned but unpaid through the date of termination, any earned but unpaid annual bonus for completed fiscal years, and any unreimbursed expenses. In addition, if Mr. Moodispaw’s employment is terminated by Essex during the term of his employment agreement other than for cause or disability (as each is defined in his employment agreement), he is also entitled to the following payments and benefits payable within thirty (30) days after the termination of his employment: (i) a lump sum equal to the sum of (A) Mr. Moodispaw’s base salary at the rate in effect immediately prior to the date of termination and (B) Mr. Moodispaw’s target annual bonus and (ii) his retention bonus and his target performance bonus. The Company’s obligations to make these severance payments are conditioned upon: (i) Mr. Moodispaw’s continued compliance with certain non-solicitation, non-competition, non-disclosure and proprietary information obligations under his employment agreement and (ii) his execution, delivery and non-revocation of a valid and enforceable general release of claims arising in connection with his employment and termination of employment with the Essex and its affiliates in a form acceptable to Essex.

In the event Mr. Moodispaw’s employment with Essex is terminated by reason of his death or disability after the effective time of the merger but prior to the end of his retention period, then, provided that (i) except in the event of Mr. Moodispaw’s death, he executes a release of claims acceptable to Essex, and (ii) at the time of such payment he is not in breach of his non-solicitation, non-competition, non-disclosure and proprietary information obligations under his employment agreement, he shall be entitled to receive his retention bonus and his target performance bonus.

Mr. Moodispaw also has agreed to certain customary non-competition and non-solicitation restrictions during the period of his employment with the Company and thereafter for a period ending on the later of (i) 12 months following the termination of his employment or (ii) 24 months following the effective time of the merger, and to certain customary confidentiality and proprietary information obligations.

Employment Agreement with Lisa G. Jacobson. Lisa G. Jacobson, Essex’s Chief Financial Officer, is a party to an employment agreement with Essex providing for the employment of Ms. Jacobson through the closing of the merger at a base salary of $250,000 per year (subject to upward adjustment from time to time in accordance with Essex’s standard payroll policies). In addition, Ms. Jacobson’s employment agreement provides that upon the closing of the merger, Essex will pay her as a bonus $200,000 within 90 days after the closing of the merger. Ms. Jacobson’s employment agreement further provides that upon the termination of her employment with Essex for any reason, other than cause (as defined in her employment agreement), she shall be entitled to any base salary earned but unpaid through the date of termination, the full amount of her bonus and any unreimbursed expenses. Pursuant to her employment agreement, Ms. Jacobson has agreed to certain customary confidentiality obligations.

Retention Agreements for Other Executive Officers and Director

Also in connection with the entering into the merger agreement, the following executive officers and director entered into employment retention agreements with Essex:

Name	Title
Myron L. Cramer	Vice President, Information Assurance Sector
Kimberly J. DeChello	Vice President, Corporate Secretary and Chief Administrative Officer
Frederick L. Funk	Vice President, Corporate Development
Ronald M. Klash	Vice President and Controller
Rudolph Liskovec	Vice President, Government Services Sector
Diane Moberg	Vice President, Risk Management
Terry M. Turpin	Senior Vice President, Chief Scientist of Essex and Director
Mark A. Willard	Vice President, Engineering & Technology Sector
Jeffrey Yorsz	Vice President and General Manager, AOA

The employment retention agreements provide for the continued employment of these executive officers with Essex commencing at the effective time of the merger and ending on the first anniversary of the effective time (the second anniversary of the effective time, in the case of Mr. Turpin). In addition, the agreements provide that if the executive remains employed by Essex through his or her retention period, then, subject to certain restrictions set forth in his or her retention agreement, he or she shall be paid as a retention bonus a lump sum amount, less applicable withholding, within thirty (30) days after the end of his or her retention period. In addition, under Messrs. Cramer’s, Liskovec’s and Willard’s and Ms. DeChello’s retention agreements, Essex has agreed to recommend to the Chairman and Chief Executive Officer of Northrop Grumman Corporation that these executives be granted during the regular grant cycle expected to occur in February 2007 restricted performance stock rights in accordance with Northrop Grumman Corporation’s 2001 Long-Term Incentive Stock Plan with respect to 1,500 shares of Northrop Grumman Corporation common stock, with such grants to be on terms and conditions consistent with grants made to other similarly situated employees of Northrop Grumman Corporation and its subsidiaries from time to time.

In the event the executive’s employment is terminated by the Company without cause (as defined in the executive’s respective retention agreement) or by reason of the executive’s death or disability after the effective time of the merger but prior to the end of the executive’s applicable retention period, then, subject to certain restrictions set forth in the executive’s retention agreement, the executive shall be entitled to receive his or her applicable retention bonus.

The following table sets forth for each executive officer: (i) the potential cash retention bonus and number of shares of restricted stock of Northrop Grumman that the executive officer may receive for remaining employed with the Company during the pendency of the merger and thereafter, (ii) an estimate of the total amount of potential cash severance payments that the executive officer may receive as a result of termination of his or her employment following the consummation of the merger (in the case of Ms. Jacobson, represents amounts to which she may also be entitled upon termination of her employment prior to the consummation of the merger), and (iii) an estimate of the maximum amount of all potential cash payments (either as retention bonuses or, alternatively, as severance payments) that may be paid to the executive officer.

Executive Officer	Retention Payments(1)	Number of Shares of Restricted Stock	Severance Payments(1)(2)	Maximum Potential Cash Payments(1)(2)
Myron L. Cramer	$100,048	1,500	$100,048	$100,048
Kimberly J. DeChello	$80,028	1,500	$80,028	$80,028
Frederick L. Funk	$85,000	—	$85,000	$85,000
Lisa G. Jacobson	$200,000	—	$200,000	$200,000
Ronald M. Klash	$80,000	—	$80,000	$80,000
Rudolph Liskovec	$100,048	1,500	$100,048	$100,048
Diane Moberg	$35,000	—	$35,000	$35,000
Leonard E. Moodispaw	$1,250,000	—	$1,490,000	$1,490,000
Terry M. Turpin	$106,028	—	$106,028	$106,028
Mark A. Willard	$100,048	1,500	$100,048	$100,048
Jeffrey Yorsz	$93,000	—	$93,000	$93,000
Total	$2,229,200	6,000	$2,469,200	$2,469,200

(1)	Estimated using the executive officer’s annual base salary as in effect on November 8, 2006 and assumes the application of the highest bonus award percentage applicable to the officer. Does not reflect the deduction of any withholding taxes.
(2)	Excludes any amounts that may be paid in respect of accrued but unpaid salary at the time of termination.

Indemnification and Insurance

Northrop Grumman has agreed to indemnify, to the same extent as provided in our articles of incorporation and bylaws, each of our present and former directors and officers against all expenses, losses and liabilities incurred in connection with any claim, proceeding or investigation arising out of any act or omission in their capacity as an officer or director occurring on or before the effective time of the merger.

In addition, the merger agreement requires that the surviving corporation maintain in effect, for a period of six (6) years after the effective time of the merger, our current directors’ and officers’ liability insurance policies with respect to matters occurring prior to the effective time or obtain policies of at least the same coverage, subject to a maximum annual premium of 200% of our current premium. If the annual premiums of insurance coverage exceed 200% of our current annual premium, the surviving corporation must obtain a policy with the greatest coverage available for a cost not exceeding 200% of the current annual premium paid by us.

Material U.S. Federal Income Tax Consequences

The following discusses, subject to the limitations stated below, the material U.S. federal income tax consequences of the merger to U.S. holders of our common stock whose shares of our common stock are converted into the right to receive cash in the merger (whether upon the receipt of the merger consideration or pursuant to the proper exercise of appraisal rights). Non-U.S. holders of our common stock may have different tax consequences than those described below and are urged to consult their tax advisors regarding the tax treatment to them under U.S. and non-U.S. tax laws. We base this summary on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of Essex common stock that is:

•	a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any State or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

The U.S. federal income taxes of a partner in a partnership holding our common stock will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding shares of our common stock should consult their own tax advisors.

This discussion assumes that you hold the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to you in light of your particular circumstances, or that may apply to you if you are subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass through entities for U.S. federal income tax purposes, non-U.S. persons, shareholders who hold shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction, or shareholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements). In addition, except as specifically provided below, the discussion does not address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to you. We urge you to consult your own tax advisor to determine the particular tax consequences to you, including the application and effect of any state, local or non U.S. income and other tax laws, of the receipt of cash in exchange for our common stock pursuant to the merger.

The receipt of cash in the merger by U.S. holders of our common stock will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign tax laws). For U.S. federal income tax purposes, a U.S. holder of our common stock will recognize gain or loss equal to the difference between:

•	the amount of cash received in exchange for such common stock; and

•	the U.S. holder’s adjusted tax basis in such common stock.

Such gain or loss will be capital gain or loss. If the holding period in our common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. Certain U.S. holders, including individuals, are eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. Short term capital gains rates are taxed at ordinary income rates. If you acquired different blocks of our common stock at different times and different prices, you must calculate your gain or loss and determine your adjusted tax basis and holding period separately with respect to each block of our common stock.

Under the Code, as a U.S. holder of our common stock, you may be subject to information reporting on the cash received in the merger unless an exemption applies. Backup withholding may also apply (currently at a rate of 28%) with respect to the amount of cash received in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be credited against your U.S. federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner. Each U.S. holder should consult its own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

Regulatory Approvals

The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules (the “HSR Act”) provide that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. On November 29, 2006, Essex and Northrop Grumman made the required filings with the Antitrust Division and the Federal Trade Commission, and requested early termination of the waiting period. If early termination is not granted and a request for additional information by the relevant antitrust authorities is not made, the waiting period will expire at 11:59 p.m. on December 29, 2006.

The German merger control laws require that transactions which exceed certain thresholds based on worldwide and local sales in the previous fiscal year not be implemented until the governmental entity approves the transaction. Northrop Grumman has determined that the thresholds are met in Germany, and caused the filings of the required information with the German Federal Cartel Office on November 27, 2006. Northrop Grumman received clearance from the German Federal Cartel Office on December 1, 2006.

At any time before or after consummation of the merger, the Antitrust Division or the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds. Private parties could take antitrust action under the antitrust laws, including seeking an injunction prohibiting or delaying the merger, divestiture or damages under certain circumstances. Additionally, at any time before or after consummation of the merger, notwithstanding the expiration or termination of the applicable waiting period, any state could take action under its antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, Essex and Northrop Grumman will prevail.

Under the merger agreement, Essex and Northrop Grumman have agreed to use their reasonable efforts to obtain all required governmental approvals in connection with the execution of the merger agreement and completion of the merger.

Except as noted above with respect to the required filings under the HSR Act and German competition law and certain other federal authorities, and the filing of articles of merger and a plan of merger in the Commonwealth of Virginia at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Absence of Appraisal Rights

Appraisal rights are statutory rights that enable shareholders who object to extraordinary transactions, such as mergers, to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding, instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Appraisal rights are not available in all circumstances, and exceptions to such rights are set forth in the laws of Virginia. These exceptions are applicable with respect to the rights of Essex shareholders in the merger.

Essex shareholders are not entitled to appraisal rights under Virginia law because there were at least 2,000 holders of Essex common stock and the outstanding shares of Essex common stock have a market value of at least $20 million, in each case as of the record date, Essex shareholders are receiving only cash as consideration in the merger, and the merger does not involve certain types of affiliated persons for purposes of Virginia law.

THE MERGER AGREEMENT

The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety.

Effective Time

The effective time of the merger will occur at the time that Essex and MergerCo file articles of merger and a plan of merger with, and a certificate of merger is issued by, the State Corporation Commission of the Commonwealth of Virginia (or at such later time as is specified in the articles of merger) on the closing date of the merger. The closing date will occur on a date following the satisfaction or waiver of all of the conditions set forth in the merger agreement (other than conditions which, by their terms, must be satisfied at the closing, subject to the fulfillment or waiver of those conditions).

Structure of the Merger

At the effective time of the merger, MergerCo will merge with and into Essex. Upon completion of the merger, MergerCo will cease to exist as a separate entity and Essex will continue as the surviving corporation. All of Essex’s and MergerCo’s properties, assets, rights, privileges, immunities, powers and purposes, and all of their liabilities, obligations and penalties, will become those of the surviving corporation. Following the completion of the merger, Essex’s common stock will be delisted from NASDAQ, deregistered under the Securities Exchange Act of 1934, as amended, and no longer publicly traded.

Merger Consideration; Treatment of Stock and Options; Employee Stock Purchase Plan

Essex Common Stock

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be cancelled and converted into the right to receive $24.00 in cash, without interest and less applicable withholding taxes, except for Essex common stock that is:

•	held by Essex or its subsidiaries immediately prior to the effective time of the merger, all of which will be cancelled without any payment; and

•	held by Northrop Grumman or MergerCo or any of their respective subsidiaries immediately prior to the effective time of the merger, all of which will be cancelled without any payment.

Company Stock Options

At the effective time of the merger, option holders will receive the excess, if any, of the $24.00 per share merger consideration over the per share exercise price of their options, less any tax withholding, for each option share underlying each option that they hold, whether or not the option is currently vested.

Employee Stock Purchase Plan

In connection with the execution of the merger agreement, Essex’s employee stock purchase plan (ESPP) has been amended to prohibit (i) any increase in the rate of payroll deductions being made by participants to the ESPP, (ii) any further direct payments by participants thereunder that were not authorized prior to the execution of the merger agreement, and (iii) the acceptance of any new participants into the ESPP.

In connection with the closing of the merger, the then effective purchase interval of the ESPP shall be shortened so that it ends on, and a new purchase date is established as of, a date that is no later than 5 business days prior to the effective time of the merger. Participants in the ESPP shall be permitted to purchase shares of Essex common stock on such new purchase date, unless prior to such date the participant has withdrawn from the purchase interval.

At the effective time of the merger, the ESPP shall be terminated.

Further Ownership Rights

After the effective time of the merger, each of our outstanding stock certificates for Essex common stock will represent only the right to receive the merger consideration. The merger consideration paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of our common stock represented by that certificate.

Procedure for Receiving Merger Consideration

Promptly after the effective time of the merger, Northrop Grumman will deposit an amount of cash sufficient to pay the merger consideration promptly to each holder of shares of our common stock with a bank or trust company of its choosing (the “paying agent”). As soon as practicable after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to you and Essex’s other shareholders. The letter of transmittal and instructions will tell you how to surrender your Essex common stock certificates in exchange for the merger consideration.

You should NOT return your stock certificates with the enclosed proxy card, and you should NOT forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your Essex common stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as the paying agent may require. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person requesting payment must either pay any applicable stock transfer taxes or establish to the reasonable satisfaction of the surviving corporation that such stock transfer taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates. Each of the paying agent, Essex and Northrop Grumman will be entitled to deduct and withhold any applicable taxes from the merger consideration and pay such withholding amount over to the appropriate taxing authority.

At the effective time of the merger, our share transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our common stock. If, after the effective time of the merger, certificates are presented to the surviving corporation or the paying agent for transfer or any other reason, they will be cancelled and exchanged for the merger consideration.

None of the paying agent, Northrop Grumman or Essex will be liable to any person for any shares or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains undistributed to the holders of certificates evidencing shares of our common stock for one year after the effective time of the merger, will be delivered, upon demand, to Northrop Grumman. Holders of certificates who have not surrendered their certificates within one year after the effective time of the merger may only look to Northrop Grumman for the payment of the merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then you will be required to make an affidavit of that fact before you will be entitled to receive the merger consideration. In addition, if required by the surviving corporation, you will have to post a bond in customary amount and upon such terms as determined by Northrop Grumman indemnifying Northrop Grumman against any claims made against it with respect to the lost, stolen or destroyed certificate.

Articles of Incorporation and Bylaws

The articles of incorporation of Essex will be amended at the effective time of the merger as set forth under Exhibit A of the merger agreement (included as part of Annex A attached hereto). The bylaws of Essex will be amended at the effective time of the merger as set forth under Exhibit B of the merger agreement.

Directors and Officers

The directors of MergerCo immediately prior to the merger will be the directors of the surviving corporation immediately following the merger, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation or bylaws of the surviving corporation. In addition, the officers of Essex immediately prior to the merger will be the officers of the surviving corporation immediately following the merger until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation or bylaws of the surviving corporation.

Representations and Warranties

The merger agreement contains representations and warranties that Essex and Northrop Grumman made to each other as of specific dates. The assertions embodied in those representations and warranties were made for purposes of the merger agreement between Essex and Northrop Grumman, a copy of which is attached hereto as Annex A, and may be subject to important qualifications and limitations set forth in the merger agreement and the disclosure schedules to the merger agreement agreed to by such parties in connection with negotiating its terms. Moreover, certain representations and warranties are subject to a standard of materiality different from those generally applicable to a shareholders’ investment decision with respect to Essex or were used for the purpose of allocating risk between Essex and Northrop Grumman rather than establishing matters as facts. Essex is not currently aware of any specific undisclosed material facts relating to Essex that it believes would be material to you as a shareholder voting on the merger that contradict the representations and warranties contained in the merger agreement. Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ proper organization, good standing and corporate power to operate our businesses;

•	our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement against Essex;

•	the adoption and recommendation by our board of directors of the merger agreement;

•	our capitalization, including in particular the number of shares of our common stock and stock options outstanding;

•	our subsidiaries and joint venturers, including the capitalization of our subsidiaries;

•	required consents, approvals and notifications of governmental entities as a result of the merger;

•	the absence of any conflict with, or violation or breach of, our organizational documents, applicable law, or our material agreements as a result of entering into the merger agreement and consummating the merger;

•	the absence of any consent, approval, authorization, filing or notice under, or the termination, cancellation, amendment, modification or acceleration of any rights or obligations under, our material agreements;

•	the required vote of our shareholders in connection with the approval of the merger agreement;

•	our Securities and Exchange Commission, or SEC, filings since January 1, 2003 and the financial statements contained therein;

•	our compliance with specific provisions of the Sarbanes-Oxley Act of 2002;

•	the absence of undisclosed liabilities;

•	the absence of certain changes and events since December 31, 2005, including the absence of changes or events that have had or would have a material adverse effect on us;

•	the absence of material litigation or outstanding court orders against us;

•	specified types of contracts;

•	our compliance with our government contract obligations;

•	our government contract practices;

•	employment and labor matters affecting us, including matters relating to our employee benefit plans;

•	taxes;

•	environmental compliance matters;

•	real property owned and leased by us and our subsidiaries;

•	licenses and permits necessary to carry on our business;

•	our compliance with laws;

•	our actions rendering any state takeover statutes inapplicable to the merger;

•	the existence of interested party transactions;

•	the accuracy and completeness of information supplied by us in this proxy statement and other documents filed with the SEC in connection with the merger;

•	receipt by us of an opinion of Jefferies Quarterdeck;

•	the absence of undisclosed broker’s fees;

•	our intellectual property;

•	our compliance with the Foreign Corrupt Practices Act;

•	our compliance with export and import laws; and

•	our compliance with applicable national security obligations.

For the purposes of the merger agreement, “material adverse effect” means with respect to Essex, any event, state of facts, circumstance, development, change or effect that, individually or in the aggregate:

•	is materially adverse to the business, assets, liabilities, financial condition or results of operations of Essex and its subsidiaries, taken as a whole; or

•	would prevent or materially impair or materially delay the ability of Essex to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement.

Notwithstanding the foregoing, none of the following will give rise to or constitute a “material adverse effect” on Essex:

•	changes in general economic, capital market or industry conditions except to the extent that such changes have a disproportionate impact on Essex and its subsidiaries taken as a whole relative to other participants in the industry in which Essex conducts its business;

•	any failure, in and of itself, by Essex to meet any internal or published projections, forecasts or revenue or earnings predictions or projections (it being understood that any change in Essex underlying or contributing to such failure may be taken into account);

•	effects of the announcement of the merger agreement or the pendency or consummation of the transactions contemplated by the merger agreement;

•	any law or order enacted, promulgated, issued, entered, amended or enforced by a governmental entity that enjoins, restrains, prevents, delays or prohibits the consummation of the transactions contemplated by the merger agreement or makes consummation of those transactions illegal; or

•	as specifically disclosed to Northrop Grumman on the disclosure schedule to the merger agreement.

The merger agreement also contains customary representations and warranties made by Northrop Grumman and MergerCo. The representations and warranties relate to, among other things:

•	their proper organization, good standing and corporate power to operate their businesses;

•	their power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement against Northrop Grumman and MergerCo;

•	required consents and approvals of governmental entities as a result of the merger;

•	the absence of conflict with, or breach of, their organizational documents, or applicable law;

•	the accuracy and completeness of information Northrop Grumman has supplied for inclusion in this proxy statement;

•	the sufficiency of funds to satisfy all obligations of Northrop Grumman and MergerCo set forth in the merger agreement; and

•	the operations of MergerCo.

For the purposes of the merger agreement, “material adverse effect” means with respect to Northrop Grumman, any event, state of facts, circumstances, development, change or effect that, individually or in the aggregate, would prevent or materially impair or materially delay the ability of Northrop Grumman or MergerCo to perform their obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement.

The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions, between November 8, 2006 and the completion of the merger we and our subsidiaries will:

•	conduct our business only in the ordinary course of business and in a manner consistent with past practice; and

•	use all reasonable efforts to maintain and preserve intact our business organization, including the services of our key employees, and the goodwill of those having business relationships with us.

We have also agreed that during the same time period, and subject to certain exceptions or unless Northrop Grumman gives its prior written consent, we and our subsidiaries will not:

•	propose or adopt any changes to our or our subsidiaries’ organizational documents;

•	declare or pay dividends;

•	adjust, split, combine, subdivide or reclassify or otherwise amend the terms of any of our or our subsidiaries’ equity securities;

•	repurchase, redeem, purchase, acquire, encumber, pledge, dispose of or otherwise transfer any of our or our subsidiaries’ equity securities;

•	issue, grant, deliver or sell any of our or our subsidiaries’ equity securities;

•	register for sale, resale or other transfer our shares under the Securities Act of 1933, as amended;

•	increase the compensation or benefits of any of our or our subsidiaries’ directors, officers, employees or consultants other than in the case of officers and employees in the ordinary course of business consistent with past practice;

•	grant any severance or termination pay to any directors, officers, employees or other service providers, other than certain specified amounts to present employees, or enter into any new severance agreements;

•	establish, amend or accelerate any rights under our benefit plans, change any actuarial assumptions with respect to our benefit plans, or contribute to any “rabbi trust” or similar grantor trust;

•	grant any equity or equity-based awards to our directors, officers or employees;

•	amend, terminate or waive any provision of any employment or retention agreement with any officer, director or employee;

•	merge or consolidate Essex or any of our subsidiaries with any person;

•	sell, lease or otherwise dispose of a material amount of assets or securities other than in the ordinary course of business, or mortgage or pledge any material assets or permit any liens thereon, except for certain permitted liens;

•	make any acquisition, by purchase or other acquisition of stock or equity interest, or by merger consolidation or other business combination;

•	enter into, renew, extend, amend or terminate any material contract, other than executions, renewals, extensions, amendments or terminations of certain specified material contracts;

•	incur or assume, guarantee or prepay any indebtedness for borrowed money or offer, place or arrange any issue of any debt securities or commercial bank or other credit facilities, other than for amounts borrowed and repaid under our credit facility with Bank of America, N.A. for working capital purposes in the ordinary course of business consistent with past practice;

•	amend or waive any provision of our credit facility;

•	make any loans, advances or capital contributions to, acquisitions of or investments in, any person other than loans, advances or capital contributions to or among our subsidiaries or as required by customer contracts entered into in the ordinary course of business consistent with past practices;

•	authorize or make any capital expenditures, except for capital expenditures previously agreed to by Essex and Northrop Grumman;

•	make any changes in our financial accounting policies or procedures in effect on December 31, 2005, other than as required by law or U.S. generally accepted accounting principals, or write up, write down or write off the book value of any of our or our subsidiaries’ assets, other than in the ordinary course of business consistent with past practice or as required by law or U.S. generally accepted accounting principals;

•	waive, release, assign, settle or compromise any legal actions, other than waivers, releases, assignments, settlements or compromises in the ordinary course of business and consistent with past practices that involve only the payment of monetary damages not in excess of $75,000 individually or $150,000 in the aggregate and do not impose equitable relief or any restrictions on our or our subsidiaries’ business and operations or our or our subsidiaries’ admission of any wrongdoing;

•	adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization of Essex or its subsidiaries other than transactions involving immaterial subsidiaries;

•	settle or compromise any material tax audit or enter into any material closing agreement other than settlements or closing agreements for which liabilities have been specifically and adequately accrued and reserved for on Essex’s most recently balance sheet filed prior to November 8, 2006 and which would not have the effect of increasing Essex’s tax liability after the close of the merger or decreasing Essex’s tax attribute before the close of the merger;

•	make or change any material tax election, file any material amendment to a material tax return, change any annual tax accounting period, adopt or change any tax accounting period, surrender any right to claim a material tax refund or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment relating to us or our subsidiaries;

•	enter into, amend, waive or terminate, other than terminations in accordance with their terms, any transactions with affiliates; or

•	agree or commit to take any of the foregoing actions.

No Solicitation of Transactions

We have agreed that:

•	Neither we nor our subsidiaries nor our directors and officers will, and we shall cause our respective representatives not to, directly or indirectly:

•	initiate, solicit, or knowingly encourage (including by way of providing information) or knowingly facilitate any inquiries, proposals, or offers with respect to, or the making, or the completion of a takeover proposal;

•	participate or engage in any discussions or negotiations with, or furnish or disclose any non-public information relating to us or our subsidiaries to, or otherwise cooperate with or assist any person in connection with a takeover proposal;

•	withdraw, modify, qualify or amend, in any manner adverse to Northrop Grumman or MergerCo, the board of directors’:

•	determination that the merger agreement and the transactions contemplated therein, including the merger, are advisable, fair to and in the best interests of Essex and our shareholders;

•	approval and adoption of the merger agreement and the transactions contemplated therein, including the merger; and

•	recommendation that our shareholders approve the merger agreement and the transactions contemplated therein, including the merger.

•	approve, endorse or recommend any takeover proposal;

•	enter into any letter of intent, agreement in principle, merger agreement, option agreement or other similar agreement, other than an acceptable confidentiality agreement (as defined in the merger agreement), relating to a takeover proposal; or

•	resolve or agree to take any of the foregoing actions.

•

We will promptly advise Northrop Grumman, in any event within 24 hours, if we or our subsidiaries or our respective representatives receive any takeover proposal or indication by any person that is considering making a takeover proposal, any request for non-public information relating to us or any of our subsidiaries, other than in the ordinary course of business and unrelated to a takeover proposal, or any inquiry or request for discussions or negotiations regarding a takeover proposal, and to indicate in any such notice the identity of the person making such proposal, inquiry or request (and to include with such notice copies of any written materials received from or on behalf of such person, or if no written materials are available a description, relating to such proposal, offer, inquiry or request), including any modifications thereto, and thereafter to keep Northrop Grumman reasonably informed on a current basis, in any event within 24 hours of the occurrence of any changes, developments, discussions or negotiations, of the status of any such takeover proposal, indication, inquiry or request (including the material terms and conditions thereof and of any related modification) and any material developments, discussions and negotiations, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions.

•	We will not, and will cause our subsidiaries not to, enter into any confidentiality agreement with any person that prohibits us from providing information relating to a takeover proposal or inquiries, discussions, or negotiations related to a takeover proposal. In addition, we will not, and will cause our subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which we or any of our subsidiaries is a party, and we will, and will cause our subsidiaries to, enforce the provisions of any such agreements.

•	Notwithstanding the foregoing, prior to obtaining shareholder approval of the merger agreement, in circumstances not involving a breach of the merger agreement, we are permitted to:

•	with respect to a person who has made a written takeover proposal, engage in discussions or negotiations with such a person, provided that prior to such discussions or negotiations:

•	we have entered into an acceptable confidentiality agreement with the person making the takeover proposal; and

•	our board of directors has determined in good faith, after consulting with outside legal counsel and financial advisors, that such takeover proposal constitutes, or is reasonably likely to result in, a superior proposal and that failure to enter into discussions or negotiations with such person would be reasonably likely to constitute a breach of the board of directors’ fiduciary obligations to our shareholders under applicable laws.

•	with respect to a person who has made a written takeover proposal, furnish or disclose any non-public information relating to us or our subsidiaries if, prior to taking such action:

•	we have entered into an acceptable confidentiality agreement with the person making the takeover proposal;

•	our board of directors has determined in good faith, after consulting with outside legal counsel and financial advisors, that such takeover proposal constitutes, or is reasonably likely to result in, a superior proposal and that failure to furnish or disclose such non-public information to such person would be reasonably likely to constitute a breach of the board of directors’ fiduciary obligations to our shareholders under applicable laws; and

•	we concurrently disclose the same such non-public information to Northrop Grumman if such non-public information has not previously been made available to Northrop Grumman; and

•	withdraw, modify, qualify or amend, in a manner adverse to Northrop Grumman, the board of directors’ approval, recommendation and declaration of advisability of the merger, the merger agreement and the transactions contemplated by the merger agreement if the board of directors has determined in good faith, after consultation with outside legal counsel, that failure to take such action would be reasonably likely to constitute a breach of the board of directors’ fiduciary obligations to our shareholders under applicable laws; provided, that:

•	we shall have given Northrop Grumman and MergerCo prompt written notice of the board of directors’ decision and, in the event that their decision relates to a takeover proposal, the material terms and conditions of the takeover proposal, including the identity of the party making such takeover proposal and, if available, a copy of the relevant proposed transaction agreements with such party and other material documents;

•	we shall have given Northrop Grumman and MergerCo four business days after delivery of the notice to propose revisions to the terms of the merger agreement, or make another proposal, and shall have negotiated in good faith with Northrop Grumman and MergerCo with respect to such proposed revisions or other proposal, if any; and

•	the board of directors shall have determined in good faith, after considering the results of negotiations giving effect to the proposals made by Northrop Grumman and MergerCo, if any, and after consultation with outside legal counsel, that failure to withdraw, modify, qualify or amend the board of directors’ approval, recommendation or declaration of advisability of the merger, the merger agreement and the transactions contemplated by the merger agreement would be reasonably likely to constitute a breach of the board of directors’ fiduciary obligations to our shareholders under applicable laws.

•	Our obligations with respect to solicitations of transactions shall not prohibit our board of directors from disclosing a position regarding a takeover proposal or the merger agreement and the transactions contemplated therein in accordance with the rules of the Securities Exchange Act of 1934, as amended; provided, however, that any disclosure beyond a “stop, look and listen” or similar communication as contemplated under the Securities Exchange Act of 1934 shall be deemed a withdrawal, modification, qualification or amendment of the board of director’s approval, recommendation and declaration of the advisability of the merger, the merger agreement and the transactions contemplated by the merger agreement in a manner adverse to Northrop Grumman or MergerCo, unless our board of directors expressly reaffirm their recommendation to the shareholders in favor of the approval of the merger agreement and reject the takeover proposal presented to them or rejects any other takeover proposal.

For purposes of the merger agreement, “takeover proposal” means any inquiry, proposal or offer from any person or group other than Northrop Grumman, its subsidiaries or affiliates, relating to:

•	any direct or indirect acquisition or purchase of any business or division of ours or our subsidiaries’(or more than one of them) representing 15% or more of our net revenues, net income or net assets;

•	any direct or indirect acquisition of 15% or more of our equity (by vote or value);

•	any tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning 15% or more of our equity (by vote or value); or

•	any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving us or our subsidiaries whose business represents 15% or more of our consolidated net revenues, net income or net assets.

For purposes of the merger agreement, “superior proposal” means any bona fide written takeover proposal that our board of directors determines in good faith (after consultation with its financial advisors) to be reasonably capable of being consummated and to be more favorable (taking into account (i) financial and strategic considerations, including relevant legal, financial, regulatory and other aspects of such takeover proposal and the merger and the transactions contemplated by the merger agreement and (ii) the anticipated timing, conditions and prospects for completion of such takeover proposal, including the prospects for obtaining regulatory approvals and financing, and any third party shareholder approvals) to our shareholders than the merger and the other transactions contemplated by the merger agreement, taking into account all of the terms of any proposal by Northrop Grumman to amend or modify the terms of the merger agreement and the transactions contemplated by the merger agreement, except that the reference to “15%” in the definition of takeover proposal shall be deemed to be a reference to “50%”.

At any time prior to obtaining shareholder approval of the merger agreement, our board of directors may, in response to a superior proposal that did not result from any breach of the merger agreement, cause Essex to terminate the merger agreement in connection with Essex entering into a definitive agreement with respect to a superior proposal. In such situation, Essex will be required to pay Northrop Grumman a fee of $22.5 million upon such termination. See “The Merger Agreement—Fees and Expenses.”

Employee Benefits

For a period of not less than one year following the closing of the merger, Northrop Grumman has agreed that it shall cause the surviving corporation to continue to provide the employees of Essex and its subsidiaries who continue to be employed by Essex and its subsidiaries with compensation and benefits that are no less favorable in the aggregate as either those provided under Essex’s compensation and employee benefits plans, programs, policies, practices and arrangements (excluding equity-based programs) provided by Essex or its subsidiaries to such employees immediately prior to the closing date of the merger or those provided to similarly situated employees of Northrop Grumman, provided that:

•	the foregoing will not prevent the amendment or termination of any specific plan, program or arrangement, require that the surviving corporation provide or permit investment in the securities of the surviving corporation or any of its affiliates or interfere with the surviving corporation’s right or obligation to make such changes as are necessary to comply with any applicable law; and

•	no provision of the merger agreement shall preclude the surviving corporation and its affiliates from terminating the employment of any employee of the surviving corporation or its subsidiaries for any reason for which Essex could have terminated such employee prior to the closing of the merger.

Furthermore, the surviving corporation and its affiliates will honor all of Essex’s benefit plans, including any severance retention, change of control and similar plans, agreements and written arrangement, in accordance with their terms as in effective immediately prior to the closing of the merger, subject to any amendment or termination that may be permitted by such plans, agreements or written arrangements.

Under the employee benefit plans of the surviving corporation and its affiliates providing benefits to employees of Essex after the closing of the merger:

•	each employee of Essex and its subsidiaries will be credited with his or her years of service with Essex and its affiliates before the closing date of the merger (and any predecessor entities thereof or any other entities for which Essex and its affiliates have given credit for prior service), to the same extent that the employee was entitled, prior to the closing of the merger, to credit for such service under the corresponding Essex benefit plan, for purposes of eligibility and vesting (but not benefit accrual), but shall not receive credit for any purposes where service credit for the applicable period is not provided to participants generally, and to the extent such credit would result in a duplication of benefits;

•	each employee of Essex will immediately be eligible to participate, without any waiting time, in any and all new benefit plans to the extent coverage under such new benefit plan replaces coverage under a similar or comparable Essex benefit plan in which such employee participated prior to the closing of the merger; and

•	for each new benefit plan providing medical, dental, pharmaceutical and/or vision benefits to employee’s of Essex prior to the closing of the merger, the surviving corporation will cause all pre-existing condition exclusions and actively-at-work requirements of any such new benefit plan to be waived for such employees and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Essex benefit plan, and the surviving corporation will cause each employee to be given credit for amounts paid by the employee during such year under the Essex employee benefit plan towards deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the new benefit plan.

Agreement to Take Further Action and to Use Reasonable Efforts

Subject to the terms and conditions of the merger agreement and in accordance with any applicable laws, each of the parties to the merger agreement will use all reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to:

•	ensure the conditions to the closing of the merger are satisfied and to consummate the transactions contemplated by the merger agreement as promptly as practicable, including:

•	using all reasonable efforts to obtain all necessary actions or nonactions, waivers, consents and approvals from governmental entities and making all necessary registrations and filings and taking all steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity;

•	making, as promptly as practicable (and in any event within 20 business days), the HSR Act filing with respect to the transactions contemplated by the merger agreement and not extending any waiting period under the HSR Act or entering into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by the merger agreement, except with the prior written consent of the other party;

•	making, as promptly as practicable (and in any event within 15 business days), appropriate filings with the European Union, if required, and, if required, under any other antitrust, competition or premerger notification, trade regulation law, regulation or order;

•	obtaining all consents approvals or waivers from, or taking other actions with respect to, third parties necessary or advisable to be obtained or taken in connection with the transactions contemplated by the merger agreement; provided, however, that without the prior written consent of Northrop Grumman, Essex and its subsidiaries may not pay or commit to pay any material amount of cash or other consideration, or incur or commit to incur any material liability or other obligation, in connection with obtaining such consent, approval or waiver;

•	subject to first having used all reasonable efforts to negotiate a resolution of any objections underlying such lawsuits or other legal proceedings, using reasonable efforts to defend and contest any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or consummation of the transactions contemplated therein, including using reasonable efforts to seek to have any stay or temporary restraining order entered by any governmental entity to have any stay or temporary restraining order entered by any governmental entity vacated or reversed; and

•	executing and delivering any additional instruments necessary to consummate the transactions contemplated by the merger agreement, and to fully carry out the purposes of the merger agreement.

In no event, however, shall Northrop Grumman or its affiliates be required to, and Essex shall not, without the prior written consent of Northrop Grumman (x) agree or otherwise become subject to any restrictions, conditions, limitations or other understanding on or with respect to the operation of the business of Northrop Grumman, any of its affiliates, or Essex in any material respect or (y) agree or otherwise be required to sell or otherwise dispose of, hold separate, or divest itself of any business, assets or operations of Northrop Grumman, any of its affiliates, or Essex.

Takeover Statutes

In the event that any takeover statute is or becomes applicable to the merger agreement, the voting agreements, the merger or the other transactions contemplated by the merger agreement or the voting agreements, each of Northrop Grumman and Essex and their respective board of directors will (a) take all necessary action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in the merger agreement and (b) otherwise act to eliminate or minimize the effects of such takeover statute.

Conditions to the Merger

The obligations of the parties to complete the merger are subject to the satisfaction or waiver on or prior to the closing of the merger of each of the following mutual conditions:

•	receipt of Essex shareholder approval;

•	the expiration or termination of the waiting period under the HSR Act and the German pre-merger notification law; and

•	no governmental entity will have enacted, issued, promulgated, enforced or entered any laws or orders (whether temporary, preliminary or permanent) that enjoin or otherwise prohibit consummation of the merger or the other transactions contemplated by the merger agreement.

The obligations of Northrop Grumman and MergerCo to complete the merger are subject to the satisfaction or waiver on or prior to the closing of the merger of each of the following conditions:

•	the truth and correctness of our representations and warranties made in the merger agreement either in all respects, all material respects or to the extent the failure of such representations and warranties to be true and correct would not have a material adverse effect on Essex, depending on the particular representation or warranty;

•	the performance and compliance, in all material respects, by Essex of all of its obligations, agreements and covenants, required to be performed by or complied with by Essex under the merger agreement;

•	since November 8, 2006, Essex shall not have experienced a material adverse effect or any event, state of facts, circumstances, developments, changes or effects that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Essex;

•	the receipt of a certificate signed on behalf of Essex by an Essex officer as to the satisfaction of the foregoing conditions relating to the truth and correctness of Essex’s representations and warranties, the performance of its covenants and agreements in the merger agreement, the absence of any material adverse effect since November 8, 2006 on Essex and the absence of any event, state of facts, circumstances, developments, changes or effects that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Essex; and

•	the pendency of any proceeding instituted by a governmental entity seeking any laws or orders that would enjoin or otherwise prohibit consummation of the merger or the other transactions contemplated by the merger agreement.

Our obligation to complete the merger is subject to the following additional conditions:

•	the truth and correctness of Northrop Grumman’s and MergerCo’s representations and warranties made in the merger agreement either in all respects or to the extent the failure of such representations and warranties to be true and correct would not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Northrop Grumman or MergerCo to consummate the transactions contemplated by the merger agreement;

•	the performance and compliance, in all material respects, by Northrop Grumman and MergerCo of their obligations, agreements and covenants, required to be performed by or complied with by Northrop Grumman and MergerCo under the merger agreement; and

•	the receipt of a certificate signed on behalf of Northrop Grumman by the chief executive officer or chief financial officer of Northrop Grumman as to the satisfaction of the foregoing conditions relating to the truth and correctness of Northrop Grumman’s and MergerCo’s representations and warranties and the performance of their obligations, covenants and agreements in the merger agreement.

Termination of the Merger Agreement

Essex and Northrop Grumman may agree in writing to terminate the merger agreement at any time without completing the merger, even after the shareholders of Essex have adopted the merger agreement. The merger agreement may also be terminated in the following other circumstances:

•	by either Northrop Grumman or Essex if:

•	the closing has not occurred on or before May 8, 2007; provided that (i) if, 10 business days prior to such date, the waiting periods under the HSR Act and the German pre-merger notification law have not both expired or been terminated or waived, then at anytime during those 10 business days Northrop Grumman may, by delivery of written notice to Essex, extend the time for an additional 90 days, (ii) if Northrop Grumman has not extended the time period in accordance with the above, then prior to Essex terminating the merger agreement, Essex shall provide Northrop Grumman with 5 business days prior notice of its intent to terminate the merger agreement, at which time Northrop Grumman may extend the time period for an additional 90 days, and (iii) the right to terminate the merger agreement under this clause is not available to a party whose failure to fulfill any of its obligations under the merger agreement has been the principal cause of, or resulted in, the failure to consummate the merger by such date, which we refer to below as the “termination date”;

•	our shareholders do not vote to approve the merger agreement at the meeting of the shareholders or at any adjournment or postponement thereof; or

•	any law prohibits consummation of the merger or if any order restrains, enjoins or otherwise prohibits consummation of the merger, and such order has become final and nonappealable.

•	by Northrop Grumman if:

•	our board of directors withdraws, modifies, qualifies or amends, in a manner adverse to Northrop Grumman, the board of directors’ approval, recommendation or declaration of advisability of the merger, the merger agreement and the transactions contemplated by the merger agreement or approves, endorses or recommends any takeover proposal other than the merger, or announces its intention to do any of the foregoing, in any case whether in accordance with or in violation of the merger agreement;

•	we (i) breach or fail to perform our covenants related to non-solicitation of takeover proposals, fail to include our board of directors’ recommendation regarding the merger in our proxy statement related to the merger, or fail to take all actions required to obtain approval of the merger agreement by our shareholders, including the calling and holding of a meeting of our shareholders or (ii) materially breach our obligation to prepare and file a proxy statement related to the approval of the merger agreement and the merger and such breach is not cured within 5 days of us receiving written notice of such breach from Northrop Grumman; or

•	we breach or fail to perform any of our representations, warranties, covenants or agreements in the merger agreement (or if any of our representations or warranties in the merger agreement shall fail to be true) such that the applicable closing conditions to the merger agreement would not be satisfied, which breach has not been cured within 10 business days after notice from Northrop Grumman of such breach or failure.

•	by Essex if:

•	Northrop Grumman breaches or fails to perform any of Northrop Grumman’s representations, warranties, covenants or agreements in the merger agreement (or if any of Northrop Grumman’s representations or warranties in the merger agreement shall fail to be true) such that the applicable closing conditions to the merger agreement would not be satisfied, which breach has not been cured within 10 business days after notice from Essex of such breach or failure; or

•

prior to receiving shareholder approval of the merger agreement, our board of directors withdraws, modifies, qualifies or amends, in a manner adverse to Northrop Grumman, the board of directors’ approval, recommendation or declaration of advisability of the merger, the merger agreement and the transactions contemplated by the merger agreement and concurrent with the termination of the merger agreement we enter into a definitive agreement providing for the consummation of a superior proposal in accordance with the terms of the merger agreement and we pay to Northrop Grumman a termination fee (described below).

Fees and Expenses

Generally, the parties to the merger agreement are responsible for their own transaction expenses if either party terminates the merger agreement for any reason under the merger agreement; however, if the merger agreement is terminated under certain limited circumstances described below, then Northrop Grumman shall pay Essex’s out-of-pocket fees and expenses incurred prior to such termination in an amount not to exceed $1 million.

In addition, we have agreed to pay to Northrop Grumman a termination fee of $22.5 million if:

•	Northrop Grumman terminates the merger agreement because our board of directors withdraws, modifies, qualifies or amends, in a manner adverse to Northrop Grumman, its approval, recommendation or declaration of advisability of the merger, the merger agreement and the transactions contemplated by the merger agreement or approves, endorses or recommends a takeover proposal other than the merger, or announces its intention to undertake the preceding;

•	Northrop Grumman terminates the merger agreement because we materially breach our obligations with respect to the non-solicitation of takeover proposals; we materially fail to include our board of directors’ recommendation regarding the merger in our proxy statement related to the merger, or to take all actions required to obtain approval of the merger agreement by our shareholders, including the calling and holding of a meeting of our shareholders and such breach is not cured within 5 days of us receiving written notice of such breach from Northrop Grumman; or we materially breach our obligation to prepare and file a proxy statement related to the approval of the merger agreement and the merger and such breach is not cured within 5 days of us receiving written notice of such breach from Northrop Grumman;

•	we terminate the merger agreement prior to obtaining shareholder approval of the merger agreement and concurrently with such termination enter into a definitive acquisition agreement providing for a superior proposal; or

•	either we or Northrop Grumman terminates the merger agreement because the termination date has occurred prior to shareholder approval or shareholder approval of the merger agreement has not been obtained at a meeting duly convened or at any adjournment or postponement, or Northrop Grumman terminates the merger agreement because of a breach or failure to perform our representations, warranties and covenants; and

•	prior to the time of shareholder approval of the merger agreement, a takeover proposal is made known to us or has been made directly to our shareholders generally or any person has publicly announced an intention to make a takeover proposal; and

•	within 15 months of the date the merger agreement is terminated we reach a definitive agreement to consummate, or consummate, a transaction contemplated by a takeover proposal whether or not it is the same takeover proposal; provided, however, that in this situation, references in the definition of “takeover proposal” to “15% or more” shall be “50% or more.”

In addition, Northrop Grumman has agreed to pay all of our actual out-of-pocket fees and expenses incurred on or prior to the termination of the merger agreement in connection with the transactions contemplated by the merger agreement up to an amount not to exceed $1 million if either we or Northrop Grumman terminate the merger agreement:

•	because the consummation of the merger has not occurred as of the termination date and all conditions to the obligations of the parties to consummate the merger have been satisfied or waived other than:

•	the expiration or termination of the waiting periods applicable to the consummation of the merger (or any extension thereof) under the HSR Act or the German pre-merger notification law; or

•	the absence of any law or order enjoining or otherwise prohibiting the consummation of the merger and the other transactions contemplated by the merger agreement; or

•	because any law prohibits consummation of the merger or any order restrains, enjoins or otherwise prohibits consummation of the merger, and such order has become final and nonappealable.

In addition to the foregoing fee provisions, Northrop Grumman has agreed to reimburse Essex for Essex’s HSR Act filing fee and for Essex’s costs in retaining any proxy solicitor in connection with the solicitation of proxies in respect of the approval of the merger agreement.

Amendment and Waiver

The merger agreement may be amended prior to the effective time of the merger by mutual agreement of the parties. However, after the merger agreement has been adopted by our shareholders, no amendment that requires further shareholder approval will be made to the merger agreement without such required further approval and such amendment has been duly authorized or approved by each of the parties to the merger agreement. The merger agreement also provides that, at any time prior to the effective time of the merger, either party may extend the time for the performance of any obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party or waive compliance with any agreement of the other party or any condition to its own obligations contained in the merger agreement.

Voting Agreements

In connection with the merger agreement, three members of our board of directors, John Hannon, Leonard Moodispaw and Terry Turpin, acting solely in their capacities as Essex shareholders, entered into substantially identical voting agreements with Northrop Grumman, dated as of November 8, 2006, pursuant to which each of the shareholders agreed, among other things, to vote the shares of Essex’s common stock over which the shareholder exercises voting control (“voting shares”) in favor of the approval of the merger agreement. As of December 7, 2006, the record date for the special meeting, these voting shares represent approximately 10.4% of our common stock outstanding. In addition to being members of our board of directors and Essex shareholders, Messrs. Moodispaw and Turpin are also Essex executive officers and have entered into retention agreements with Essex. See “The Merger—Interests of Essex’s Directors and Executive Officers in the Merger” beginning on page 26.

Each voting agreement requires the shareholder, among other things, to vote their voting shares in favor of approval of the merger agreement and against (i) approval of any proposal made in opposition to, or in competition with, consummation of the merger and the transactions contemplated by the merger agreement, (ii) any other action, proposal, transaction, or agreement that would compete with or serve to interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the merger, except as otherwise agreed to in writing in advance by Northrop Grumman, and (iii) any takeover proposal, other than the takeover proposal contemplated by the merger agreement. In addition, each shareholder granted representatives of Northrop Grumman a limited irrevocable proxy to vote the shareholder’s shares of Essex common stock in favor of approval of the merger agreement and against any takeover proposal or other matter that would compete with or serve to interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the merger.

Each shareholder agreed not to, directly or indirectly, (i) assign, sell, transfer, tender, pledge, hypothecate, gift, place in trust or otherwise dispose of any of the voting shares, other than transfers by testamentary or intestate succession or otherwise by operation of law, or enter into any contract, option or other agreement with respect to, or consent to, a transfer of, any of the voting shares or shareholder’s voting or economic interest therein, (ii) grant any proxies or powers of attorneys with respect to the voting shares, deposit any of the voting shares into a voting trust or enter into a voting agreement or similar commitment or arrangement with respect to the voting shares in contravention of the obligations under the voting agreement, (iii) request that Essex register the transfer, in contravention of the voting agreement, of any certificate or uncertificated interest representing any of the voting shares, and (iv) permit any of the voting shares to be, or become subject to, any pledges, liens, preemptive rights, security interests, claims, charges or other encumbrances or arrangements.

In addition, each shareholder agreed that, from the date of the voting agreement until its expiration in accordance with its terms:

•	Neither the shareholder, nor any of the shareholder’s representatives, on behalf of the shareholder, would initiate, solicit or knowingly encourage any inquiries or the making of, any takeover proposal from any person other than Northrop Grumman; and

•	The shareholder will not, and the shareholder will not permit its representatives to, (i) engage in any discussions or negotiations with, or provide any confidential or non-public information or data to, any person other than Northrop Grumman relating to a takeover proposal, (ii) knowingly encourage any effort or attempt by any person other than Northrop Grumman to make or implement a takeover proposal, or (iii) execute or enter into with any person other than Northrop Grumman, any letter of intent, exclusivity agreement, agreement in principle, voting agreement, acquisition agreement, option agreement, or other similar agreement related to any takeover proposal.

The voting agreement and all obligations of the shareholder and Northrop Grumman under the voting agreement will automatically terminate upon the earliest to occur of (i) the six month anniversary of the date and time as the merger agreement shall have been validly terminated according to its terms, (ii) the date and time as the merger shall become effective in accordance with the terms and conditions set forth in the merger agreement or (iii) the mutual agreement of Northrop Grumman and shareholder to terminate the voting agreement. A copy of the form of voting agreement is attached to this proxy as Annex B, which we incorporate by reference into this document.

MARKET PRICES OF THE COMPANY’S STOCK

Our common stock has traded on the NASDAQ under the symbol “KEYW” since March 31, 2004. Prior to that, during 2004 our common stock traded on the American Stock Exchange under the symbol “EYW.” The following table sets forth the intraday high and low sales prices per share of our common stock on each of those markets for the periods indicated.

Market Information

	Common Stock
	High	Low
Fiscal Year Ended December 31, 2004
1st Quarter	$9.86	$7.30
2nd Quarter	$9.79	$7.61
3rd Quarter	$12.22	$7.80
4th Quarter	$21.36	$10.49
Fiscal Year Ended December 31, 2005
1st Quarter	$20.50	$14.93
2nd Quarter	$24.13	$14.20
3rd Quarter	$25.06	$19.52
4th Quarter	$21.79	$16.10
Fiscal Year Ended December 31, 2006
1st Quarter	$23.25	$16.27
2nd Quarter	$22.87	$16.40
3rd Quarter	$18.67	$13.80
4th Quarter (through December 7, 2006)	$24.22	$16.71

On November 8, 2006, the last trading day before the announcement of the execution of the merger agreement, the closing price for our common stock was $19.98 per share. On December 7, 2006, the last trading day before this proxy statement was printed, the closing price for our common stock on the NASDAQ was $23.82 per share. You are encouraged to obtain current market quotations for Essex common stock in connection with voting your shares.

No dividends have ever been paid on our common stock, and we are currently restricted by the terms of the merger agreement from paying cash dividends.

As of December 7, 2006, the record date for the special meeting, there were approximately 10,300 beneficial holders and 258 registered holders of record of our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 7, 2006, the record date for the special meeting, the amount and percentage of our outstanding common stock beneficially owned by:

•	each of our directors;

•	our Chief Executive Officer and the next four most highly compensated current executive officers;

•	all of our directors and executive officers as a group; and

•	all persons, to our knowledge, beneficially owning more than five percent of our common stock.

Unless otherwise noted in the table, the address for each shareholder is in care of Essex Corporation at 6708 Alexander Bell Drive, Columbia Maryland, 21046.

Name of Beneficial Owners	Amount and Nature of Beneficial Ownership (1)	Percentage of Outstanding Shares of Common Stock Beneficially Owned (1)
John G. Hannon(2)	1,949,498	8.9%
Terry M. Turpin(3)	497,193	2.2%
Leonard E. Moodispaw(4)	458,450	2.0%
Lisa G. Jacobson(5)	47,500	*
Rudolf Liskovec(6)	33,547	*
James J. Devine(7)	28,800	*
Robert W. Hicks(8)	78,700	*
Anthony M. Johnson(9)	7,000	*
Ray M. Keeler(10)	43,500	*
Marie S. Minton(11)	21,000	*
Arthur L. Money(12)	36,000	*
The Hannon Family LLC(13)	1,438,973	6.5%
Brookside Capital Partners Fund, L.P.(14)	1,789,400	8.1%
AXA Financial, Inc.(15)	1,345,440	6.1%
All directors and executive officers as a group (20 persons)(16)	3,367,577	14.6%

*	Less than one percent
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes shares of common stock to which the person has sole or shared voting or investment power with respect to shares of common stock including those shares that the person has the right to acquire within 60 days after December 7, 2006, through the exercise of any stock option or other right. Shares of common stock subject to options or rights currently exercisable or exercisable within 60 days of December 7, 2006 are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or right but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated otherwise, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
(2)	John G. Hannon is a Director of Essex. Of the shares of common stock shown as beneficially owned, 510,525 are owned directly by Mr. Hannon. In addition, The Hannon Family LLC owns 1,438,973 shares of common stock which may be deemed to be beneficially owned by Mr. Hannon.
(3)	Terry M. Turpin is a Director, Senior Vice President and Chief Scientist of Essex. Of the shares shown as beneficially owned, 232,000 represent presently exercisable rights to acquire common stock through stock options.
(4)	Leonard E. Moodispaw is President, Chairman of the Board, Chief Executive Officer and a Director of Essex. Of the shares shown as beneficially owned, 395,000 represent presently exercisable rights to acquire common stock through stock options.

(5)	Lisa G. Jacobson is Executive Vice President and Chief Financial Officer of Essex. Of the shares shown as beneficially owned, 47,500 represent presently exercisable rights to acquire common stock through stock options.
(6)	Rudy Liskovec is Vice President of Essex. Of the shares shown as beneficially owned, 33,547 represent presently exercisable rights to acquire common stock through stock options.
(7)	James J. Devine is Executive Vice President and General Manager of Essex. Of the shares shown as beneficially owned, 28,800 represent presently exercisable rights to acquire common stock through stock options.
(8)	Robert W. Hicks is a Director of Essex. Of the shares shown as beneficially owned, 33,500 represent presently exercisable rights to acquire common stock through stock options.
(9)	Anthony M. Johnson is a Director of Essex. Of the shares shown as beneficially owned, 7,000 represent presently exercisable rights to acquire common stock through stock options.
(10)	Ray M. Keeler is a Director of Essex. Of the shares shown as beneficially owned, 34,500 represent presently exercisable rights to acquire common stock through stock options.
(11)	Marie S. Minton is a Director of Essex. Of the shares shown as beneficially owned, 21,000 represent presently exercisable rights to acquire common stock through stock options.
(12)	Arthur L. Money is a Director of Essex. Of the shares shown as beneficially owned, 36,000 represent presently exercisable rights to acquire common stock through stock options.
(13)	Consists of 1,438,973 shares directly held by The Hannon Family LLC. Mr. John G. Hannon is the managing person of this entity.
(14)	Based on a Schedule 13F filed with the SEC on November 14, 2006. Brookside Capital Partners Fund, L.P., address is 111 Huntington Avenue, Boston, MA 02199.
(15)	Based on a Schedule 13F filed with the SEC on November 14, 2006. AXA Financial Inc, address is 135 West 50th Street, New York, NY 10020.
(16)	Of the shares shown as beneficially owned, 1,016,747 represent presently exercisable rights to acquire common stock through stock options.

ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

Essex is asking its shareholders to vote on a proposal to authorize the proxy holders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger agreement.

Our board of directors unanimously recommends that shareholders vote “FOR” the proposal to authorize the proxy holders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger agreement.

OTHER MATTERS

Submission of Shareholder Proposals

If the merger is completed, we will no longer be a publicly held company and there will be no public participation in any future meetings of our shareholders. However, if the merger is not completed, our shareholders will continue to be entitled to attend and participate in our shareholders’ meetings.

If the merger is not completed and you intend to present a proposal at our 2007 annual meeting, it must be received by us for inclusion in our proxy statement and proxy relating to that meeting no later than January 15, 2007, and must otherwise be in compliance with applicable SEC regulations. If the date of the 2007 annual meeting, if any, is changed by more than 30 days from June 22, 2007, then in order to be considered for inclusion in Essex’s proxy materials, proposals of shareholders intended to be presented at the 2007 annual meeting must be received by us a reasonable time before we begin to print and mail our proxy materials for the 2007 annual meeting.

The SEC rules also establish a different deadline for submission of shareholder proposals that are not intended to be included in our proxy statement with respect to discretionary voting. The discretionary voting deadline for our 2007 annual meeting is April 7, 2007, or if the date of the 2007 annual meeting, if any, is changed by more than 30 days from June 22, 2007, a reasonable time before we mail our proxy materials for the 2007 annual meeting. If a shareholder gives notice of such a proposal after the discretionary voting deadline, Essex’s proxy holders will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at our 2007 annual meeting.

Delivery of this Proxy Statement

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (such as brokers) to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, known as “householding,” potentially means extra convenience for shareholders and cost savings for companies. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any shareholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to our Corporate Secretary at 6708 Alexander Bell Drive, Columbia, Maryland 21046-2306, or by telephone at 301-939-7000.

Any shareholder who currently receives multiple copies of the proxy statement and annual report at his or her address and would like to request “householding” of communications should contact his or her broker or, if shares are registered in the shareholder’s name, our Corporate Secretary at the address or telephone number provided above.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Essex files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Essex’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Any person, including any beneficial owner, to whom this proxy statement is delivered, may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Essex Corporation, 6708 Alexander Bell Drive, Columbia, Maryland 21046-2306, Attention: Corporate Secretary. No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated December 8, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

By Order of the Board of Directors,

Kimberly J. Dechello
Corporate Secretary
December 8, 2006

Annex A

AGREEMENT AND PLAN OF MERGER

by and between

NORTHROP GRUMMAN SPACE & MISSION SYSTEMS CORP.,

EAGLE TRANSACTION CORPORATION,

and

ESSEX CORPORATION

Dated as of November 8, 2006

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of November 8, 2006, between Northrop Grumman Space & Mission Systems Corp., an Ohio corporation (“Parent”), Eagle Transaction Corporation (“MergerCo”), a Virginia corporation, and Essex Corporation, a Virginia corporation (the “Company”).

RECITALS

WHEREAS, the parties intend that MergerCo be merged with and into the Company, with the Company surviving that merger, on the terms and subject to the conditions set forth herein, and in accordance with the Virginia Stock Corporation Act (the “VSCA”);

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and its shareholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and (iii) recommended approval of this Agreement and the transactions contemplated hereby, including the Merger, by the shareholders of the Company;

WHEREAS, the Boards of Directors of Parent and MergerCo have unanimously approved and adopted this Agreement;

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent’s and MergerCo’s willingness to enter into this Agreement, the Company, Parent, and MergerCo and certain shareholders of the Company are entering into voting agreements, of even date herewith (the “Voting Agreements”) pursuant to which such shareholders have agreed, subject to the terms thereof, to vote all shares of common stock of the Company (the “Common Stock”) held by them in favor of the Merger and this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, certain executives of the Company have executed and delivered employment/retention agreements with the Company, to be effective upon the consummation of the Merger; and

WHEREAS, the Company, Parent and MergerCo desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, however, that an Acceptable Confidentiality Agreement may include provisions that are less favorable to the Company than those contained in the Confidentiality Agreement so long as the Company offers to amend the Confidentiality Agreement, concurrently with execution of such Acceptable Confidentiality Agreement, to include substantially similar provisions.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Business Day” means any day, other than Saturday, Sunday or a day on which banking institutions in the City of New York are generally closed.

“Code” means the Internal Revenue Code of 1986, as amended, and any rules and regulations promulgated thereunder.

“Company Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case under which any past or present director, officer, or employee of the Company or any of its Subsidiaries has any present or future right to benefits.

“Company Certificate” means the Articles of Incorporation of the Company, as amended.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned by the Company and any of its Subsidiaries.

“Company Joint Venture” means, with respect to the Company, any Person in which the Company, directly or indirectly, owns an equity interest that does not have voting power under ordinary circumstances to elect a majority of the board of directors or other Person performing similar functions but in which the Company has substantial rights with respect to the management of such Person.

“Company Material Adverse Effect” means any event, state of facts, circumstance, development, change or effect (including those affecting or relating to any Company Joint Venture) that, individually or in the aggregate with all other events, states of fact, circumstances, developments, changes and effects, (i) is materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) would prevent or materially impair or materially delay the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that none of the following shall give rise to or constitute a Company Material Adverse Effect for any purpose under this Agreement: (A) changes in general economic, capital market or industry conditions except to the extent such changes have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company conducts its businesses; (B) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions or projections (it being understood that any change in the Company underlying or contributing to such failure may be taken into account in determining whether there exists a Company Material Adverse Effect); (C) effects of the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby; (D) any Law or Order enacted, promulgated, issued, entered, amended or enforced by any Governmental Entity (or the threat thereof) after the date of this Agreement enjoining, restraining, preventing, delaying or prohibiting consummation of the transactions contemplated by this Agreement or making the consummation of the transactions contemplated by this Agreement illegal pursuant to applicable Law; or (E) as set forth on Section 1.1(b) of the Company Disclosure Letter.

“Company Organizational Documents” means the articles of incorporation and bylaws (or the equivalent organizational documents) of the Company and each of its Subsidiaries, in each case as in effect on the date of this Agreement.

“Confidentiality Agreement” means that certain confidentiality agreement by and between the Company and Parent, dated September 1, 2006.

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations, whether written or oral (including, without limitation, any employment, severance, change in control, or other similar agreement with employees and/or directors of the Company).

“Credit Facility” means that certain Amended and Restated Revolving Line of Credit Loan and Security Agreement, dated as of June 30, 2005, as amended, between the Company and its Subsidiaries and Bank of America, N.A.

“Environmental Claims” means, in respect of any Person, any and all administrative, regulatory or judicial actions, suits, orders, decrees, demands, directives, claims, liens, proceedings or written notices of noncompliance or violation by any Governmental Entity, alleging (i) liability with respect to the potential presence or Release of, or exposure to, any Hazardous Materials at any location, whether or not owned, operated, leased or managed by such Person, (ii) indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of, or exposure to, any Hazardous Materials, or (iii) any other liability arising under Environmental Laws.

“Environmental Laws” means all applicable federal, state, local and foreign laws (including international conventions, protocols and treaties), common law, rules, regulations, orders, decrees, judgments, binding agreements or Environmental Permits issued, promulgated or entered into, by or with any Governmental Entity, relating to pollution, Hazardous Materials, natural resources or the protection, investigation or restoration of the environment as in effect on or prior to the date of this Agreement.

“Environmental Permits” means all permits, licenses, registrations and other governmental authorizations required under applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any rules and regulations promulgated thereunder.

“Export and Import Control Laws” means any United States Law or any Order involving or regulating the import or export of the Company or its Subsidiaries products or services, including but not limited to the Tariff Act of 1930 as amended, the Export Administration Act of 1979 as amended, the Export Administration Regulations, the International Emergency Economic Powers Act as amended, the Arms Export Control Act, the International Traffic in Arms Regulations, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Executive Orders of the President regarding embargoes and restrictions on transactions with designated entities (including countries, terrorists, organizations and individuals), and the embargoes and restrictions administered by the United States Office of Foreign Assets Control and the Money Laundering Control Act § 120.16.

“Fixed Price Contract” means any firm-fixed-price Contract, fixed-price Contract with prospective price adjustment, fixed-price incentive Contract or fixed-price Contract with prospective price redetermination, but does not include time and materials fixed-labor-rate Contracts.

“Foreign person” means any natural person who is not a lawful permanent resident as defined by 8 U.S.C. 1101(a)(20) or who is not a protected individual as defined by 8 U.S.C. 1324b(a)(3). It also means any foreign corporation, business association, partnership, trust, society or any other entity or group that is not incorporated or organized to do business in the United States, as well as international organizations, foreign governments and any agency or subdivision of foreign governments (e.g., diplomatic missions).

“Hazardous Materials” means (i) any substance that is listed, classified or regulated under any Environmental Laws; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material, toxic molds, or radon; or (iii) any other substance that is the subject of regulatory action, or that could give rise to liability, under any Environmental Laws.

“Intellectual Property Rights” means all of the following: (i) patents, patent rights, patent applications and patent disclosures, (ii) trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, logos, corporate names and Internet domain names, together with all goodwill associated with each of the foregoing, (iii) copyrights and copyrightable works, (iv) computer software (including source code, object code, data, databases and documentations), (v) inventions, trade secrets, mask work, confidential information, know-how (whether or not patentable and whether or not reduced to practice) and (vi) other proprietary information and intellectual property.

“Joint Venture Agreements” means such Contracts with respect to Company Joint Ventures as the Company has made available to Parent prior to the date of this Agreement.

“Knowledge” means, when used with respect to the Company, the actual knowledge of the Persons set forth in Section 1.1(a) of the Company Disclosure Letter.

“Laws” means any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, executive orders or legally enforceable requirements enacted, issued, adopted, promulgated or applied by any Governmental Entity.

“Liens” means any mortgages, deeds of trust, liens (statutory or other), pledges, security interests, collateral security arrangements, conditional and installment agreements, claims, covenants, conditions, restrictions, reservations, options, rights of first offer or refusal, charges, easements, rights-of-way, encroachments, third party rights or other encumbrances or title imperfections or defects of any kind or nature.

“Loss Contract” means any Contract or subcontract that (i) has generated revenues for the Company during the Company’s current fiscal year and for which the cost of performing such Contract or subcontract since the start of the Company’s current fiscal year through September 30, 2006 has exceeded the monies paid to the Company under such Contract or subcontract since the start of the Company’s current fiscal year through September 30, 2006 or (ii) to the Knowledge of the Company, has an estimate at completion that exceeds the Contract or subcontract value. For purposes of this definition, “costs” means all costs to the Company of performing under such Contract or subcontract consistent with the Company’s past practices, and including all allocations of general and administrative expenses to such Contract or subcontract.

“Orders” means any orders, judgments, injunctions, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

“Parent Material Adverse Effect” means any event, state of facts, circumstance, development, change or effect that, individually or in the aggregate with all other events, states of fact, circumstances, developments, changes and effects, would prevent or materially impair or materially delay the ability of Parent or MergerCo to perform their obligations under this Agreement or to consummate the transactions contemplated hereby.

“Permitted Liens” means (i) liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics’, materialmen’s or other liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; or (iii) any other liens, security interests, easements, rights-of-way, encroachments, restrictions, conditions and other encumbrances that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a material effect on the assets or properties to which they relate.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment.

“Representatives” means, when used with respect to Parent or the Company, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of Parent or the Company, as applicable, and its Subsidiaries.

“Requisite Company Vote” means the approval of this Agreement, the Merger and the other transactions contemplated hereby by the holders of more than two-thirds of the voting power of the Shares entitled to vote thereon, voting together as a single class.

“SCC” means the State Corporation Commission of the Commonwealth of Virginia.

“Subsidiary” means, when used with respect to Parent, MergerCo or the Company, any other Person (whether or not incorporated) that Parent, MergerCo or the Company, as applicable, directly or indirectly owns or has the power to vote or control 50% or more of any class or series of capital stock or other equity interests of such Person.

“Superior Proposal” means any bona fide written Takeover Proposal that the Company Board determines in good faith (after consultation with its financial advisor) to be reasonably capable of being consummated and to be more favorable (taking into account (i) all financial and strategic considerations, including relevant legal, financial, regulatory and other aspects of such Takeover Proposal and the Merger and the other transactions contemplated by this Agreement deemed relevant by the Board of Directors, and (ii) the anticipated timing, conditions and prospects for completion of such Takeover Proposal, including the prospects for obtaining regulatory approvals and financing, and any third party shareholder approvals) to the Company’s shareholders than the Merger and the other transactions contemplated by this Agreement (taking into account all of the terms of any proposal by Parent to amend or modify the terms of the Merger and the other transactions contemplated by this Agreement), except that the reference to “15%” in the definition of “Takeover Proposal” shall be deemed to be a reference to “50%”.

“Takeover Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent or MergerCo or their Affiliates relating to any direct or indirect acquisition or purchase of a business or division (or more than one of them) that in the aggregate constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of the equity interest in the Company (by vote or value), any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 15% or more of the equity interest (by vote or value) in the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole).

“Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Tax(es)” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, joint and several liability for being a member of an affiliated, consolidated, combined, unitary or other group for any period, or otherwise by operation of law, and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to pay or indemnify any other Person.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

Section 1.2 Other Defined Terms. The following terms have the meanings defined for such terms in the Sections set forth below:

2005 SEC Documents	Article IV
Affiliate Transaction	Section 4.20
Agreement	Preamble
Antitrust Division	Section 6.9(a)
Articles of Merger	Section 2.3
Bid	Section 4.12(c)
Certificate	Section 3.1(c)
Closing	Section 2.2
Closing Date	Section 2.2
COBRA	Section 4.13(f)
Common Stock	Recitals
Company	Preamble
Company Adverse Recommendation Change	Section 6.4(d)(iv)
Company Assets	Section 4.6
Company Board	Section 4.2(a)
Company Board Recommendation	Section 4.2(a)
Company Disclosure Letter	Article IV
Company Financial Advisor	Section 4.22
Company Government Contract	Section 4.12(c)
Company Government Subcontract	Section 4.12(c)
Company Permits	Section 4.18(a)
Company Proxy Statement	Section 4.5
Company Rights Agreement	Section 4.19(b)
Company SEC Documents	Section 4.8(a)
Company Termination Fee	Section 8.6(a)
Company Stock Award Plan(s)	Section 4.3(e)
Continuation Period	Section 6.7(a)
Contract	Section 4.12(a)
Dissenting Shares	Section 3.2(g)
Dissenting Shareholder	Section 3.2(g)
EC Merger Regulation	Section 4.5
Effective Time	Section 2.3
Employees	Section 6.7(a)
ESPP	Section 3.5
Exchange Act	Section 4.5
Excluded Share(s)	Section 3.1(b)
Expenses	Section 6.12
FTC	Section 6.9(a)
GAAP	Section 4.8(b)
Governmental Entity	Section 4.5
HSR Act	Section 4.5
Indemnified Parties	Section 6.8(a)
IRS	Section 4.13(b)
Legal Action	Section 4.11
Material Contract	Section 4.12(a)
Maximum Premium	Section 6.8(b)
Measurement Date	Section 4.3(a)
Merger	Section 2.1
MergerCo	Preamble

Merger Consideration	Section 3.1(b)
Multiemployer Plan	Section 4.13(d)
Multiple Employer Plan	Section 4.13(a)
National Security Regulations	Section 4.26
New Plans	Section 6.7(c)
Old Plans	Section 6.7(c)
Other Filings	Section 4.21
Parent	Preamble
Parent Expenses	Section 8.6(b)
Paying Agent	Section 3.2(a)
Payment Fund	Section 3.2(a)
PBGC	Section 4.13(d)
Permits	Section 4.18(a)
SEC	Section 4.5
Securities Act	Section 4.8(a)
Share(s)	Section 3.1(b)
SOX	Section 4.8(a)
Stock Options	Section 3.4(a)
Surviving Corporation	Section 2.1
Termination Date	Section 8.2(a)
Termination Fee	Section 8.6(a)
Vetoing Counsel	Section 6.2
Voting Agreement	Recitals
VSCA	Recitals
WARN Act	Section 4.14(b)
Withdrawal Liability	Section 4.13(d)

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the VSCA, at the Effective Time, MergerCo shall be merged with and into the Company (the “Merger”) and the separate corporate existence of MergerCo shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger except as otherwise provided herein. The Merger shall have the effects specified in Article II hereof and the VSCA.

Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place (a) at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, at 9:00 A.M. on the first Business Day after the day on which the last to be fulfilled or waived of the conditions set forth in Article VII hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement, or (b) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the date such Closing actually occurs, the “Closing Date”).

Section 2.3 Effective Time. On the Closing Date, the Company, MergerCo and Parent will cause the Merger to be consummated by filing articles of merger, in customary form (the “Articles of Merger”) with the SCC and by making all other filings or recordings required under the VSCA in connection with the Merger, in such form as is required by, and executed in accordance with the relevant provisions of, the VSCA. The Merger shall become effective upon the issuance of a certificate of merger by the SCC or at such later time as may be agreed to by Parent and the Company in writing and specified in the Articles of Merger (the effective time of the Merger being referred to herein as the “Effective Time”).

Section 2.4 Subsequent Actions. If at any time after the Effective Time the Surviving Corporation will consider or be advised that any deeds, bills of sale, assignments, assurance or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or MergerCo acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or MergerCo, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.5 Effects of the Merger. The Merger will generally have the effects set forth in this Agreement and the applicable provisions of the VSCA.

Section 2.6 Articles of Incorporation; Bylaws. At the Effective Time, (a) the Articles of Incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time so as to read in its entirety in the form of Exhibit A hereto and (b) the bylaws of the Surviving Corporation shall be amended so as to read in their entirety in the form of Exhibit B hereto.

Section 2.7 Directors and Officers. The directors of MergerCo and the officers of the Company, in each case, as of the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation or bylaws of the Surviving Corporation.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 3.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, MergerCo or the Company or the holder of any capital stock of Parent, MergerCo or the Company:

(a) Cancellation of Certain Common Stock. Each share of Common Stock that is owned by Parent, MergerCo, the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries (other than Shares held on behalf of third parties) will automatically be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor.

(b) Conversion of Common Stock. Each share of Common Stock (each, a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled in accordance with Section 3.1(a) and (ii) Dissenting Shares, if any (each, an “Excluded Share” and collectively, the “Excluded Shares”)) will be converted into the right to receive $24 in cash, without interest (the “Merger Consideration”).

(c) Cancellation of Shares. At the Effective Time, all Shares will no longer be outstanding and all Shares will be cancelled and will cease to exist, and, subject to Section 3.3, each holder of a certificate formerly representing any such Shares (each, a “Certificate”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, in accordance with Section 3.2.

(d) Conversion of MergerCo Capital Stock. Each share of common stock, par value $0.01 per share, of MergerCo issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 3.2 Surrender of Certificates. (a) Paying Agent. Prior to the Effective Time, for the benefit of the holders of Shares (other than Excluded Shares) Parent will designate, or cause to be designated, a bank or trust company that is reasonably acceptable to the Company (the “Paying Agent”) to act as agent for the payment of the Merger Consideration in respect of Certificates upon surrender of such Certificates (or effective affidavits of loss in lieu thereof) in accordance with this Article III from time to time after the Effective Time. Promptly after the Effective Time, Parent will deposit, or cause to be deposited, with the Paying Agent cash in amounts and at the times necessary for the payment of the Merger Consideration pursuant to Section 3.1(b) upon surrender of such Certificates (such cash being herein referred to as the “Payment Fund”). The Paying Agent will invest the Payment Fund as directed by Parent.

(b) Payment Procedures. As promptly as practicable after the Effective Time, the Surviving Corporation will instruct the Paying Agent to mail to each holder of record of Shares (other than Excluded Shares) a letter of transmittal in customary form as reasonably agreed by the parties specifying that delivery will be effected, and risk of loss and title to Certificates will pass, only upon proper delivery of Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent and instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) in exchange for the Merger Consideration. Upon the proper surrender of a Certificate (or effective affidavit of loss in lieu thereof) to the Paying Agent, together with a properly completed letter of transmittal, duly executed, and such other documents as may reasonably be requested by the Paying Agent, the holder of such Certificate will be entitled to receive in exchange therefor cash in the amount (after giving effect to any required tax withholdings) that such holder has the right to receive pursuant to this Article III, and the Certificate so surrendered will forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(c) Withholding Taxes. Parent and the Paying Agent will be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares or holder of Stock Options any amounts required to be deducted and withheld with respect to such payments under the Code and the rules and Treasury Regulations promulgated thereunder, or any provision of state, local or foreign Tax law. Any amounts so deducted and withheld will be treated for all purposes of this Agreement as having been paid to the holder of the Shares or holders of Stock Options, as the case may be, in respect of which such deduction and withholding was made.

(d) No Further Transfers. After the Effective Time, there will be no transfers on the stock transfer books of the Company of Shares that were outstanding immediately prior to the Effective Time other than to settle transfers of Shares that occurred prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Paying Agent, they will be cancelled and exchanged for the Merger Consideration as provided in this Article III.

(e) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of the Certificates 12 months after the Effective Time will be delivered to Parent, on demand, and any holder of a Certificate who has not theretofore complied with this Article III will thereafter look only to Parent for payment of his or her claims for Merger Consideration. Notwithstanding the foregoing, none of Parent, MergerCo, the Company, the Surviving Corporation, the Paying Agent or any other Person will be liable to any former holder of Shares for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(f) Lost, Stolen or Destroyed Certificates. In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in customary amount and upon such terms as Parent may determine are necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Agreement.

(g) Dissenting Shares. Parent and Company do not believe that the provisions of Article 15 of the VSCA will be applicable to the Merger. However, in the event such Article becomes applicable, then notwithstanding any provision of this Agreement to the contrary, any Shares outstanding immediately prior to the Effective Time that are held by a shareholder (a “Dissenting Shareholder”) who has neither voted in favor of the adoption of this Agreement nor consented thereto in writing and who has demanded properly in writing appraisal for such Shares and otherwise properly perfected and not withdrawn or lost his or her rights (the “Dissenting Shares”) in accordance with Article 15 of the VSCA will not be converted into, or represent the right to receive, the Merger Consideration. Such Dissenting Shareholders will be entitled to receive payment of the appraised value of Dissenting Shares held by them in accordance with the provisions of Article 15 of the VSCA, except that all Dissenting Shares held by shareholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Dissenting Shares pursuant to Article 15 of the VSCA will thereupon be deemed to have been converted into, and represent the right to receive, the Merger Consideration in the manner provided in Article III and will no longer be Excluded Shares. Notwithstanding anything to the contrary contained in this Section 3.2(g), if the Merger is rescinded or abandoned, then the right of any shareholder to be paid the fair value of such shareholder’s Dissenting Shares pursuant to Article 15 of the VSCA will cease. The Company will give MergerCo prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to shareholders’ rights of appraisal. The Company will give MergerCo the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal to the extent permitted by applicable Law. The Company will not, except with the prior written consent of MergerCo or unless and to the extent required to do so under applicable Law, make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal or other treatment of any such demands.

Section 3.3 Adjustments to Prevent Dilution. In the event that, after the date hereof and prior to the Effective Time, the Company changes the number of Shares, or securities convertible or exchangeable into or exercisable for Shares, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration will be equitably adjusted to reflect such change; provided, that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.4 Treatment of Stock Options. (a) Each option to purchase Shares, other than rights to acquire Shares pursuant to the ESPP, (collectively, the “Stock Options”) outstanding immediately prior to the Effective Time pursuant to the Company Benefit Plans (whether or not then vested or exercisable) will at the Effective Time be cancelled and the holder of such Stock Option will, in full settlement of such Stock Option and in exchange for the surrender to the Company of any certificate or other document evidencing such Stock Option, receive from the Company an amount (subject to any applicable withholding tax) in cash, without interest, equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price per Share of such Stock Option multiplied by (y) the number of Shares subject to such Stock Option (with the aggregate amount of such payment rounded up to the nearest whole cent). All Stock Options shall terminate as of the Effective Time and the holders of Stock Options will have no further rights in respect of any Stock Options from and after the Effective Time.

(b) Prior to the Effective Time, the Company will adopt such resolutions and will take such other actions as shall be required to effectuate the actions contemplated by this Section 3.4, without paying any consideration or incurring any debts or obligations on behalf of the Company or the Surviving Corporation. Parent and the Company will cooperate with each other in establishing such procedures as may be necessary to provide for the timely payment of the amounts payable pursuant to Section 3.4(a) and for the timely and accurate calculation of, and payment to the applicable taxing authority of, all amounts required to be withheld in respect of such amounts.

Section 3.5 Treatment of ESPP. Prior to the date hereof, the Company or the administrator of the Company’s 2004 Employee Stock Purchase Plan (the “ESPP”) has taken all such action (and provided Parent evidence thereof) as may be necessary under the ESPP (a) to provide that in connection with the Closing, the then effective Purchase Interval (as defined in the ESPP) will be shortened so that it ends on, and a New Purchase Date (as defined in the ESPP) is established as of, a date that is no later than 5 Business Days prior to the Effective Time, (b) to provide that participants in the ESPP shall purchase Shares on such New Purchase Date, unless prior to such date the participant has withdrawn from the Purchase Interval (in accordance with the terms of the ESPP), (c) to terminate the ESPP as of the Effective Time, and (d) to prohibit (i) any increase in the rate of payroll deductions being made by participants to the ESPP, (ii) any further direct payments by participants thereunder that were not authorized as of the date hereof, and (iii) the acceptance of any new participants into the ESPP.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and to MergerCo as follows, except as set forth (i) in the applicable sections (or by internal cross-reference) of the letter (the “Company Disclosure Letter”) delivered by the Company to Parent concurrently with the execution of this Agreement (provided that the mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has or would have a Company Material Adverse Effect) or (ii) in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 or any Quarterly Report on Form 10-Q or Current Report on Form 8-K filed by the Company with the SEC after January 1, 2006 and prior to October 15, 2006 (collectively, the “2005 SEC Documents”) (other than (A) any risk factor disclosure, including disclosures contained in the “Forward Looking Statements” and “Risk Factors” sections of the 2005 SEC Documents and (B) any documents filed as exhibits to such 2005 SEC Documents to the extent that the information is only set forth in such exhibits); provided however that the foregoing exception in clause (ii) shall not apply to the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.5 and 4.6.

Section 4.1 Organization; Power; Qualification. The Company and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of the Company and its Subsidiaries has the requisite corporate or partnership power and authority to own, lease and operate its assets and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or in good standing does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Subsidiary nor, to the Company’s Knowledge, any Company Joint Venture, is in violation of its organizational or governing documents, except for such violations that do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.2 Corporate Authorization; Enforceability. (a) The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to approval of this Agreement by the Requisite Company Vote, to consummate the transactions contemplated by this Agreement. The Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and its shareholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend approval of this Agreement and the transactions contemplated hereby, including the Merger, by the shareholders of the Company ((i), (ii), and (iii) collectively, the “Company Board Recommendation”), and directed that such matter be submitted for consideration of the shareholders of the Company at the Company Shareholders Meeting. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, subject to the Requisite Company Vote.

(b) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and MergerCo, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

Section 4.3 Capitalization; Options. (a) The Company’s authorized capital stock consists solely of 50,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock (the “Preferred Stock”), of which 2,500 shares of Preferred Stock are designated as Class A Preferred Stock and 500,000 shares of Preferred Stock are designated as Series B Convertible Preferred Stock. As of the close of business on October 31, 2006 (the “Measurement Date”), 21,780,467 shares of Common Stock were issued and outstanding. No shares of Preferred Stock are issued or outstanding. As of the Measurement Date, no Shares are held in the treasury of the Company. Since the Measurement Date until the date of this Agreement, other than in connection with the issuance of Shares pursuant to the exercise of Stock Options outstanding as of the Measurement Date, there has been no change in the number of outstanding shares of capital stock of the Company or the number of outstanding Stock Options. As of the Measurement Date, Stock Options to purchase 2,653,390 shares of Common Stock were outstanding, with a weighted average exercise price of $9.26 per share. Section 4.3(a) of the Company Disclosure Letter sets forth a complete and correct list of all Stock Options that are outstanding as of the Measurement Date, the exercise price of each such Stock Option, and with respect to the Persons specified thereon, the number of Stock Options held by each such Person and the exercise prices thereof. Except as set forth in this Section 4.3, there are no shares of capital stock or securities or other rights convertible or exchangeable into or exercisable for shares of capital stock of the Company or such securities or other rights (which term, for purposes of this Agreement, will be deemed to include “phantom” stock, stock appreciation rights, or other commitments that provide any right to receive value or benefits similar to such capital stock, securities or other rights). Since the Measurement Date through the date of this Agreement, there have been no issuances of any securities of the Company or any of its Subsidiaries that would have been in breach of Section 6.1 if made after the date of this Agreement.

(b) All outstanding Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to any pre-emptive rights.

(c) There are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) to issue, sell, or otherwise transfer to any Person, or to repurchase, redeem or otherwise acquire from any Person, any Shares, Preferred Stock, capital stock of any Subsidiary of the Company, or securities or other rights convertible or exchangeable into or exercisable for shares of capital stock of the Company or any Subsidiary of the Company or such securities or other rights or (ii) to provide any funds to or make any investment in any Subsidiary of the Company that is not wholly owned by the Company.

(d) Other than the issuance of Shares upon exercise of Stock Options and other than previously announced regular quarterly dividends, since January 1, 2006 and through the date of this Agreement, the Company has not declared or paid any dividend or distribution in respect of any of the Company’s securities.

(e) Each Company Benefit Plan providing for the grant of Shares or of awards denominated in, or otherwise measured by reference to, Shares (each, a “Company Stock Award Plan”) is set forth (and identified as a Company Stock Award Plan) in Section 4.13(a) of the Company Disclosure Letter. The Company has provided to Parent correct and complete copies of all Company Stock Award Plans and all forms of options and other stock-based awards (including award agreements) issued under such Company Stock Award Plans.

(f) As of the date of this Agreement, neither the Company nor any Subsidiary has entered into any commitment, arrangement or agreement, or is otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any Person other than any such commitments, arrangements, or agreements in the ordinary course of business consistent with past practice, and other than pursuant to Material Contracts.

(g) The maximum number of Shares authorized for issuance pursuant to the ESPP is 1,000,000. Not more than 10,000 Shares will be issuable pursuant to the ESPP with respect to the current Purchase Interval which is scheduled to end on December 31, 2006. With respect to any subsequent Purchase Interval and until the Effective Time, (i) not more than 10,000 Shares will be issuable pursuant to the ESPP during such Purchase Interval and (ii) the total amount of all contributions by participants to their respective participant accounts during any 30-day period during such Purchase Interval shall not exceed the dollar amount that, when applied to the purchase of Shares under the ESPP on the Purchase Date (as defined in the ESPP) or New Purchase Date with respect to such Purchase Interval, would result in the purchase of a total of 3,333 Shares under the ESPP.

(h) As of the date of this Agreement, (i) the Company and its Subsidiaries owe $40 million pursuant to outstanding borrowings under the Credit Facility, (ii) the maximum amount of additional borrowings possible under the Credit Facility is $55 million and (iii) neither the Company nor any Subsidiary has any other indebtedness for borrowed money or guarantees thereof.

Section 4.4 Subsidiaries and Company Joint Ventures. Section 4.4 of the Company Disclosure Letter sets forth a complete and correct list of all of the Company’s Subsidiaries and all Company Joint Ventures. All equity interests of the Company’s Subsidiaries and the Company Joint Ventures held by the Company or any other Subsidiary are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All such equity interests are free and clear of any Liens or any other limitations or restrictions on such equity interests (including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests) other than any restrictions contained in the Joint Venture Agreements related thereto. The Company has made available to Parent complete and correct copies of the Company Organizational Documents and all organizational documents of the Company Joint Ventures.

Section 4.5 Governmental Concerns. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, board, court, tribunal, arbitral body, self-regulated entity or similar body, whether domestic or foreign (each, a “Governmental Entity”), other than: (i) the filing of the Articles of Merger with the SCC as required by the VSCA and the issuance of a certificate of merger by the SCC; (ii) applicable requirements of the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”); (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement (the “Company Proxy Statement”) relating to the special meeting of the shareholders of the Company to be held to consider the adoption of this Agreement (the “Company Shareholders Meeting”); (iv) any filings required by, and any approvals required under, the rules and regulations of The Nasdaq Global Select Market; (v) the pre-merger notifications required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) any applicable requirements of Council Regulation (EC) No. 139/2004 of the Council of the European Union (the “EC Merger Regulation”), and (C) the competition or merger control Laws of any other applicable jurisdiction; (vi) any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity identified in Section 4.5(vi) of the Company Disclosure Letter; (vii) notification to the Defense Secretary in accordance with National Industrial Security Program Operating Manual section 1-302(g)(1); (viii) notification to administrative contracting officer(s), if required, in accordance with Federal Acquisition Regulation 52.215-9; and (ix) in such other circumstances where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.6 Non-Contravention. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, any provision of (x) the Company Organizational Documents or (y) any of the organizational or governing documents of the Company Joint Ventures; (ii) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to the Company or any of its Subsidiaries or by which any assets of the Company or any of its Subsidiaries (“Company Assets”) are bound (assuming that all consents, approvals, authorizations, filings and notifications described in Section 4.5 or Section 4.5(vi) of the Company Disclosure Letter have been obtained or made and any waiting periods under such filings have been terminated or expired); (iii) result in any violation or breach of or loss of a benefit under, or constitute a default (with or without notice or lapse of time or both) under, any Material Contract; (iv) require any consent, approval or other authorization of, or filing with or notification to, any Person under any Material Contract; (v) give rise to any termination, cancellation, amendment, modification or acceleration of any rights or obligations under any Material Contract; or (vi) cause the creation or imposition of any Liens on any Company Assets, except for Permitted Liens, except, in the cases of clauses (i)(y) and (ii) – (vi), as do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.7 Voting. (a) The Requisite Company Vote is the only vote of the holders of any class or series of the capital stock of the Company or any of its Subsidiaries necessary (under the Company Organizational Documents, the VSCA, other applicable Laws or otherwise) to approve this Agreement, the Merger and the other transactions contemplated hereby.

(b) There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party or of which the Company has Knowledge with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries, other than the Voting Agreements. There are no bonds, debentures, notes or other instruments of indebtedness of the Company or any of its Subsidiaries that have the right to vote, or that are convertible or exchangeable into or exercisable for securities or other rights having the right to vote, on any matters on which shareholders of the Company may vote.

Section 4.8 Financial Reports and SEC Documents. (a) The Company has filed or furnished all forms, statements, reports and documents required to be filed or furnished by it with the SEC pursuant to applicable federal securities statutes, regulations and rules since January 1, 2003 (the forms, statements, reports and documents filed or furnished with the SEC since January 1, 2003 and those filed or furnished with the SEC subsequent to the date of this Agreement, if any, including any amendments thereto, the “Company SEC Documents”). Each of the Company SEC Documents filed or furnished on or prior to the date of this Agreement, at the time of its filing or furnishing (except as and to the extent such Company SEC Document has been modified or superseded in any subsequent Company SEC Document filed or furnished and publicly available prior to the date of this Agreement), complied, and each of the Company SEC Documents filed or furnished after the date of this Agreement will comply, in all material respects with the applicable requirements of each of the Exchange Act and the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and complied or will comply, as applicable, in all material respects with the then-applicable accounting standards. As of their respective dates, except as and to the extent modified or superseded in any subsequent Company SEC Document filed or furnished and publicly available prior to the date of this Agreement, the Company SEC Documents did not, and any Company SEC Documents filed or furnished with the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Company SEC Documents filed or furnished on or prior to the date of this Agreement included, and if filed or furnished after the date of this Agreement, will include all certificates required to be included therein pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (“SOX”), and the internal control report and attestation of the Company’s outside auditors required by Section 404 of SOX.

(b) Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Documents (including the related notes and schedules) fairly presents or, in the case of the Company SEC Documents filed or furnished after the date of this Agreement, will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of income, changes in shareholders’ equity and cash flows included in or incorporated by reference into the Company SEC Documents (including any related notes and schedules) fairly presents or, in the case of the Company SEC Documents filed or furnished after the date of this Agreement, will fairly present in all material respects the results of operations and cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.

(c) The management of the Company has (x) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and chief financial officer of the Company by others within those entities, and (y) disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since January 1, 2003, any material change in internal control over financial reporting or failure or inadequacy of disclosure controls required to be disclosed in any Company SEC Document has been so disclosed.

(d) Since January 1, 2003, to the Company’s Knowledge, (x) none of the Company or any of its Subsidiaries, or any director, officer, employee or independent auditor of the Company or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after January 1, 2003, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing that have been resolved without any material impact on the Company and its Subsidiaries, taken as a whole, and except for any of the foregoing which have no reasonable basis), and (y) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after January 1, 2003, by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or, to the Knowledge of the Company, to any director or officer of the Company.

Section 4.9 No Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the balance sheet of the Company dated as of June 30, 2006 (including the notes thereto) included in the Company SEC Documents or (ii) as incurred since the date thereof in the ordinary course of business consistent with past practice, neither the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any Company

Joint Venture, has any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that have or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.10 Absence of Certain Changes or Events. (a) Since December 31, 2005, there has not been any Company Material Adverse Effect or any change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(b) Since December 31, 2005 and through the date of this Agreement, the Company and each of its Subsidiaries have conducted their business only in the ordinary course consistent with past practice, and there has not been any (i) action or event that, if taken on or after the date of this Agreement without Parent’s consent, would violate the provisions of any of Sections 6.1(a), (b), (c)(i) – (ii), (c)(iv) – (v), (d)(i) – (iii), (d)(v), (e) (except with respect to mergers or consolidations between entities that were wholly-owned by the Company at the time of merger or consolidation), (f), (h), (j), (l), (m), (n) (except with respect to the Company’s Subsidiaries or former Subsidiaries), (o), (p) or (q) or (ii) agreement or commitment to do any of the foregoing.

Section 4.11 Litigation. There are no claims, actions, suits, demand letters, judicial, administrative or regulatory proceedings, or hearings, notices of violation, or, to the Knowledge of the Company, investigations (each, a “Legal Action”) pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any executive officer or director of Company or any of its Subsidiaries in connection with his or her status as a director or executive officer of the Company or any of its Subsidiaries which (i) involves an amount in controversy in excess of $50,000, or (ii) have or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no outstanding Order against the Company or any of its Subsidiaries or by which any property, asset or operation of the Company or any of its Subsidiaries is bound or affected. To the Knowledge of the Company, as of the date of this Agreement, neither the Company, any Subsidiary, nor any officer, director or employee of the Company or any such Subsidiary is under investigation by any Governmental Entity related to the conduct of the Company’s or any such Subsidiary’s business.

Section 4.12 Contracts. (a) Section 4.12(a)(i) of the Company Disclosure Letter lists all Contracts to which the Company or any of its Subsidiaries is a party and which are in effect as of the date hereof that fall within any of the following categories: (A) any Contract relating to indebtedness for borrowed money or any financial guaranty involving amounts in excess of $1,000,000; (B) any Contract that materially limits the ability of the Company or any of its Subsidiaries to conduct any activity or compete in any business line or in any geographic area; (C) any Contract that is terminable by the other party or parties upon a change in control of the Company or any of its Subsidiaries that involves anticipated future expenditures or receipts by the Company or any of its Subsidiaries of more than $250,000; (D) any Contract that involves anticipated future receipts by the Company or any of its Subsidiaries of more than $500,000; (E) any Contract that by its terms limits the payment of dividends or other distributions by the Company or any of its Subsidiaries; (F) any Joint Venture Agreement; (G) any Contract that grants any right of first refusal or right of first offer or similar right; (H) any Fixed Price Contract; (I) any Loss Contract; (J) any Contract for the lease or purchase of real property involving aggregate payments in excess of $250,000; (K) any Company Government Contract that involves anticipated future receipts by the Company or any of its Subsidiaries of more than $500,000; (L) any Company Government Subcontract that involves future receipts by the Company or any of its Subsidiaries of more than $500,000, (M) any Contract with any director, officer or Affiliate of the Company or any of its Subsidiaries; (N) any Contract relating to the acquisition, development, license, transfer or disclosure of Intellectual Property Rights that is material to the business of the Company or any of its Subsidiaries; and (O) any Contract pursuant to which the Company or its Subsidiaries have paid any subcontractor or vendor more than $500,000 during the current fiscal year (collectively, “Material Contracts”). True and correct copies of all Material Contracts have been made available to Parent (subject to redaction if required pursuant to the terms thereof or if required by applicable Law).

(b) Each Material Contract is a valid and legally binding arrangement of the Company or a Company Subsidiary that is a party thereto, as applicable, and is in full force and effect, except where the failure to be valid, binding and in full force and effect does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries has in all material respects performed all material obligations required to be performed by it under each Material Contract. Neither the Company nor any of its Subsidiaries knows of, or has received notice of, the existence of any material event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Material Contract.

(c) With respect to each Contract between the Company or any of its Subsidiaries and any Governmental Entity and each outstanding bid, quotation or proposal by the Company or any of its Subsidiaries (each, a “Bid”) that if accepted or awarded could lead to a Contract between the Company or any of its Subsidiaries and any Governmental Entity, including any Contract for the use of government-owned facilities (each such Contract or Bid, a “Company Government Contract”), and each Contract between the Company or any of its Subsidiaries and any prime contractor or upper-tier subcontractor relating to a Contract between such Person and any Governmental Entity and each outstanding Bid that if accepted or awarded could lead to a Contract between the Company or any of its Subsidiaries and a prime contractor or upper-tier subcontractor relating to a Contract between such Person and any Governmental Entity (each such Contract or Bid, a “Company Government Subcontract”):

(i) (A) each such Company Government Contract or Company Government Subcontract was legally awarded, is binding on the parties thereto, and is in full force and effect and (B) each such Company Government Contract (or, if applicable, each prime Contract under which a Company Government Subcontract was awarded) is not currently the subject of bid or award protest proceedings; provided that for purposes of this clause (i), the terms Company Government Contract and Company Government Subcontract shall not include any Bids;

(ii) the Company and its Subsidiaries have complied in all material respects with all terms and conditions of such Company Government Contract or Company Government Subcontract, including all clauses, provisions and requirements incorporated expressly by reference therein and all requirements thereunder relating to the safeguarding of, and access to, classified information;

(iii) the Company and its Subsidiaries have complied in all material respects with all requirements of all Laws or Contracts pertaining to such Company Government Contract or Company Government Subcontract;

(iv) no claim (including a claim for price adjustment) has been made against the Company under the False Claims Act, 31 U.S.C. § 3729 et seq., or the Truth in Negotiations Act 10 U.S.C. § 2306a, or for any other request for a reduction in price, in connection with any such Company Government Contract or Company Government Subcontract;

(v) in the last three years, neither the United States government nor any prime contractor, subcontractor or other Person has notified the Company or any of its Subsidiaries, in writing or orally, that the Company or any of its Subsidiaries has, or may have, breached or violated any Law, certification, representation, clause, provision or requirement pertaining to such Company Government Contract or Company Government Subcontract, and all facts set forth or acknowledged by any representations, claims or certifications submitted by or on behalf of the Company or any of its Subsidiaries in connection with such Company Government Contract or Company Government Subcontract were, to the Knowledge of the Company, current, accurate and complete in all material respects on the date of submission;

(vi) in the last three years, neither the Company nor any of its Subsidiaries has received any notice of termination for convenience, notice of termination for default, cure notice or show cause notice pertaining to such Company Government Contract or Company Government Subcontract;

(vii) other than in the ordinary course of business consistent with past practice, no material cost incurred by the Company or any of its Subsidiaries pertaining to such Company Government Contract or Company Government Subcontract has been questioned or challenged by any Governmental Entity, is the subject of any audit or, to the Knowledge of the Company, investigation or has been disallowed by any government or governmental agency; and

(viii) no material payment due to the Company or any of its Subsidiaries pertaining to such Company Government Contract or Company Government Subcontract has been withheld or set off, nor has any claim been made to withhold or set off money, and to the Knowledge of the Company, the Company and its Subsidiaries are entitled to all progress or other payments received to date with respect thereto.

(d) Neither the Company nor any of its Subsidiaries, nor any of the respective directors, officers, employees, consultants or agents of the Company or any of its Subsidiaries, is, or within the past three years has been, under administrative, civil or criminal investigation, indictment or information by any Governmental Entity, the subject of any actual or, to the Knowledge of the Company, threatened, “whistleblower” or “qui tam” lawsuit, or the subject of investigation by the Company or any of its Subsidiaries with respect to any alleged act or omission arising under or relating to any Company Government Contract or Company Government Subcontract.

(e) There exist (i) no outstanding material claims against the Company or any of its Subsidiaries, either by any Governmental Entity or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Company Government Contract or Company Government Subcontract, and (ii) no outstanding material claims or requests for equitable adjustment or disputes between the Company or any of its Subsidiaries and the United States government under the Contract Disputes Act, 41 U.S.C. §§601-613, as amended, or any other Law or between the Company or any of its Subsidiaries and any prime contractor, subcontractor, vendor or other Person arising under or relating to any Company Government Contract or Company Government Subcontract. To the Knowledge of Company, neither the Company nor any of its Subsidiaries has received any material adverse past performance evaluations or ratings in connection with any Company Government Contract, Company Government Subcontract or other Contract with a Governmental Entity within the past three years. Neither the Company nor any of its Subsidiaries has (i) any interest in any pending or potential claim against any Governmental Entity or (ii) any interest in any pending claim against any prime contractor, subcontractor, vendor or other person arising under or relating to any Company Government Contract or Company Government Subcontract.

(f) Within the past three years, none of the Company, any of its Subsidiaries or any officer, or director of the Company has been debarred or suspended, or proposed for debarment or suspension, or received notice of actual or proposed debarment or suspension, from participation in the award of Contracts with the United States government or any other Governmental Entity (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements). To the Knowledge of the Company, there exist no facts or circumstances that are reasonably likely to warrant the institution of suspension or debarment proceedings or the finding of non-responsibility or ineligibility on the part of the Company, any of its Subsidiaries or any of their respective directors, officers or employees.

(g) The Company and its Subsidiaries have not submitted to any Governmental Entity any inaccurate, incomplete, non-current, untruthful or misleading cost or pricing data, certification, bid, proposal, report, claim or any other information relating to a Company Government Contract, Company Government Subcontract, or Bid, in such circumstances which could give rise to a reasonable belief that such submission was in violation of applicable Law.

(h) Section 4.12(h) of the Company Disclosure Letter identifies, by Contract or task order and description, all work or future business opportunities from which the Company, its Affiliates, Subsidiaries or other related Person, are currently limited, prohibited or otherwise restricted from performing or bidding, due to express organizational conflicts of interest Contract terms or provisions, or due to organizational conflicts of interest mitigation plans submitted by the Company, its Affiliates or Subsidiaries in connection with any Company Government Contract.

(i) To the Knowledge of the Company, all indirect and general and administrative expense rates have been and are being billed consistent with Defense Contract Audit Agency approved rates or provisional rates.

(j) During the last five years, neither the Company nor any of its Subsidiaries has made any voluntary disclosure in writing to any Governmental Entity with respect to any material alleged irregularity, misstatement or omission arising under or relating to a Company Government Contract, Company Government Subcontract, or Bid, nor is the Company or any of its Subsidiaries contemplating making any such voluntary disclosure.

(k) Except as set forth in Section 4.12(k) of the Company Disclosure Letter (setting forth the contracting party, name of contract, date of contract, total value of contract, and value of any unexercised options), the Company has no Company Government Contracts or Company Government Subcontracts that were awarded as small business set aside contracts.

Section 4.13 Employee Compensation and Benefit Plans; ERISA. (a) Section 4.13(a) of the Company Disclosure Letter contains a correct and complete list of each Company Benefit Plan. Each Company Benefit Plan that is a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA) (a “Multiple Employer Plan”) is denoted as such on Section 4.13(a) of the Company Disclosure Letter. No business or entity is a member of the Company’s “controlled group” or is under “common control” with the Company or any of its Subsidiaries (within the meaning of Section 414 of the Code) other than the Company and its Subsidiaries.

(b) With respect to each Company Benefit Plan, if applicable, the Company has provided to Parent correct and complete copies of (i) all plan texts and agreements and related trust agreements (or other funding vehicles); (ii) the most recent summary plan descriptions and material employee communications concerning the extent of the benefits provided under a Company Benefit Plan; (iii) the three most recent annual reports (including all schedules); (iv) the three most recent annual audited financial statements and opinions; (v) if the plan is intended to qualify under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service (the “IRS”); and (vi) all material communications with any domestic Governmental Entity given or received since January 1, 2004. There is no present intention that any Company Benefit Plan be materially amended, suspended or terminated, or otherwise modified to adversely change benefits (or the level thereof) under any Company Benefit Plan at any time within the twelve months immediately following the date of this Agreement.

(c) Since January 1, 2006, there has not been any amendment or change in interpretation relating to any Company Benefit Plan which would, individually or in the aggregate, materially increase the aggregate cost to the Company of all Company Benefit Plans. The Company and its Subsidiaries have complied with all obligations with respect to employee benefits matters required in connection with the Company’s acquisition of Adaptive Optics Associates, Inc.

(d) No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. Neither the Company nor any of its Subsidiaries has, at any time during the last six years, contributed to or been obligated to contribute to any “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or Multiple Employer Plan other than a plan listed on Section 4.13(a) of the Company Disclosure Letter. Neither the Company nor any of its Subsidiaries would be reasonably expected to be liable for any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) (a “Withdrawal Liability”) that has not been satisfied in full.

(e) Each Company Benefit Plan that requires registration with a Governmental Entity has been properly registered, except where any failure to register, either individually or in the aggregate, would not reasonably be expected to result in a material liability to the Company. Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has been issued a favorable determination letter by the IRS with respect to such qualification, its related trust has been determined to be exempt from taxation under

Section 501(a) of the Code and no event has occurred since the date of such qualification or exemption that would reasonably be expected to materially adversely affect such qualification or exemption. Each Company Benefit Plan has been established and administered in material compliance with its terms and with the applicable provisions of ERISA, the Code and other applicable Laws. No event has occurred and no condition exists that would subject the Company by reason of its affiliation with any current or former member of its “controlled group” or any business or entity that is under “common control” with the Company or any of its Subsidiaries (in each case within the meaning of Section 414 of the Code) to any material (i) Tax, penalty, fine, (ii) Lien (other than a Permitted Lien) or (iii) other liability imposed by ERISA, the Code or other applicable Laws.

(f) There are no (i) Company Benefit Plans under which welfare benefits are provided to past or present employees of the Company and its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Recommendation Act of 1985 (“COBRA”), Section 4980B of the Code, Title I of ERISA or any similar state group health plan continuation Laws, the cost of which is fully paid by such employees or their dependents; or (ii) unfunded Company Benefit Plan obligations with respect to any past or present employees of the Company and its Subsidiaries that are not fairly reflected by reserves shown on the most recent financial statements contained in the Company SEC Documents, except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company and its Subsidiaries or with respect to any Company Benefit Plan; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or section 4975 of the Code; or (v) result in the payment of any amount that would, individually or in combination with any other such payment, reasonably be expected to constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(h) Neither the Company nor any of its Subsidiaries or any Company Benefit Plan, nor to the Knowledge of the Company any “disqualified person” (as defined in Section 4975 of the Code) or “party in interest” (as defined in Section 3(18) of ERISA), has engaged in any non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which, individually or in the aggregate, has resulted or would reasonably be expected to result in any material liability to the Company or any of its Subsidiaries. With respect to any Company Benefit Plan, (i) no Legal Actions (including any administrative investigation, audit or other proceeding by the Department of Labor or the IRS but other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, and (ii) to the Knowledge of the Company, no events or conditions have occurred or exist that would reasonably be expected to give rise to any such Legal Actions.

(i) Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Benefit Plans subject to the Laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(j) Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) of the Company has been operated in good faith compliance with Section 409A of the Code and IRS Notice 2005-1. Each Stock Option has been granted with an exercise price no lower than “fair market value” (within the meaning of Section 409A of the Code) as of the grant date of such option, and no term of exercise of a Stock Option has been extended after the grant date of such Stock Option.

Section 4.14 Labor Matters. (a)(i) None of the employees of the Company or its Subsidiaries is represented by a union and, to the Knowledge of the Company, within the past three years no union organizing efforts have been conducted or threatened or are being conducted or threatened, (ii) neither the Company nor any of its Subsidiaries is a party to or negotiating any collective bargaining agreement or other labor Contract, and (iii) there is no pending and, to the Knowledge of the Company, there is no threatened material strike, picket, work stoppage, work slowdown or other organized labor dispute affecting the Company or any of its Subsidiaries.

(b) The Company and each of its Subsidiaries are in compliance with all applicable Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security Taxes, except for such failures to be in compliance as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No material unfair labor practice charge or complaint is pending or, to the Knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries has incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Law which remains unsatisfied, and neither the Company nor any of its Subsidiaries has planned or announced any “plant closing” or “mass layoff” as contemplated by the WARN Act affecting any site of employment or facility of the Company or any of its Subsidiaries.

Section 4.15 Taxes.

(a) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been properly prepared and timely filed, and all such Tax Returns (including information provided therewith or with respect thereto) are correct and complete in all material respects.

(b) The Company and its Subsidiaries have fully and timely paid all material Taxes (whether or not shown to be due on the Tax Returns) required to be paid by any of them.

(c) As of the date of this Agreement, there are no material outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and, to the Knowledge of the Company, no request for any such waiver or extension is currently pending.

(d) No audit or other proceeding by any Governmental Entity is pending or, to the Knowledge of the Company, threatened with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries, except for such audits and proceedings that do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) There are no material Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay Taxes, except for Permitted Liens.

(f) Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than the affiliated group of which the Company is the common parent.

(g) The Company and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(h) Neither the Company nor any of its Subsidiaries is a party to any Tax sharing or similar Tax agreement (other than an agreement exclusively between or among the Company and its Subsidiaries) pursuant to which it will have any obligation to make any payments after the Closing Date.

(i) Neither the Company nor any Subsidiary has constituted a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(j) Neither the Company nor any of its Subsidiaries has engaged in any transaction the IRS has determined to be a “listed transaction” for purposes of § 1.6011-4(b)(2), and the Company and its Subsidiaries have properly reported any transaction that is the same as, or substantially similar to, a transaction which is a “reportable transaction” for purposes of § 1.6011-4(b).

(k) The Company has provided or made available to Parent correct and complete copies of (i) all material Tax Returns filed by the Company or any of its Subsidiaries for the Company’s last three fiscal years and (ii) all material ruling requests, private letter rulings, notices of proposed deficiencies, closing agreements, settlement agreements, and similar documents or communications sent to or received by the Company or any of its Subsidiaries relating to Taxes to the extent those items relate to tax years with respect to which the statute of limitations has not expired. There are no requests for information currently outstanding from any taxing authority that would reasonably be expected to affect the Taxes of the Company or any of its Subsidiaries in any material respect.

(l) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, or (iii) installment sale or open transaction disposition made on or prior to the Closing Date.

(m) The Company is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the 5-year period ending on the date of this Agreement.

Section 4.16 Environmental Liability. Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are and have been in compliance in all respects with all applicable Environmental Laws and have obtained or applied for all Environmental Permits necessary for their operations as currently conducted; (ii) to the Knowledge of the Company, there have been no Releases of any Hazardous Materials that are reasonably likely to form the basis of any Environmental Claim against the Company or any of its Subsidiaries; (iii) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries is party to any agreement, order, judgment, or decree by or with any Governmental Entity or third party imposing any liability or obligation on the Company or any Subsidiary under any Environmental Law; and (v) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or by operation of law, any liability or obligation that could reasonably be expected to have formed the basis of any Environmental Claim against the Company or any of its Subsidiaries. The Company has delivered, or made available to Parent, copies of any non-privileged, material reports, studies, analyses, tests or monitoring possessed by the Company or its Subsidiaries pertaining to compliance with, or liability under, Environmental Laws.

Section 4.17 Title to Real Properties. The Company and each of its Subsidiaries has good and valid title in fee simple to all its owned real property, as reflected in the most recent balance sheet included in the audited financial statements included in the Company SEC Documents, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all Liens, except for Permitted Liens and for such matters which do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its subsidiaries have good and valid leasehold interests in all real property leased by them, except for such matters which do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All leases under which the Company or any of its subsidiaries lease any real or personal property are in good standing, valid and effective against the Company and, to the Company’s Knowledge, the counterparties thereto, in accordance with their respective terms, is not and there is not, under any of such leases, any existing default by the Company or, to the Company’s Knowledge, the counterparties thereto, or event which, with notice or lapse of time or both, would become a default by the Company or, to the Company’s

Knowledge, the counterparties thereto, other than failures to be in good standing, valid and effective and defaults under such leases which do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.18 Permits; Compliance with Laws. (a) Each of the Company and its Subsidiaries is in possession of all authorizations, licenses, consents, certificates, registrations, approvals and other permits of any Governmental Entity (“Permits”) necessary for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted in compliance with applicable Laws (collectively, the “Company Permits”), and all such Company Permits are in full force and effect, except where the failure to hold such Company Permits, or the failure to be in full force and effect, do not have and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened. The Company and its Subsidiaries are not in material violation or material breach of, or material default under, any Company Permit. As of the date of this Agreement, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Company or any of its Subsidiaries under, any Company Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses or accelerations that do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No such suspension, cancellation, violation, breach, default, loss of a benefit, or acceleration of an obligation will result from the transactions contemplated by this Agreement.

(b)(i) The businesses of the Company and its Subsidiaries are, and since January 1, 2003 have been, operated and conducted solely in compliance in all material respects with all applicable Laws and (ii) neither the Company nor any of its Subsidiaries is, or since January 1, 2003, has been, in conflict with, or in default or violation of, (A) any Laws applicable to the Company or such Subsidiary or by which any of the Company Assets is bound or (B) any Company Permits.

Section 4.19 Takeover Statutes. (a) Each of the Company and the Company Board has taken all action required to be taken by it to exempt this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby from the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover laws and regulations of any state, including, without limitation, the provisions of Article 14 and Article 14.1 of the VSCA.

(b) The Company has provided to Parent draft resolutions of the Company Board and related documentation necessary to effectuate the actions described in this Section 4.19 and has made all changes or additions thereto reasonably requested by Parent and its Representatives.

Section 4.20 Interested Party Transactions. Except for employment Contracts entered into in the ordinary course of business consistent with past practice and filed as an exhibit to a Company SEC Report, Section 4.20 of the Company Disclosure Letter (i) sets forth a correct and complete list of the contracts or arrangements under which the Company has any existing or future liabilities of the type required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC (an “Affiliate Transaction”), between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (A) present or former officer or director of the Company or any of its Subsidiaries or any of such officer’s or director’s immediate family members, (B) record or beneficial owner of more than 1% of the Shares, or (C) any Affiliate of any such officer, director or owner, since January 1, 2003, and (ii) identifies each Affiliate Transaction that is in existence as of the date of this Agreement. The Company has provided to Parent correct and complete copies of each Contract or other relevant documentation (including any amendments or modifications thereto) providing for each Affiliate Transaction.

Section 4.21 Information Supplied. None of the information included or incorporated by reference in the Company Proxy Statement or any other document filed with the SEC in connection with the Merger and the other transactions contemplated by this Agreement (the “Other Filings”) will, in the case of the Company Proxy

Statement, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s shareholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent in connection with the preparation of the Company Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. The Company Proxy Statement and the Other Filings that are filed by the Company will comply as to form in all material respects with the requirements of the Exchange Act.

Section 4.22 Opinion of Financial Advisor. Jefferies Quarterdeck, a division of Jefferies & Company, Inc. (the “Company Financial Advisor”) has delivered to the Company Board its oral opinion, to be promptly provided in writing, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the shareholders of the Company from a financial point of view. When available, the Company will provide to Parent a correct and complete copy of such written opinion. The Company has obtained the authorization of the Company Financial Advisor to include a copy of its opinion in the Company Proxy Statement.

Section 4.23 Brokers and Finders. Other than the Company Financial Advisor, no broker, finder or investment banker (“Financial Advisors”) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has provided to Parent a correct and complete copy of all agreements between the Company and the Company Financial Advisor under which the Company Financial Advisor would be entitled to any payment relating to the Merger or such other transactions. The Company has provided Parent with its good faith estimate of the aggregate amount of fees, commissions and expenses payable by the Company and its Subsidiaries in connection with this Agreement and the transactions contemplated hereby to all Financial Advisors (including, without limitation, the Company Financial Advisor), attorneys, accountants and other third parties retained and/or utilized by the Company and/or its Subsidiaries, in connection therewith.

Section 4.24 Intellectual Property. (a) The Company and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all material Intellectual Property Rights which are used in or necessary for the conduct of the business of the Company and its Subsidiaries free and clear of all Liens.

(b) Section 4.24(b) of the Company Disclosure Letter sets forth a description as of the date of this Agreement of all Intellectual Property Rights (by category) that are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole (other than patent applications set forth on Section 4.24(f) of the Company Disclosure Letter).

(c) No material claims, suits, proceedings or other actions are pending or, to the Knowledge of the Company, threatened (i) with regard to the Company’s or any of its Subsidiaries’ use or ownership of any Intellectual Property right or (ii) alleging that the Company or any of its Subsidiaries is infringing on, misappropriating or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property Right. To the Knowledge of the Company, no Person is infringing on the rights of the Company or any of its Subsidiaries with respect to any Company Intellectual Property Right.

(d) Section 4.24(d) of the Company Disclosure Letter sets forth a true and complete list as of the date of this Agreement of (i) all material Intellectual Property Rights licensed to the Company or any of its Subsidiaries by third parties, other than software licenses for generally available software and (ii) all material Company Intellectual Property Rights licensed by the Company or any of its Subsidiaries to any third party on an exclusive basis.

(e) There are no royalties, fees or other payments payable under any Contract by the Company or any of its Subsidiaries to any third party by reason of the ownership, use, license, sale or disposition of any of the Company Intellectual Property Rights.

(f) The Company and its Subsidiaries have taken all reasonable steps to protect the Company Intellectual Property Rights. All registrations which are owned by the Company or any of its Subsidiaries for Company Intellectual Property Rights are valid and in force (with all related filing fees due as of the date of this Agreement having been duly paid). Section 4.24(f) of the Company Disclosure Letter sets forth a true and complete list as of the date of this Agreement of all applications of the Company or any of its Subsidiaries to register any unregistered copyrights, patents or trademarks and all such registrations are pending and in good standing, without challenge of any kind. There are no ongoing interferences, oppositions, reissues, reexaminations, cancellations, challenges or other proceedings involving any material Company Intellectual Property Rights, including ex parte and post-grant proceedings, in the United States Patent and Trademark Office or in any foreign patent office or similar Governmental Entity. With respect to each patent application set forth on Section 4.24(f) of the Company Disclosure Letter (i) neither the Company nor any of its Subsidiaries has made any intentional misrepresentation or misstatement or intentionally failed to disclose material information during the prosecution of such patent application, (ii) neither the Company nor any of its Subsidiaries has sought or received a written opinion of patent counsel specifically opining as to the likelihood of obtaining or not obtaining patent rights under such patent application and (iii) such patent application was filed in the name of each and every inventor, as determined in accordance with applicable Law.

(g) Each Person who has engaged in the development or creation of Intellectual Property Rights (including each inventor named on the patent applications listed on Section 4.24(b) and (f) of the Company Disclosure Letter) on behalf of the Company or any of its Subsidiaries has executed an agreement assigning such Person’s entire right, title and interest in and to such Intellectual Property Rights, and the inventions embodied, described or claimed therein, to the Company or any of its Subsidiaries. Each such Person has executed an agreement with the Company or any of its Subsidiaries obligating such Person to assign the entire right, title and interest in and to such Company Intellectual Property Rights, and inventions embodied, described or claimed therein, to the Company or such Subsidiary, and, to the Knowledge of the Company, no such Person has any contractual or other obligation that would preclude or conflict with any such assignment or otherwise conflict with the obligations of such Person to the Company or such Subsidiary under such agreement with the Company or such Subsidiary.

(h) All Company Intellectual Property Rights delivered by the Company or any of its Subsidiaries in performance of a Company Government Contract or Company Government Subcontract, other than third party software, has included the proper restrictive legends, such as “Restricted Rights,” “Government Purpose Rights,” “Limited Rights” or “Special Purpose Rights,” within the meaning of the United States Federal Acquisition Regulations.

(i) There has been no disclosure of proprietary confidential information or trade secrets of the Company or any of its Subsidiaries except in the ordinary course of business consistent with past practice or pursuant to Contracts requiring such third party to keep such Company Intellectual Property Rights confidential in perpetuity.

(j) Immediately following the Closing, all Intellectual Property Rights, software systems and applications used by the Company or any of its Subsidiaries in the operation of their businesses will be available for use by the Company or such Subsidiary on substantially the same terms and conditions under which the Company or such Subsidiary used such Intellectual Property Rights, software systems and applications immediately prior to the Closing.

Section 4.25 Foreign Corrupt Practices Act. None of the Company, any Company Subsidiary or, to the Knowledge of the Company, any of their Affiliates or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, federal or state law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations.

Section 4.26 Export/Import Compliance. To the Knowledge of the Company, during the last five (5) years: (i) the Company and its Subsidiaries have been and are in compliance, in all material respects, with all Export and Import Control Laws, (ii) the Company and its Subsidiaries have had and have all necessary authority under the Export and Import Control Laws to conduct their business as currently conducted in all material respects including (x) necessary Permits for any export or import transactions, (y) necessary Permits and clearances for the disclosure of information to Foreign Persons and (z) necessary registrations with any Governmental Entity with authority to implement applicable Export and Import Control Laws; and (iii) the Company and its Subsidiaries have not participated directly or indirectly in any boycotts or other similar practices in violation of the regulations of the Export Administration Act (50 U.S.C. App. Section 2401 et seq.) or Section 999 of the Code.

Section 4.27 Security Obligations. The Company and each of its Subsidiaries is in compliance with all national security obligations, including those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M, and any supplements, amendments or revised editions thereof (the “National Security Regulations”). Neither the Company nor any of its Subsidiaries has been subject to any security audit or inspection by the United States government during the past three (3) years (except for routine audits or inspections in the ordinary course of business). No facts currently exist that, to the Knowledge of the Company, could reasonably be expected to give rise to the revocation of any facility security clearance of the Company, any of its Subsidiaries or of any security clearance held by their respective executive officers, managers, or persons designated in any Company Government Contract, Company Government Subcontract, or Bid as a key person.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO

Parent and MergerCo hereby represent and warrant to the Company as follows.

Section 5.1 Organization. Each of Parent and MergerCo (a) is a corporation, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and (b) has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

Section 5.2 Corporate Authorization. Each of Parent and MergerCo has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and MergerCo and the consummation by Parent and MergerCo of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and MergerCo.

Section 5.3 Enforceability. This Agreement has been duly executed and delivered by Parent and MergerCo and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding agreement of Parent and MergerCo, enforceable against Parent and MergerCo in accordance with its terms.

Section 5.4 Governmental Authorizations. The execution, delivery and performance of this Agreement by Parent and MergerCo and the consummation by Parent and MergerCo of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity other than: (i) the filing of the Articles of Merger with the SCC and the issuance of a certificate of merger by the SCC; (ii) applicable requirements of the Exchange Act; (iii) the filing with the SEC of the Company Proxy Statement; (iv) any filings required by, and approvals required under, the rules and regulations of The Nasdaq Global Select Market; (v) the pre-merger notification required under (A) the HSR Act, (B) any applicable requirements of the EC Merger Regulation, and (C) the competition or merger control Laws of any other applicable jurisdiction; (vi) notification to the Defense Secretary in accordance with

National Industrial Security Program Operating Manual section 1-302(g)(1); (vii) notification to administrative contracting officer(s), if required, in accordance with Federal Acquisition Regulation 52.215-9; and (viii) in such other circumstances where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.5 Non-Contravention. The execution, delivery and performance of this Agreement by Parent and MergerCo and the consummation by Parent and MergerCo of the transactions contemplated by this Agreement do not and will not:

(i) contravene or conflict with, or result in any violation or breach of, any provision of the organizational documents of Parent or MergerCo; or

(ii) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to Parent or MergerCo or any of its Subsidiaries or by which any assets of Parent or MergerCo or any of their respective Subsidiaries are bound (assuming that all consents, approvals, authorizations, filings and notifications described in Section 5.4), except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.6 Information Supplied. None of the information supplied by or on behalf of Parent for inclusion in the Company Proxy Statement, or the Other Filings will, in the case of the Company Proxy Statement, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s shareholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.7 Capital Resources. Parent has, and will make available to MergerCo, the funds necessary to consummate the transactions contemplated by this Agreement.

Section 5.8 Operations of MergerCo. MergerCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business Prior to the Closing. Except as expressly required or expressly contemplated by this Agreement or as set forth in Section 6.1 of the Company Disclosure Letter, from the date of this Agreement until the Effective Time, the Company will, and will cause each of its Subsidiaries to, (x) conduct its operations only in the ordinary course of business consistent with past practice, (y) use all reasonable efforts to maintain and preserve intact its business organization, including the services of its key employees and the goodwill of its customers, lenders, distributors, suppliers, regulators and other Persons with whom it has business relationships and (z) use all reasonable efforts to obtain a signed intellectual property release and assignment in substantially the form included in the employment/retention agreements entered into in connection herewith from all employees of the Company or any of its Subsidiaries who would customarily sign such intellectual property release and assignment. Without limiting the generality of the foregoing, except as expressly required or expressly contemplated by this Agreement or as set forth in Section 6.1 of the Company Disclosure Letter, or except with the prior written consent of Parent (and Parent agrees not to unreasonably delay its response to the Company upon the Company’s request for such consent), from the date of this Agreement until the Effective Time, the Company will not, and will cause each of its Subsidiaries not to, take any of the following actions:

(a) propose or adopt any changes to the Company Organizational Documents;

(b) make, declare, set aside, or pay any dividend or distribution on any shares of its capital stock, other than dividends paid by a wholly owned Subsidiary to its parent corporation in the ordinary course of business;

(c) (i) adjust, split, combine or reclassify or otherwise amend the terms of its capital stock, (ii) repurchase, redeem, purchase, acquire, encumber, pledge, dispose of or otherwise transfer, directly or indirectly, any shares of its capital stock or any securities or other rights convertible or exchangeable into or exercisable for any shares of its capital stock or such securities or other rights, or offer to do the same (other than pursuant to the ESPP, subject to the terms of Section 3.5 and the limitations set forth in Section 4.3(g)), (iii) issue, grant, deliver or sell any shares of its capital stock or any securities or other rights convertible or exchangeable into or exercisable for any shares of its capital stock or such securities or rights (other than pursuant to (x) the ESPP, subject to the terms of Section 3.5 and the limitations set forth in Section 4.3(g)) and (y) the exercise of Stock Options in accordance with the terms of the applicable award or plan as in effect on the date of this Agreement), (iv) enter into any contract, understanding or arrangement with respect to the sale, voting, pledge, encumbrance, disposition, acquisition, transfer, registration or repurchase of its capital stock or such securities or other rights, except in each case as permitted under Section 6.1(d), or (v) register for sale, resale or other transfer any Shares under the Securities Act on behalf of the Company or any other Person;

(d) (i) increase the compensation or benefits payable or to become payable to, or make any payment not otherwise due to, any of its past or present directors, officers, employees, or consultants, except, in the case of officers and employees, for increases in the ordinary course of business consistent with past practice in timing and amount, (ii) grant any severance or termination pay to any of its past or present directors, officers, employees, or other service providers, other than additional payments to present employees not exceeding in the aggregate the amount set forth on Section 6.1(d)(ii) of the Company Disclosure Letter and not to be payable to any of the individuals listed on such Section 6.1(d)(ii) of the Company Disclosure Letter, (iii) enter into any severance agreement with any of its past or present directors, officers, employees, or consultants, (iv) establish, adopt, enter into, amend or take any action to accelerate rights under any Company Benefit Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, (v) contribute any funds to a “rabbi trust” or similar grantor trust, (vi) change any actuarial assumptions currently being utilized with respect to Company Benefit Plans, (vii) grant any equity or equity-based awards to directors, officers or employees (other than pursuant to the ESPP, subject to the terms of Section 3.5 and the limitations set forth in Section 4.3(g)), or (viii) amend, terminate or waive any provision of any employment or retention agreement with any officer, director or employee (including, without limitation, those executed and delivered in connection herewith);

(e) merge or consolidate the Company or any of its Subsidiaries with any Person;

(f) sell, lease or otherwise dispose of a material amount of assets or securities, including by merger, consolidation, asset sale or other business combination (including formation of a Company Joint Venture), other than sales of assets in the ordinary course of business;

(g) mortgage or pledge any of its material assets (tangible or intangible), or create, assume or suffer to exist any Liens thereupon, other than Permitted Liens;

(h) make any acquisitions, by purchase or other acquisition of stock or other equity interests, or by merger, consolidation or other business combination (including formation of a Company Joint Venture);

(i) enter into, renew, extend, amend or terminate any Material Contract or other Contract that, if entered into prior to the date hereof, would be a Material Contract, other than executions, renewals, extensions, amendments or terminations, (x) of any Fixed Price Contracts that involve expected receipts or expenditures of less than $500,000 in any individual case and $2,000,000 in the aggregate or (y) of any other Contracts that involve expected receipts or expenditures of less than $5,000,000 in any individual case and $20,000,000 in the aggregate.

(j) (i) incur, assume, guarantee or prepay any indebtedness for borrowed money or offer, place or arrange any issue of debt securities or commercial bank or other credit facilities, other than for amounts borrowed and repaid for working capital purposes in the ordinary course of business under the Credit Facility, or (ii) amend in any respect, or waive any provision of, the Credit Facility;

(k) make any loans, advances or capital contributions to, acquisitions of or investments in, any other Person other than loans, advances or capital contributions to or among wholly owned Subsidiaries or as required by customer contracts entered in the ordinary course of business consistent with past practice;

(l) authorize or make any capital expenditure other than as set forth in Schedule 6.1(l);

(m) change its financial accounting policies or procedures in effect as of December 31, 2005, other than as required by Law or GAAP, or write up, write down or write off the book value of any assets of the Company and its Subsidiaries, other than (i) in the ordinary course of business consistent with past practice or (ii) as may be required by Law or GAAP;

(n) waive, release, assign, settle or compromise any Legal Actions, other than waivers, releases, assignments, settlements or compromises in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $75,000 individually or $150,000 in the aggregate, in any case without the imposition of equitable relief or any restrictions on the business and operations of or on, or the admission of any wrongdoing by, the Company or any of its Subsidiaries;

(o) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than immaterial Subsidiaries);

(p) settle or compromise any material Tax audit or enter into any material closing agreement other than, in each case, settlements or closing agreements (i) for which any liabilities thereunder have been specifically and adequately accrued and reserved for in the balance sheet most recently included in a Company SEC Document filed prior to the date of this Agreement, and (ii) which would not have the effect of increasing the Tax liability of the Company or any of its Subsidiaries for any period after the Closing Date or decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date;

(q) make or change any material Tax election, file any material amendment to a material Tax Return, change any annual Tax accounting period, adopt or change any Tax accounting method, surrender any right to claim a material refund of Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;

(r) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction; or

(s) agree or commit to do any of the foregoing.

Section 6.2 Certain Limitations. Nothing contained in this Agreement is intended to give to Parent or MergerCo, directly or indirectly, rights to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations. Notwithstanding the provisions of Section 6.1(i), if Parent’s consent is required to be sought with respect to a matter contemplated by Section 6.1, then, (A) if the Company believes (based on the advice of counsel) that providing Parent with disclosure with respect to such matter would violate applicable Law, or obtaining Parent’s consent with respect to such matter would violate applicable Law, then Company’s outside counsel and Parent’s outside counsel shall review the subject matter and jointly determine whether such disclosure may be made to Parent without violating applicable Law, or obtaining Parent’s consent on such matter may be done without violating applicable Law, and (B) (1) if such counsel agree that such disclosure to Parent would violate applicable Law, or obtaining Parent’s consent on such matter would violate applicable Law, then such matter shall not be disclosed to Parent and the Company shall not need to obtain Parent’s consent to such matter, or (2) if such counsel do not agree that disclosure of such matter to Parent would violate applicable Law or obtaining Parent’s consent on such matter would violate applicable Law (the counsel that is advising that such disclosure or obtaining of such consent would violate applicable Law being referred to as the “Vetoing Counsel”), then, as long as Parent’s counsel was not the Vetoing Counsel, such matter shall be disclosed to Parent and Parent’s consent shall be requested, provided that Parent shall not withhold its consent to such matter if Parent’s outside counsel advises Parent that withholding its consent would violate applicable Law.

Section 6.3 Access to Information; Confidentiality. (a) Subject to applicable Laws relating to the exchange of information, and except as otherwise agreed to by the parties hereto, the Company will provide and will cause its Subsidiaries and its and their respective Representatives to provide Parent and its Representatives, during normal business hours and upon reasonable advance notice (i) such access to the officers, management employees, offices, properties, books and records of the Company and such Subsidiaries (so long as such access does not unreasonably interfere with the operations of the Company) as Parent reasonably may request and (ii) all documents that Parent reasonably may request. Notwithstanding the foregoing, Parent and its Representatives shall not have access to any books, records and other information the disclosure of which would, in the Company’s good faith opinion, (x) violate any of its obligations with respect to confidentiality to any third party, provided the Company shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure without requiring the Company to pay more than a de minimis amount or waive any rights to obtain such consent; (y) result in the loss of attorney-client privilege; or (z) violate applicable Laws; provided, that this Section 6.3(a) shall not obligate the Company to devote any material resources to create any information that does not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is sorted in a computer database).

(b) No investigation by any of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

Section 6.4 No Solicitation. (a) From the date of this Agreement until the Effective Time, except as specifically permitted in Section 6.4(d), the Company agrees that neither it nor any of its Subsidiaries nor any of the officers or directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries’ Representatives not to, directly or indirectly:

(i) initiate, solicit or knowingly encourage (including by way of providing information) or knowingly facilitate any inquiries, proposals or offers with respect to, or the making, or the completion of, a Takeover Proposal;

(ii) participate or engage in any discussions or negotiations with, or furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to, or otherwise cooperate with or assist any Person in connection with a Takeover Proposal;

(iii) withdraw, modify, qualify or amend the Company Board Recommendation in any manner adverse to Parent or MergerCo;

(iv) approve, endorse or recommend any Takeover Proposal;

(v) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement (other than an Acceptable Confidentiality Agreement) relating to a Takeover Proposal (each a “Company Acquisition Agreement”); or

(vi) resolve or agree to do any of the foregoing.

(b) The Company shall, and shall cause each of its Subsidiaries and Representatives to, immediately cease any existing solicitations, discussions or negotiations with any Person (other than Parent and MergerCo) that has made or indicated an intention to make a Takeover Proposal. The Company shall promptly inform its Representatives of the Company’s obligations under this Section 6.4.

(c) The Company shall notify Parent promptly (and in any event within 24 hours) upon receipt by it or its Subsidiaries or Representatives of (i) any Takeover Proposal or indication by any Person that it is considering making a Takeover Proposal, (ii) any request for non-public information relating to the

Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to a Takeover Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Takeover Proposal. The Company shall notify Parent promptly (and in any event within 24 hours) with the identity of such Person and a copy of such Takeover Proposal, indication, inquiry or request (or, where no such copy is available, a description of such Takeover Proposal, indication, inquiry or request), including any modifications thereto. The Company shall keep Parent reasonably informed on a current basis (and in any event within 24 hours of the occurrence of any changes, developments, discussions or negotiations) of the status of any such Takeover Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any modification thereto), and any material developments, discussions and negotiations, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting the foregoing, the Company shall promptly (and in any event within 24 hours) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning a Takeover Proposal pursuant to Section 6.4(d). The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement, and neither the Company nor any of its Subsidiaries is party to any agreement, which prohibits the Company from providing such information to Parent. The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement.

(d) Notwithstanding the foregoing, the Company shall be permitted, if it has otherwise complied with its obligations under this Section 6.4, but only prior to the receipt of the Requisite Company Vote, to:

(i) engage in discussions or negotiations with a Person who has made a written Takeover Proposal not solicited in violation of this Section 6.4 if, prior to taking such action, (A) the Company enters into an Acceptable Confidentiality Agreement with such Person and (B) the Company Board determines in good faith (1) (after consultation with its financial advisors and outside legal counsel) that such Takeover Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and (2) (after consultation with its outside legal counsel) that failure to take such action would be reasonably likely to constitute a breach of its fiduciary obligations to the shareholders of the Company under applicable Laws;

(ii) furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to a Person who has made a written Takeover Proposal not solicited in violation of this Section 6.4 if, prior to taking such action, the Company Board in good faith makes the determinations described in Section 6.4(d)(ii), but only so long as the Company (x) has caused such Person to enter into an Acceptable Confidentiality Agreement and (y) concurrently discloses the same such non-public information to Parent if such non-public information has not previously been made available to Parent; and

(iii) withdraw, modify, qualify or amend the Company Board Recommendation in a manner adverse to Parent or MergerCo (any such action being referred to as a “Company Adverse Recommendation Change”) if the Company Board has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to constitute a breach of its fiduciary obligations to the shareholders of the Company under applicable Laws; provided, that prior to any such withdrawal, modification, qualification or amendment to the Company Board Recommendation, (A) the Company shall have given Parent and MergerCo prompt written notice advising Parent and MergerCo of (x) the decision of the Company Board to take such action and (y) in the event the decision relates to a Takeover Proposal, the material terms and conditions of the Takeover Proposal, including the identity of the party making such Takeover Proposal and, if available, a copy of the relevant proposed transaction agreements with such party and other material documents, (B) the Company shall have given Parent and MergerCo four Business Days after delivery of each such notice to propose revisions to the terms of this Agreement (or make another proposal) and shall have negotiated in good faith with Parent and MergerCo with respect to such proposed revisions or other proposal, if any, and (C) the Company Board shall have determined in good faith, after considering the results of such negotiations and giving effect to the proposals made by Parent and MergerCo, if any, and after consultation with outside legal counsel, that failure to withdraw, modify or amend the Company Board Recommendation would be reasonably likely to constitute a breach of its fiduciary obligations to the shareholders of the Company under applicable Laws; provided, that, in the event the Company Board does not make the determination referred to in clause (C) of this paragraph but thereafter determines to withdraw, modify, qualify or amend the Company Board Recommendation pursuant to this Section 6.4(d)(iii), the procedures referred to in clauses (A), (B) and (C) above shall apply anew and shall also apply to any subsequent withdrawal, amendment, qualification or modification.

(e) Nothing in this Section 6.4 shall prohibit the Company Board from disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act; provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall be deemed to be a withdrawal, modification, qualification or amendment of the Company Board Recommendation in a manner adverse to Parent or MergerCo unless the Company Board (x) expressly reaffirms its recommendation to its shareholders in favor of adoption of this Agreement or, (y) rejects such other Takeover Proposal.

Section 6.5 Notices of Certain Events. (a) The Company will notify Parent and MergerCo promptly of (i) any communication from (x) any Governmental Entity, (y) any counterparty to any Company Joint Venture or (z) any counterparty to any Contract that alone, or together with all other Contracts with respect to which communication is received, is material to the Company and its Subsidiaries, taken as a whole, alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives), (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives), (iii) any Legal Actions commenced against or otherwise affecting the Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives), and (iv) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time which results in, or is reasonably likely to cause the conditions set forth in Section 7.2(a) or 7.2(b) of this Agreement not to be satisfied or result in such satisfaction being materially delayed. With respect to any of the foregoing, the Company will consult with Parent and its Representatives so as to permit the Company and Parent and their respective Representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

(b) Parent will notify the Company promptly of (i) any communication from any Governmental Entity alleging that the consent of such Governmental Entity (or other Governmental Entity) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Parent or its Representatives), (ii) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (and the response thereto from Parent or its Representatives), or (iii) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the conditions set forth in Section 7.3(a) or 7.3(b) of this Agreement not to be satisfied or result in such satisfaction being materially delayed.

Section 6.6 Proxy Material; Shareholder Meeting. (a) In connection with the Company Shareholders Meeting, the Company will (i) as promptly as reasonably practicable after the date of this Agreement prepare and file with the SEC the Company Proxy Statement relating to the Merger and the other transactions contemplated hereby, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will provide copies of such comments to Parent promptly upon receipt, (iii) as promptly as reasonably practicable prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) use all reasonable efforts to have cleared by the SEC and will thereafter mail to its shareholders as promptly as reasonably practicable, the Company Proxy Statement and all other customary proxy or other materials for meetings such as the Company Shareholders Meeting, (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company shareholders (in the case of the Company Proxy Statement) any supplement or amendment to the Company Proxy Statement if any event shall occur which requires such action at any time prior to the Company Shareholders Meeting, and (vi) otherwise use all reasonable efforts to comply with all requirements of Law applicable to the Company Shareholders Meeting and the Merger. Parent shall cooperate with the Company in connection with the preparation and filing of the Company Proxy Statement, including furnishing the Company upon request with any and all information as may be required to be set forth in the Company Proxy Statement under the Exchange Act. The Company will provide Parent a reasonable opportunity to review and comment upon the Company Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC. In connection with the filing of the Company Proxy Statement, the Company and Parent will cooperate to (i) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filing and will consult with each other prior to providing such response, (ii) as promptly as reasonably practicable after consulting with each other, prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, and (iv) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company shareholders any supplement or amendment to the Company Proxy Statement if any event shall occur which requires such action at any time prior to the Company Shareholders Meeting.

(b) The Company Proxy Statement will include the Company Board Recommendation unless the Company Board has withdrawn, modified or amended the Company Board Recommendation to the extent permitted under Section 6.4(d).

(c) The Company will call and hold the Company Shareholders Meeting as promptly as practicable following the date of this Agreement for the purpose of obtaining the Requisite Company Vote. The Company will (a) take all reasonable actions permitted by Law to solicit or cause to be solicited from its shareholders proxies in favor of adoption of this Agreement and (b) subject to Section 6.4(d), take all other reasonable action necessary to secure the Requisite Company Vote, including, if requested by Parent (and at Parent’s expense) engaging a nationally recognized proxy solicitor reasonably acceptable to Parent. Notwithstanding anything herein to the contrary, unless this Agreement is terminated in accordance with Section 8.1, 8.2, 8.3 or 8.4, the Company will take all of the actions contemplated by this Section 6.6 regardless of whether the Company has approved, endorsed or recommended another Takeover Proposal or has withdrawn, modified or amended the Company Board Recommendation, and will submit this Agreement for adoption by the shareholders of the Company at such meeting.

Section 6.7 Employees; Benefit Plans. (a) For a period of one year following the Closing Date (the “Continuation Period”), the Surviving Corporation will provide current employees of the Company and its Subsidiaries (other than those employees covered by a collective bargaining agreement) as of the Effective Time who continue employment with the Surviving Corporation (“Employees”) with compensation and benefits that are no less favorable in the aggregate than either (i) those provided under the Company’s compensation and benefit plans, programs, policies, practices and arrangements (excluding equity-based programs) in effect at the Effective Time (it being understood that discretionary incentive programs will remain discretionary) or (ii) those provided to similarly situated employees of the Surviving Corporation and its Affiliates; provided, however, that nothing herein will prevent the amendment or termination of any specific plan, program or arrangement, require that the Surviving Corporation provide or permit investment in the securities of the Surviving Corporation or any of its Affiliates or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to comply with applicable Law. Notwithstanding anything to the contrary set forth herein, nothing herein shall preclude the Surviving Corporation from terminating the employment of any Employee for any reason for which the Company could have terminated such Employee prior to the Effective Time.

(b) Subject to Section 3.5, the Surviving Corporation and its Affiliates will honor all Company Benefit Plans (including any severance, retention, change of control and similar plans, agreements and written arrangements) in accordance with their terms as in effect immediately prior to the Effective Time, subject to any amendment or termination thereof that may be permitted by such plans, agreements or written arrangements.

(c) Under the employee benefit plans of the Surviving Corporation and its Affiliates providing benefits to any Employees after the Effective Time (the “New Plans”), each Employee will be credited with his or her years of service with the Company and its Affiliates before the Effective Time (including predecessor or acquired entities or any other entities for which the Company and its Affiliates have given credit for prior service), to the same extent as such Employee was entitled, before the Effective Time, to credit for such service under the corresponding Company Benefit Plan, for purposes of eligibility and vesting (but not benefit accrual), but shall not receive credit for any purpose where service credit for the applicable period is not provided to participants generally, and to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing (i) each Employee immediately will be eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a similar or comparable Company Benefit Plan in which such Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”) and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Employee, the Surviving Corporation will cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Company Benefit Plan, and the Surviving Corporation will cause any eligible expenses incurred by such Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) No provision of this Section 6.7 will create any third party beneficiary rights in any current or former employee, director or consultant of the Company or its Subsidiaries in respect of continued employment (or resumed employment) or any other matter, nor is any provision of this Section 6.7 intended to nor shall it be construed as amending in any way any Company Benefit Plan.

Section 6.8 Directors’ and Officers’ Indemnification and Insurance. (a) The Surviving Corporation will (i) maintain in effect for a period of six years after the Effective Time, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Effective Time (provided, that the Surviving Corporation may substitute therefor policies with reputable and financially sound carriers, of at least the same coverage and amounts containing terms and conditions that are no less favorable to the directors and officers of the Company) or (ii) obtain as of the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are no less favorable to the directors and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time; provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of 200% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement (the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, the Surviving Corporation will obtain that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium.

(b) The provisions of this Section 6.8 will survive the Closing and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and its successors and representatives after the Effective Time and their rights under this Section 6.8 are in addition to, and will not be deemed to be exclusive of, any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract, the Company Organizational Documents (or similar organizational document) of the Surviving Corporation or any of its Subsidiaries or otherwise.

(c) Following the Effective Time, the Surviving Corporation and each of its Subsidiaries shall include and maintain in effect in their respective Articles of Incorporation or bylaws (or similar organizational document) for a period of six years after the Effective Time, provisions regarding the elimination of liability of directors (or their equivalent), indemnification of officers and directors thereof and advancement of expenses which are, with respect to each such entity, no less advantageous to the intended beneficiaries than the corresponding provisions contained in such organizational documents as of the date of this Agreement.

(d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Persons, or (ii) transfers all or substantially all of its properties or assets to any Person, then and in each case, proper provision will be made so that the applicable successors, assigns or transferees assume the obligations set forth in this Section 6.8.

Section 6.9 All Reasonable Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Laws, each of the parties to this Agreement will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Article VII are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable, including (i) using all reasonable efforts to obtain all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and making all necessary registrations and filings and taking all steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) making, as promptly as practicable (and in any event within 20 Business Days), an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby and not extending any waiting period under the HSR Act or entering into any agreement with the U.S. Federal Trade Commission (the “FTC”) or the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party hereto, (iii) making, as promptly as practicable (and in any event within 15 Business Days), appropriate filings (a) under the EC Merger Regulation, if required, and (b) if required, under any other antitrust, competition or premerger notification, trade regulation Law, regulation or Order, (iv) obtaining all consents, approvals or waivers from, or taking other actions with respect to, third parties necessary or advisable to be obtained or taken in connection with the transactions contemplated by this Agreement; provided, however, that without the prior written consent of Parent, the Company and its Subsidiaries may not pay or commit to pay any material amount of cash or other consideration, or incur or commit to incur any material liability or other obligation, in connection with obtaining such consent, approval or waiver, (v) subject to first having used all reasonable efforts to negotiate a resolution of any objections underlying such lawsuits or other legal proceedings, using reasonable efforts to defend and contest any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including using reasonable efforts to seek to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed, and (vi) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby, and to fully carry out the purposes of this Agreement.

(b) Parent and the Company will cooperate and consult with each other in connection with the making of all such filings, notifications and any other material actions pursuant to this Section 6.9, subject to applicable Law, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed material written communication to any Governmental Entity and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party’s Affiliates to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that material may be redacted (x) as necessary to comply with contractual arrangements, and (y) as necessary to address good faith legal privilege or confidentiality concerns. The Company shall not consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Entity without the consent of Parent. The parties hereto may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.9 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the party delivering the materials.

(c) Each of Parent and the Company will promptly inform the other party upon receipt of any material communication from the FTC, the Antitrust Division or any other Governmental Entity regarding any of the transactions contemplated by this Agreement. If Parent or the Company (or any of their respective Affiliates) receives a request for additional information or documentary material from any such Governmental Entity that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The parties agree not to participate, or to permit their Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it so consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate. Each party will advise the other party promptly of any understandings, undertakings or agreements (oral or written) which the first party proposes to make or enter into with the FTC, the Antitrust Division or any other Governmental Entity in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party will use all reasonable efforts to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Laws.

(d) Notwithstanding the foregoing, nothing contained in this Agreement shall require or obligate Parent or its Affiliates to, and the Company shall not, without the prior written consent of Parent: (i) agree or otherwise become subject to any restrictions, conditions, limitations or other understanding on or with respect to the operation of the business of Parent, any of its Affiliates, or the Company in any material respect; or (ii) agree or otherwise be required to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), or divest itself of any business, assets or operations of Parent, any of its Affiliates, or the Company.

Section 6.10 Public Announcements. Parent and the Company will consult with each other before issuing any press release or otherwise making any public statements about this Agreement or any of the transactions contemplated by this Agreement. Neither Parent nor the Company will issue any such press release or make any such public statement prior to such consultation, except to the extent that the disclosing party determines in good faith it is required to do so by applicable Laws or requirements of the New York Stock Exchange or The Nasdaq Global Select Market, in which case that party will use all reasonable efforts to consult with the other party before issuing any such release or making any such public statement. The parties hereto agree that the initial press release to be issued in connection with the transactions contemplated by this Agreement shall be in the form heretofore agreed between Parent and the Company.

Section 6.11 Stock Exchange Listing. Promptly following the Effective Time, the Surviving Corporation will cause the Shares to be delisted from The Nasdaq Global Select Market and deregistered under the Exchange Act.

Section 6.12 Fees and Expenses. Whether or not the Merger is consummated, all expenses (including those payable to Representatives) incurred by any party to this Agreement or on its behalf in connection with this Agreement and the transactions contemplated by this Agreement (“Expenses”) will be paid by the party incurring those Expenses, except as otherwise provided in Sections 8.6 and 8.7 and except that the HSR filing fee and any filing fee required under the German pre-merger notification Law shall be paid by Parent.

Section 6.13 Takeover Statutes. If any takeover statute is or becomes applicable to this Agreement, the Voting Agreements, the Merger or the other transactions contemplated by this Agreement or the Voting Agreements, each of Parent and the Company and their respective boards of directors will (a) take all necessary action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such takeover statute.

Section 6.14 Resignations. To the extent requested by Parent in writing prior to Closing Date, on the Closing Date, the Company shall cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of the Company Subsidiaries designated by Parent and shall take such other action as is necessary to accomplish the foregoing.

Section 6.15 Shareholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated hereby, and no such litigation shall be settled without Parent’s prior written consent.

Section 6.16 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

ARTICLE VII

CONDITIONS

Section 7.1 Mutual Conditions to Closing. The respective obligation of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) Company Shareholder Approval. The Requisite Company Vote shall have been obtained.

(b) Regulatory Approvals. The waiting periods applicable to the consummation of the Merger (or any extension thereof) under (i) the HSR Act and (ii) the German pre-merger notification Law, shall both have expired or been terminated.

(c) No Injunctions or Restraints. No Governmental Entity will have enacted, issued, promulgated, enforced or entered any Laws or Orders (whether temporary, preliminary or permanent) that enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

Section 7.2 Conditions to Obligation of Parent and MergerCo. The obligations of Parent and MergerCo to effect the Merger are also subject to the satisfaction or waiver by Parent and MergerCo on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Sections 4.2 (Corporate Authority), 4.3 (Capitalization), 4.7(a) (Vote Required) and 4.23 (Brokers and Finders) shall be true and correct in all respects (except, in the case of Section 4.3 for such inaccuracies as are de minimis and except in the case of Sections 4.2, 4.7(a) and 4.23 for such inaccuracies as are not material), in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) all other representations and warranties of the Company set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the events, states of facts, circumstances, developments, changes or effects causing the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or Company Material Adverse Effect set forth therein) do not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, state of fact, circumstance, development, change or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Officers Certificate. Parent will have received a certificate, signed by an officer of the Company, certifying as to the matters set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c).

(e) Absence of Pending Litigation. No proceeding instituted by a Governmental Entity seeking any Laws or Orders having the effects contemplated by Section 7.1(c) shall be pending.

Section 7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and MergerCo set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the events, state of facts, circumstances, developments, changes or effects causing the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or Parent Material Adverse Effect set forth therein) do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or MergerCo to consummate the transactions contemplated hereby.

(b) Performance of Covenants. Parent and MergerCo shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them hereunder.

(c) Officers Certificate. The Company will have received a certificate, signed by the chief executive officer or the chief financial officer of Parent, certifying as to the matters set forth in Section 7.3(a) and Section 7.3(b).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination by Mutual Consent. This Agreement may be terminated, whether before or after receipt of the Requisite Company Vote, at any time prior to the Effective Time by mutual written consent of Parent and the Company.

Section 8.2 Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time:

(a) whether before or after receipt of the Requisite Company Vote, if the Merger has not been consummated by May 8, 2007; provided, that (i) if, prior to the 10 Business Day period immediately prior to such date, the condition set forth in Section 7.1(b) has not been satisfied or waived, then at any time during such 10 Business Day period Parent may unilaterally extend such date for an additional 90 days by delivering written notice thereof to the Company, (ii) if Parent has not so extended pursuant to clause (i), prior to the Company exercising such termination right, it shall provide Parent with at least five Business Days prior written notice and, after receipt by Parent of such notice, Parent shall have the right, exercisable by written notice to the Company, to unilaterally extend such date for an additional 90 days if the condition to the parties’ obligation to consummate the Merger set forth in Section 7.1(b) has not been satisfied or waived, and (iii) the right to terminate this Agreement under this clause will not be available to any party to this Agreement whose failure to fulfill any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure to consummate the Merger by such date;

(b) if this Agreement has been submitted to the shareholders of the Company for adoption at a duly convened Company Shareholders Meeting and the Requisite Company Vote shall not have been obtained at such meeting (including any adjournment or postponement thereof); or

(c) whether before or after receipt of the Requisite Company Vote, if any Law prohibits consummation of the Merger or if any Order restrains, enjoins or otherwise prohibits consummation of the Merger, and such Order has become final and nonappealable.

Section 8.3 Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time:

(a) if (i) a Company Adverse Recommendation Change shall have occurred, or (ii) the Company Board approves, endorses or recommends any Takeover Proposal other than the Merger, or announces its intention to do any of the foregoing, in any case whether or not permitted by Section 6.4; or

(b) if the Company (i) materially breaches its obligations under Sections 6.4, 6.6(b) or 6.6(c), or the Company Board or any committee thereof shall resolve to do any of the foregoing or (ii) (A) materially breaches its obligations under Section 6.6(a) and (B) such breach is not cured within 5 calendar days after the Company’s receipt of written notice asserting such breach or failure from Parent; or

(c) if a breach or failure of any representation, warranty or covenant of the Company contained in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (ii) has not been cured by the Company within 10 calendar days after the Company’s receipt of written notice of such breach or failure from Parent.

Section 8.4 Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time:

(a) if a breach or failure of any representation, warranty or covenant of Parent or MergerCo contained in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (ii) has not been cured by Parent or MergerCo within 10 calendar days after Parent’s receipt of written notice of such breach or failure from the Company; or

(b) if prior to obtaining the Requisite Company Vote, (i) a Company Adverse Recommendation Change has occurred pursuant to and in accordance with the provisions of Section 6.4, (ii) concurrently with such termination the Company enters into a definitive agreement providing for the consummation of a Superior Proposal pursuant to and in accordance with the provisions of Section 6.4 and (iii) in accordance with Section 8.6, the Company pays to Parent the Company Termination Fee.

Section 8.5 Effect of Termination. If this Agreement is terminated pursuant to this Article VIII, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any shareholder, director, officer, employee, agent or Representative of such party); provided, that, nothing in this Section 8.5 (including termination) shall relieve any party to this Agreement of liability for willful breach. The provisions of Section 6.12, this Section 8.5, Section 8.6, Section 8.7 and Article IX will survive any termination of this Agreement.

Section 8.6 Company Termination Fee. (a) The Company will pay, or cause to be paid, to an account or accounts designated by Parent, by wire transfer of immediately available funds an amount equal to $22,500,000 (the “Company Termination Fee”):

(i) if this Agreement is terminated (A) by Parent pursuant to Section 8.3(a) or Section 8.3(b), in which event payment will be made within two Business Days after such termination or (B) by the Company pursuant to Section 8.4(b), in which event payment will be made concurrently with such termination; or

(ii) if (A) a Takeover Proposal (or the intention of any Person to make one), whether or not conditional, shall have been made known to or proposed to the Company or otherwise publicly announced or disclosed prior to the receipt of the Requisite Company Vote, (B) this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(a) (but, only for purposes of this Section 8.6(a)(ii), only if the Requisite Company Vote has not been received at the time of such termination) or Section 8.2(b) or by Parent pursuant to Section 8.3(c), and (C) within 15 months following the date of such termination, the Company enters into a definitive agreement providing for the implementation of any Takeover Proposal or consummates any Takeover Proposal (whether or not such Takeover Proposal was the same Takeover Proposal referred to in the foregoing clause (A)), in which event payment will be made on or prior to the date on which the Company enters into such definitive agreement or consummates such Takeover Proposal, as applicable. For purposes of the foregoing clause (C) only, references in the definition of the term “Takeover Proposal” to the figure “15%” will be deemed to be replaced by the figure “50%.”

(b) The Company acknowledges that the agreements contained in Section 8.6(a) are an integral part of the transactions contemplated by this Agreement, that without these agreements Parent and MergerCo would not have entered into this Agreement, and that any amounts payable pursuant to Section 8.6(a) do not constitute a penalty. If the Company fails to pay Parent and MergerCo any amounts due to Parent and MergerCo pursuant to Section 8.6(a) within the time periods specified in Section 8.6(a), the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Parent and MergerCo in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(c) Except as set forth in this Section 8.6 and in Section 8.7, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid in accordance with the provisions of Section 6.12.

Section 8.7 Parent Termination Fee.

(a) In the event that (i)(A) this Agreement is terminated by Parent, on the one hand, or the Company, on the other hand, pursuant to Section 8.2(a) and (B) at the time of such termination, all conditions to the obligations of the parties to consummate the Merger have been satisfied or waived other than those set forth in Section 7.1(b) or Section 7.1(c), or (ii) this Agreement is terminated by Parent, on the one hand, or the Company, on the other hand, pursuant to Section 8.2(c), then in either case Parent shall pay promptly (but in any event within two Business Days) following receipt of an invoice therefor, all of the Company’s actual and reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by the Company and its Subsidiaries on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement as directed by the Company in writing, which amount shall not be greater than $1 million.

(b) Parent acknowledges that the agreements contained in Section 8.7(a) are an integral part of the transactions contemplated by this Agreement, that without these agreements the Company would not have entered into this Agreement, and that any amounts payable pursuant to Section 8.7(a) do not constitute a penalty. If Parent fails to pay the Company any amounts due to the Company pursuant to Section 8.7(a) within the time period specified in Section 8.7(a), Parent shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the Company in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

Section 8.8 Amendment. This Agreement may be amended by the parties to this Agreement at any time prior to the Effective Time, whether before or after shareholder approval hereof, provided that (a) after necessary approval of this Agreement and the Merger by the shareholders of the Company, no amendment that requires further shareholder approval under applicable Laws will be made without such required further approval and (b) such amendment has been duly authorized or approved by each of Parent, MergerCo and the Company. This Agreement may not be amended except by an instrument in writing signed by each of the parties to this Agreement.

Section 8.9 Extension; Waiver. At any time prior to the Effective Time, Parent and MergerCo, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement, or (c) unless prohibited by applicable Laws, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Interpretation. The headings in this Agreement are for reference only and do not affect the meaning or interpretation of this Agreement. Definitions will apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. All references in this Agreement and the Company Disclosure Letter to Articles, Sections and Exhibits refer to Articles and Sections of, and Exhibits to, this Agreement unless the context requires otherwise. The words “include,” “includes” and “including” are not limiting and will be deemed to be followed by the phrase “without limitation.” The phrases “herein,” “hereof,” “hereunder” and words of similar import will be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. The word “or” will be inclusive and not exclusive unless the context requires otherwise. Unless the context requires otherwise, any agreements, documents, instruments or Laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented, including (a) in the case of agreements, documents or instruments, by waiver or consent and (b) in the case of Laws, by succession of comparable successor statutes. All references in this Agreement to any particular Law will be deemed to refer also to any rules and regulations promulgated under that Law. References to a Person also refer to its predecessors and successors and permitted assigns.

Section 9.2 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 9.2 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

Section 9.3 Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Virginia, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Agreement.

Section 9.4 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a

Legal Action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.4.

Section 9.5 Notices. Any notice, request, instruction or other communication under this Agreement will be in writing and delivered by hand or overnight courier service or by facsimile:

If to Parent or MergerCo, to:

Northrop Grumman Space & Mission Systems Corp.

1840 Century Park East

Los Angeles, CA 90067-2199

Attention:  Corporate Vice President and General Counsel

Facsimile:  310 556-4558

with a copy (which will not constitute notice to Parent or MergerCo) to:

Northrop Grumman Space & Mission Systems Corp.

1840 Century Park East

Los Angeles, CA 90067-2199

Attention:  Director Strategic Transactions

Facsimile:  310-201-3088

and with a copy (which will not constitute notice to Parent or MergerCo) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention:  David Shine, Esq.

Facsimile:  212 859-4000

If to the Company, to:

Essex Corporation

6708 Alexander Bell Drive

Columbia, MD 21046

Attention:  Leonard E. Moodispaw

Facsimile:  301 953-7880

with a copy (which will not constitute notice to the Company) to:

Hogan & Hartson L.L.P.

111 South Calvert Street, Suite 1600

Baltimore, MD 21202

Attention:  A. Lynne Puckett, Esq.

Facsimile:  410 539-6981

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication will be effective (a) if delivered by hand or overnight courier, when such delivery is made at the address specified in this Section 9.5, or (b) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 9.5 and appropriate confirmation is received.

Section 9.6 Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter, and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

Section 9.7 No Third-Party Beneficiaries. Except as provided in Section 6.8, this Agreement is not intended to, and shall not, confer any rights or remedies upon any Person other than the parties to this Agreement.

Section 9.8 Severability. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

Section 9.9 Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.

Section 9.10 Assignment. This Agreement may not be assigned by operation of Law or otherwise. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.10 will be null and void.

Section 9.11 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 9.12 Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in accordance with Article VIII, the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.13 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

NORTHROP GRUMMAN SPACE & MISSION SYSTEMS CORP.

By:	/s/ JAMES L. SANFORD
Name:	James L. Sanford
Title:	President & Treasurer

EAGLE TRANSACTION CORPORATION

By:	/s/ JAMES L. SANFORD
Name:	James L. Sanford
Title:	President & Treasurer

ESSEX CORPORATION

By:	/s/ LEONARD E. MOODISPAW
Name:	Leonard E. Moodispaw
Title:	Chairman, CEO and President

Exhibit A to Annex A

AMENDED AND RESTATED

ARTICLES

OF INCORPORATION

OF

ESSEX CORPORATION

ARTICLE I

SECTION 1. Name. The name of the corporation is Essex Corporation (the “Corporation”).

ARTICLE II

SECTION 1. Purpose. The Corporation is organized under the Virginia Stock Corporation Act for the purpose of engaging in any lawful business that is not required to be stated in the Articles of Incorporation. The Corporation shall have all powers not expressly prohibited by law.

ARTICLE III

SECTION 1. Authorized Shares. The number of shares the Corporation is authorized to issue is set forth below, together with the designation thereof and the par value per share:

Number of Shares	Class Designation	Par Value Per Share
5,000	Common	$.01

SECTION 2. Preemptive Rights. No holder of outstanding shares shall have any preemptive right with respect to: (a) any shares of any class of the Corporation, whether now or hereafter authorized; (b) any warrants, rights or options to purchase any such shares; or (c) any obligations convertible into any such shares or into warrants, rights or options to purchase any such shares.

SECTION 3. Voting and Distributions. The holders of the Common Shares shall have unlimited voting rights and shall be entitled to receive the net assets of the Corporation upon the liquidation of the Corporation, its dissolution or the winding up of its affairs.

ARTICLE IV

SECTION 1. Director and Officer Indemnification and Liability. Each Director and officer of the Corporation shall be entitled to indemnity, including indemnity with respect to a proceeding by or in the right of the Corporation, to the fullest extent required or permitted under the provisions of the Virginia Stock Corporation Act, except any indemnity against willful misconduct, a knowing violation of the criminal law or a knowing violation of any federal or state securities law. No amendment or repeal of this Article IV shall apply or have any effect on the rights provided under this Article IV with respect to any omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to make such indemnity and shall promptly pay or reimburse all reasonable expenses, including attorneys’ fees, incurred by any such officer or director in connection with such actions and determinations or proceedings of any kind arising therefrom.

SECTION 1.1. The Corporation shall promptly pay for or reimburse the reasonable expenses, including attorney’s fees, incurred by an officer or director of the Corporation in connection with any proceeding (whether or not made a party) arising from his or her status as such officer or director, in advance of final disposition of any such proceeding upon receipt by the Corporation from such officer or director of (a) a written statement of good faith belief that he or she is entitled to indemnity by the Corporation, and (b) a written undertaking, executed personally or on his or her behalf, to repay the amount so paid or reimbursed if after final disposition of such proceeding it is determined that he or she did not meet the applicable standard of conduct.

SECTION 1.2. The rights of each officer or director of the Corporation under this Article IV or as otherwise provided by law shall continue regardless of cessation of their status as an officer or director of the Corporation, as the case may be, and shall inure to the benefit of their respective heirs, executors, administrators and legal representatives. Such rights shall not prevent or restrict the power of the Corporation to make or provide any further indemnity, or provisions for determining entitlement to indemnity pursuant to one or more indemnification agreements, Bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the directors of the Corporation shall be a party to or beneficiary of any such agreements, Bylaws or arrangements); provided, however, that any provision of such agreements, Bylaws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article IV or applicable laws of the Commonwealth of Virginia.

SECTION 1.3. The rights to indemnity and payment or reimbursement of expenses provided under this Article IV shall extend to any individual who, while a director or officer of the Corporation, is or was serving at the Corporation’s request as a director, officer, partner, trustee (including service as a named fiduciary), employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

SECTION 1.4. The provisions of this Article IV shall be applicable regardless of when a transaction, occurrence or course of conduct on which a proceeding is based, in whole or in part, took place.

SECTION 1.5. Each provision of this Article IV shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision. The provisions of this Article IV shall be in addition to, and not in limitation of, all rights to indemnity and payment or reimbursement of expenses required or permitted by applicable provisions of law.

SECTION 1.6. In any proceeding brought by a shareholder of the Corporation in the right of the Corporation, or brought by or on behalf of shareholders of the Corporation, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of this Article IV, except for liability resulting from such persons having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law, according to the provisions of the Virginia Stock Corporation Act.

Dated:                      , 2006

By:
Name:
Title:

Annex B

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of November 8, 2006 by and between Northrop Grumman Space & Mission Systems Corp., an Ohio corporation (“Parent”), and the undersigned securityholder (“Stockholder”) of Essex Corporation, a Virginia corporation (the “Company”).

RECITALS:

A. Parent, the Company and Merger Sub (as defined below) are concurrently entering into a Merger Agreement (the “Merger Agreement”), which provides for the merger (the “Merger”) of Eagle Transaction Corporation, a Virginia corporation (“Merger Sub”), with and into the Company, pursuant to which all outstanding capital stock of the Company will be converted into the right to receive the consideration set forth in the Merger Agreement.

B. Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of the outstanding capital stock of the Company, and such number of shares of capital stock of the Company issuable upon the exercise of outstanding options and warrants, as set forth on the signature page hereof.

C. As an inducement and a condition to entering into the Merger Agreement by Parent, Parent has requested that Stockholder agree, and Stockholder has agreed (in his or her capacity as such, and not in any other capacity, including as a director or officer of the Company, as applicable), to enter into this Agreement in order to facilitate the consummation of the Merger.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1. Definitions. For the purposes of this Agreement, capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in the Merger Agreement.

(a) “Expiration Date” shall mean the earliest to occur of (i) the six month anniversary of the date and time as the Merger Agreement shall have been validly terminated according to its terms, and (ii) the date and time as the Merger shall become effective in accordance with the terms and conditions set forth in the Merger Agreement.

(b) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(c) “Shares” shall mean: (i) all securities of the Company (including all shares of capital stock of the Company and all preferred stock, options, warrants and other rights to acquire shares of capital stock of the Company) owned by Stockholder as of the date of this Agreement, and (ii) all additional securities of the Company (including all additional shares of capital stock of the Company and all additional options, warrants and other rights to acquire shares of capital stock of the Company) which Stockholder acquires beneficial ownership during the period commencing with the execution and delivery of this Agreement until the Expiration Date.

(d) “Transfer” shall mean, with respect to any security, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the gift, placement in trust, or other disposition of such security (excluding transfers by testamentary or intestate succession or otherwise by operation of law) or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

2. Restriction on Transfer, Proxies and Non-Interference. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, Stockholder shall not, directly or indirectly, (A) cause or permit the Transfer of any of the Shares to be effected or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Stockholder’s voting or economic interest therein, (B) grant any proxies or powers of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into a voting agreement or other similar commitment or arrangement with respect to any of the Shares in contravention of the obligations of Stockholder under this Agreement, (C) request that the Company register the Transfer in contravention of this Agreement of any certificate or uncertificated interest representing any of the Shares or (D) permit any such Shares to be, or become subject to, any pledges, liens, preemptive rights, security interests, claims, charges or other encumbrances or arrangements (each, an “Encumbrance”).

3. Agreement to Vote Shares. During the period commencing on the date hereof and continuing until the Expiration Date, at every meeting of stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, Stockholder shall vote, to the extent not voted by the Person(s) appointed as proxies under Section 4, or shall cause the record holder of any Shares on the applicable record date to appear (in Person or by proxy) and vote the Shares:

(a) in favor of adoption and approval of the Merger Agreement and the Merger contemplated thereby, including each other action, agreement and transaction contemplated by or in furtherance of the Merger Agreement, the Merger and this Agreement;

(b) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Merger Agreement;

(c) except as otherwise agreed to in writing in advance by Parent, against any other action, proposal, transaction or agreement that would compete with or serve to interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger; and

(d) against any Takeover Proposal (other than the Takeover Proposal contemplated by the Merger Agreement).

4. Limited Irrevocable Proxy. Stockholder hereby irrevocably and unconditionally revokes any and all previous proxies granted with respect to the Shares. By entering into this Agreement, Stockholder hereby irrevocably and unconditionally grants a proxy appointing Ann Coons and Anna Lueje of Parent as such Stockholder’s attorneys-in-fact and proxies, with full power of substitution, for and in such Stockholder’s name, to vote, express, consent or dissent, or otherwise to utilize such voting power solely as specifically set forth in Section 3 as to the matters specified in Section 3. The proxy granted by Stockholder pursuant to this Section 4 is coupled with an interest and is irrevocable and is granted in consideration of Parent entering into this Agreement and incurring certain related fees and expenses. Notwithstanding the foregoing, the proxy granted by Stockholder shall be revoked upon termination of this Agreement in accordance with its terms. Such irrevocable proxy is executed and intended to be irrevocable in accordance with Section 13.1-663(D) of the Viriginia Stock Corporation Act (“VSCA”). Parent covenants and agrees that Ann Coons and Anna Lueje of Parent shall attend any stockholder meeting called with respect to the matters in Section 3 either in person or by proxy, and shall vote all the Shares as contemplated by Section 3 at any such meeting, including any adjournment or postponement thereof.

5. No Solicitations. From the date hereof until the Expiration Date, but subject to Section 12 hereof, Stockholder agrees neither Stockholder nor any of its Affiliates, officers or directors shall, and Stockholder shall not permit Stockholder’s or its Affiliates’ employees, agents or representatives, including any investment banker, attorney, consultant or accountant (collectively, “Representatives”) on its behalf to, initiate, solicit or knowingly encourage any inquiries or the making of, any Takeover Proposal from any Person other than Parent. Stockholder further agrees that, from the date hereof until the Expiration Date, Stockholder shall not, and Stockholder shall not permit any of its Representatives to, (i) engage in any discussions or negotiations with, or provide any confidential or non-public information or data to, any Person other than Parent relating to a Takeover Proposal, (ii) knowingly encourage any effort or attempt by any Person other than Parent to make or implement a Takeover Proposal, or (iii) execute or enter into with any Person other than Parent, any letter of intent, exclusivity agreement, agreement in principle, voting agreement, acquisition agreement, option agreement, or other similar agreement related to any Takeover Proposal. Stockholder agrees that it, its Affiliates, officers, directors and Representatives will immediately upon execution of this Agreement cease and cause to be terminated any existing activities, discussions or negotiations with any Persons other than Parent with respect to any Takeover Proposal.

6. Representations and Warranties and Agreements of Stockholder. Stockholder hereby represents and warrants to Parent that, as of the date hereof and at all times until the Expiration Date:

(a) Stockholder is the beneficial owner of all of the Shares set forth on the signature page of this Agreement. Stockholder has sole voting power and sole power of disposition with respect to all of the Shares set forth on the signature page of this Agreement, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. Stockholder does not beneficially own any securities of the Company other than the Shares set forth on the signature page of this Agreement, as supplemented from time to time pursuant to Section 10 hereof.

(b) The Shares are free and clear of any Encumbrances or other encumbrances of any kind or nature.

(c) Stockholder has the legal capacity, power and authority to enter into and perform all of Stockholder’s obligations under this Agreement. The execution, delivery and performance of this Agreement by Stockholder will not violate or breach, and will not give rise to any violation or breach of, Stockholder’s certificate of formation or limited liability company agreement or other organizational documents (if Stockholder is not an individual), or any law, court order, contract, instrument, arrangement or agreement by which such Stockholder is a party or is subject, including, without limitation, any voting agreement or voting trust. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, subject to general principles of equity and as may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.

(d) The execution and delivery of this Agreement by Stockholder does not, and, to the best of Stockholder’s knowledge, the performance by Stockholder of his, her or its obligations hereunder will not, require Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity, other than required filings under Section 13 of the Exchange Act.

(e) Each Stockholder will, in its capacity as a beneficial owner of the Shares, at all times until the Expiration Date, (i) use all reasonable efforts to cooperate with the Company and Parent in connection with the Merger, (ii) promptly take such further actions and execute and deliver such additional documents as may be necessary or appropriate to consummate the Merger, (iii) provide any information reasonably requested by the Company or Parent for any regulatory application or filing made or approval sought for the Merger and (iv) make all filings with all third parties and Governmental Entities necessary for the consummation of the transactions contemplated by this Agreement and the Merger Agreement and other documents in connection with the Merger.

7. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder that, as of the date hereof, Parent has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by Parent will not violate or breach, and will not give rise to any violation or breach of, its articles of incorporation or any law, court order, contract, instrument, arrangement or agreement by which such Parent is a party or is subject. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to general principles of equity and as may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.

8. Consent. Stockholder consents and authorizes Parent and the Company to publish and disclose in the Company Proxy Materials (including all documents filed with the SEC in connection therewith) its identity and ownership of the Shares and the nature of its commitments, arrangements and understandings under this Agreement.

9. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Shares shall remain vested in and belong to Stockholder.

10. Stockholder Notification of Acquisition of Additional Shares. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, Stockholder shall promptly notify Parent of the number of any additional Shares and the number and type of any other voting securities of the Company acquired by Stockholder, if any, after the date hereof.

11. Appraisal Rights. Stockholder irrevocably waives and agrees not to exercise any rights (including, without limitation, under Article 15 of the VSCA) to demand appraisal of any of the Shares which may arise with respect to the Merger.

12. Actions of the Stockholder as Director or Officer. In the event the Stockholder is a director of the Company, notwithstanding anything to the contrary in this Agreement, but subject to compliance with the terms and conditions of Section 6.4 of the Merger Agreement and without limiting in any way any of the terms, conditions or obligations thereof, nothing in this Agreement is intended or shall be construed to require the Stockholder to take any action that is incompatible with the Stockholder’s fiduciary duties as a director of the Company or in any way limit any action that the Stockholder may take to discharge the Stockholder’s fiduciary duties as a director of the Company, and in the event the Stockholder is an officer of the Company, nothing in Section 5 of this Agreement is intended or shall be construed to prevent the Stockholder from taking any actions in accordance with the proper directions of the Board of Directors of the Company that are given in compliance with and subject to the terms, conditions and obligations of Section 6.4 of the Merger Agreement.

13. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b) Termination of Agreement. Except as set forth below, this Agreement shall terminate on the earlier to occur of the Expiration Date or such time as the parties hereto may mutually agree. In the event of the termination of this Agreement, this Agreement shall forthwith become null and void, there shall be no liability on the part of any of the parties and all rights and obligations of each party hereto shall cease; provided, however, that no termination of this Agreement shall relieve any party hereto from any liability for any breach of any provision of this Agreement prior to termination.

(c) Certain Events. This Agreement and the obligations hereunder shall attach to all of the Shares and shall be binding upon any Person to whom legal or beneficial ownership of any of the Shares shall pass, whether by operation of law or otherwise.

(d) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

(e) Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(f) Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, facsimile or by overnight courier:

If to Parent, to:

Northrop Grumman Space & Mission Systems Corp.

1840 Century Park East

Los Angeles, CA 90067-2199

Attention:  Corporate Vice President and General Counsel

Facsimile:  310 556-4558

with a copy (which will not constitute notice to Parent) to:

Northrop Grumman Space & Mission Systems Corp.

1840 Century Park East

Los Angeles, CA 90067-2199

Attention:  Director Strategic Transactions

Facsimile:  310-201-3088

and with a copy (which will not constitute notice to Parent) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention:  David Shine, Esq.

Facsimile:  212 859-4000

If to Stockholder, to the address for notice set forth on the signature page hereof.

or to such other persons or addresses as may be designated in writing by the Person to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile; or on the next business day after deposit with an internationally recognized overnight courier, if sent by such a courier.

(g) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable the remaining provisions hereof, shall, subject to the following sentence, remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

(h) No Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, waive compliance with any of the obligations contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such waiver or failure to insist on strict compliance with an obligation contained herein shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

(i) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Virginia, without regard to any applicable conflicts of law rules.

(j) Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek, without the posting of a bond, an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(k) Counterparts; Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

(l) Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such expense.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed, or caused this Voting Agreement to be executed by a duly authorized officer, as of the date first written above.

NORTHROP GRUMMAN SPACE AND MISSION SYSTEMS CORP.		STOCKHOLDER

By:		By:
	Signature of Authorized Signatory	Signature

Name:		Name:

Title:		Title:

Print Address

Shares beneficially owned:

shares of the Company Common Stock

shares of the Company Common Stock issuable upon the exercise of outstanding options, warrants or other rights

Annex C

Jefferies Quarterdeck 1399 New York Ave., N.W., Suite 400 Washington, DC 20005 tel 202.639.3980 fax 202.639.3987 www.jefco.com/JQ A division of Jefferies & Company, Inc.

November 8, 2006

The Board of Directors

Essex Corporation

6708 Alexander Bell Drive

Columbia, MD 21046

Members of the Board:

We understand that Essex Corporation (the “Company”), Northrop Grumman Space and Mission Systems Corp. (“Parent”), and Eagle Transaction Corporation, a subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated as of November 8, 2006 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”) in a transaction in which each outstanding share of common stock, no par value per share, of the Company (the “Common Stock”), other than shares of Common Stock owned by the Company, Parent, Merger Sub or any of their respective wholly owned subsidiaries, all of which shares will be cancelled, and other than shares as to which demands for appraisal rights have been properly made, if applicable, will be converted into the right to receive $24.00 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

Jefferies Quarterdeck, a division of Jefferies & Company, Inc. (“Jefferies Quarterdeck”), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services. We have been engaged by the Company to act as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is payable contingent upon consummation of the Merger. We also will be reimbursed for expenses incurred. The Company has agreed to indemnify Jefferies Quarterdeck against liabilities arising out of or in connection with the services rendered and to be rendered by Jefferies Quarterdeck under such engagement. We have, in the past, provided financial advisory services to an affiliate of Parent and may continue to do so and have received, and may receive, fees for the rendering of such services. In the ordinary course of our business, we and our affiliates may trade or hold securities of the Company and of certain affiliates of Parent for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities.

You have asked for our opinion as investment bankers as to whether the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

In conducting our analysis and arriving at the opinion expressed herein, we have, among other things, (i) reviewed a draft of the Merger Agreement dated as of November 8, 2006; (ii) reviewed the Company’s operations and prospects; (iii) reviewed certain financial and other information about the Company that was publicly available; (iv) reviewed information furnished to us by the Company’s management, including certain internal financial forecasts and analyses, budgets, reports and other information; (v) reviewed the share trading price history of the Common Stock for a period we deemed appropriate; (vi) reviewed the valuations of publicly traded companies that we deemed comparable in certain respects to the Company; (vii) reviewed the financial terms of selected acquisition transactions involving companies in lines of business that we deemed comparable in certain respects to the business of the Company; (viii) reviewed the premiums paid in selected acquisition transactions; and (ix) prepared a discounted cash flow analysis of the Company. In addition, we have conducted such other quantitative reviews, analyses and inquiries relating to the Company as we considered appropriate in rendering this opinion.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy, completeness and fair presentation of all financial and other information that was provided to us by the Company or that was publicly available (including, without limitation, the information described above), or that was otherwise reviewed by us. This opinion is expressly conditioned upon such information (whether written or oral) being complete, accurate and fair in all respects material to our analysis.

With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. The Company has informed us, however, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future performance of the Company. We express no opinion as to the Company’s financial forecasts or the assumptions on which they are made. In addition, in rendering this opinion we have assumed that the Company will perform in accordance with such financial forecasts for all periods specified therein. Although such financial forecasts did not form the principal basis for our opinion, but rather constituted one of many items that we employed, changes to such financial forecasts could affect the opinion rendered herein.

Accordingly, Jefferies Quarterdeck’s analyses must be considered as a whole. Considering any portion of such analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed herein. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

In our review, we did not obtain any independent evaluation or appraisal of the assets or liabilities of, nor did we conduct a comprehensive physical inspection of any of the assets of, the Company, nor have we been furnished with any such evaluations or appraisals or reports of such physical inspections, nor do we assume any responsibility to obtain any such evaluations, appraisals or inspections. Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We have made no independent investigation of any legal or accounting matters affecting the Company, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to the Company and its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to the Company and its stockholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to any holder of Common Stock.

In rendering this opinion we have also assumed with your consent that: (i) the transactions contemplated by the Merger Agreement will be consummated on the terms described in the Merger Agreement without any waiver of any material terms or conditions which would affect the amount or timing of receipt of the Consideration; (ii) there is not now, and there will not as a result of the consummation of the transactions contemplated by the Merger Agreement be, any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which the Company or any of its subsidiaries or affiliates is a party; and (iii) all material assets and liabilities (contingent or otherwise, known or unknown) of the Company were as set forth in the consolidated financial statements provided to us by the Company, as of the dates of such financial statements.

In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company, other than one party we solicited at the Company’s request and one other party with whom we had discussions that had approached the Company on an unsolicited basis.

It is understood that our opinion is for the use and benefit of the Board of Directors of the Company in its consideration of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transactions that might be available to the Company, nor does it address the underlying business decision by the Company to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of shares of Common Stock should vote on the Merger or any matter relating thereto. We express no opinion as to the price at which shares of Common Stock will trade at any future time. Except as otherwise expressly provided in our engagement letter with the Company, our opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any matter, without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

JEFFERIES QUARTERDECK
A division of Jefferies & Company, Inc.

ESSEX CORPORATION 6708 Alexander Bell Drive Columbia, Maryland 21046-2306

VOTE BY INTERNET,

TELEPHONE OR MAIL

24 HOURS A DAY, 7 DAYS A

WEEK

Your telephone or Internet vote authorizes the named proxies to vote these shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Essex Corporation., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
If you vote your proxy by Internet or telephone, you do NOT need to mail back your proxy card.

DETACH AND RETURN THIS PORTION ONLY.

THIS PROXY CARD IS VALID ONLY

WHEN SIGNED AND DATED.

The board of directors of Essex unanimously recommends

that you vote FOR the following proposals:

Vote on Proposals

		For	Against	Abstain

1.	To approve the Agreement and Plan of Merger, dated as of November 8, 2006 (as it may be amended from time to time, the “merger agreement”), between Northrop Grumman Space & Mission Systems Corp., Eagle Transaction Corporation and Essex Corporation.	☐	☐	☐

2.	To authorize the proxy holders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger agreement.	☐	☐	☐

The undersigned hereby acknowledges notification of the special meeting and receipt of the proxy statement dated December 8, 2006, relating to the special meeting.

In case of joint owners, each joint owner must sign. If signing for a corporation or partnership as an agent, attorney or fiduciary, indicate the capacity in which you are signing.

	YES	NO

Please indicate if you plan to attend this meeting	☐	☐

PLEASE MARK, DATE AND SIGN YOUR NAME AS IT APPEARS ON THIS CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.

Signature	Signature (if jointly held)	Date

Please date, sign and mail

your proxy card back as soon as possible!

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

ESSEX CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON JANUARY 10, 2007 AT 10:00 A.M., EASTERN TIME,

AT 6708 ALEXANDER BELL DRIVE, COLUMBIA, MARYLAND 21046

The undersigned, revoking all previous proxies, hereby appoints and authorizes Leonard E. Moodispaw, Lisa G. Jacobson and Kimberly J. DeChello, and each of them, as proxies with full power of substitution and resubstitution to represent the undersigned at the special meeting of shareholders of Essex Corporation, a Virginia corporation (“Essex”) to be held on Wednesday, January 10, 2007, and at any adjournments or postponements of the special meeting to vote all of the shares of the common stock of Essex which the undersigned would be entitled to vote, with all powers which the undersigned would possess if personally present.

The proxy holders will vote the shares represented by this proxy in the manner indicated herein. Unless a contrary direction is indicated, the proxy holders will vote FOR approval of the merger agreement and FOR the authorization of the proxy holders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger agreement.

PLEASE MARK, DATE AND SIGN YOUR NAME AS IT APPEARS ON THIS CARD

AND RETURN IT IN THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE)